                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                   THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/X/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         $15,541.59
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         333-75881
         -----------------------------------------------------------------------
     (3) Filing Party:
         Regis Corporation
         -----------------------------------------------------------------------
     (4) Date Filed:
         April 8, 1999
         -----------------------------------------------------------------------

                                     [LOGO]

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
                         300 INDUSTRIAL BOULEVARD, N.E.
                          MINNEAPOLIS, MINNESOTA 55413

                                                                  April 22, 1999

Dear Shareholder:

    You are cordially invited to attend a special meeting of the shareholders of The Barbers, Hairstyling for Men & Women, Inc. ("The Barbers") to be held on Thursday, May 20, 1999 at 9:00 a.m., at the offices of The Barbers, 300 Industrial Boulevard, N.E., Minneapolis, Minnesota. The Board of Directors has called the special meeting for the shareholders to consider and vote upon the acquisition of The Barbers by Regis Corporation ("Regis") pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated January 25, 1999 between The Barbers, Regis, and Regis Merger Sub, Inc., a wholly-owned subsidiary of Regis ("Merger Sub"). The acquisition will be accomplished by a merger of The Barbers and Merger Sub, with The Barbers being the surviving corporation (the "Merger"). As a result of the Merger, The Barbers will become a wholly-owned subsidiary of Regis. A copy of the Merger Agreement is attached to the enclosed Proxy Statement/Prospectus as Appendix A.

    As consideration for the Merger, you will receive 1/2 of one share of common stock of Regis for each share of common stock of The Barbers you own unless you exercise your right to dissent from the Merger and receive the fair cash value of your shares of common stock of The Barbers. The entire Board of Directors of The Barbers has carefully considered the terms and conditions of the Merger and has unanimously determined that the Merger is fair, from a financial point of view, and is in the best interests of The Barbers' shareholders. In addition, the independent, non-employee directors of The Barbers (the "Independent Directors") meeting as a separate group have carefully considered the terms and conditions of the Merger and have unanimously determined that the Merger is fair, from a financial point of view, and is in the best interests of The Barbers' shareholders.

    THE ENTIRE BOARD OF DIRECTORS AND THE INDEPENDENT DIRECTORS UNANIMOUSLY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE MERGER.

    In connection with its approval of the Merger Agreement and the Merger, the Board of Directors of The Barbers has received written opinions from its financial advisor, U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray") dated as of January 25, 1999 (the date on which the Board of Directors approved the Merger Agreement and the Merger) and dated as of April 20, 1999, to the effect that the consideration to be received by The Barbers' shareholders in the Merger is fair, from a financial point of view, to the shareholders of The Barbers. A copy of U.S. Bancorp Piper Jaffray's written opinion dated April 20, 1999, which sets forth a description of the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by U.S. Bancorp Piper Jaffray in rendering this opinion is attached to the accompanying Proxy Statement/Prospectus as Appendix B. The Board of Directors urges you to read carefully the opinion in its entirety.

    Approval of the Merger Agreement and the Merger requires the affirmative vote of a majority of the shares present and entitled to vote at the special meeting. As of March 15, 1999, the directors and executive officers of The Barbers and their affiliates may be deemed to beneficially own approximately 68% of the then outstanding common stock of The Barbers (not including common stock that may be acquired on the exercise of outstanding stock options and warrants). Each of the directors and executive officers of The Barbers has indicated that he or she intends to vote these shares FOR the approval of the Merger Agreement and the Merger. In addition, Florence F. Francis, Chairman of the Board of Directors of The Barbers, who as of March 15, 1999 may be deemed to beneficially own approximately 59% of the then outstanding common stock of The Barbers (not including common stock that she may acquire on the exercise of outstanding stock options and warrants) has agreed to vote all shares beneficially owned by her FOR the approval of the Merger Agreement and the Merger. Therefore, the approval of the Merger Agreement and the Merger by the shareholders of The Barbers is assured.

    The enclosed notice of special meeting and Proxy Statement/Prospectus contain details concerning the Merger. In addition, you may obtain information about Regis from documents filed by Regis with the Securities and Exchange Commission and you may obtain information about The Barbers from documents filed by The Barbers with the Securities and Exchange Commission some of which is included in enclosed Proxy Statement/Prospectus. We urge you to read and consider these documents carefully. Whether or not you plan to be at the special meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the special meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

Sincerely,

Florence F. Francis                Frederick A. Huggins, Jr.
CHAIRMAN OF THE BOARD              PRESIDENT AND CHIEF EXECUTIVE
                                   OFFICER

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
                         300 INDUSTRIAL BOULEVARD, N.E.
                          MINNEAPOLIS, MINNESOTA 55413

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 20, 1999

                            ------------------------

TO THE SHAREHOLDERS OF THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.:

    Notice is hereby given that a special meeting of the shareholders of The Barbers, Hairstyling for Men & Women, Inc., a Minnesota corporation ("The Barbers"), will be held on Thursday, May 20, 1999 at 9:00 a.m., at the offices of The Barbers, 300 Industrial Boulevard, N.E., Minneapolis, Minnesota, for the following purposes:

(1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of January 25, 1999 (the "Merger Agreement"), by and among The Barbers, Regis Corporation, a Minnesota corporation ("Regis"), and Regis Merger Sub, Inc., a Minnesota corporation and a wholly-owned subsidiary of Regis ("Merger Sub").

    Pursuant to the Merger Agreement,

       - Merger Sub will merge with and into The Barbers, the separate existence of Merger Sub will cease, and The Barbers will become a wholly-owned subsidiary of Regis (the "Merger"), and

       - Each outstanding share of common stock of The Barbers will be converted into the right to receive 1/2 of one share of common stock of Regis.

(2) To transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

    Only holders of The Barbers common stock at the close of business on April 19, 1999 will be entitled to notice of and to vote at the special meeting or any adjournment or postponement thereof.

    Under Minnesota law, shareholders of The Barbers are entitled to exercise of dissenters' rights and receive the fair value, in cash, of their shares. In order to exercise your dissenters' rights, you must strictly comply with the dissenters' rights procedures or you will lose your dissenters' rights. The dissenters' rights procedures are described in the enclosed Proxy Statement/Prospectus. See "The Merger--Dissenters' Rights of Appraisal."

    YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OF NOT YOU PLAN TO BE PRESENT AT THE SPECIAL MEETING. Proxies are revocable at any time prior to the time they are voted, and shareholders who are present at the special meeting may withdraw their proxies and vote in person if they so desire.

                                          By Order of the Board of Directors,
                                          Patricia D. Kessler
                                          SECRETARY

                                                     FILE PURSUANT TO RULE 424B3
                                                                FILED #333-75881

                   THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
                                PROXY STATEMENT
                  Special Meeting of Shareholders-May 20, 1999

                               REGIS CORPORATION
                                   PROSPECTUS
                        2,365,160 Shares of Common Stock

    The Barbers, Hairstyling for Men & Women, Inc. and Regis Corporation have executed an Agreement and Plan of Merger pursuant to which Regis will acquire The Barbers. The acquisition will be accomplished by a merger of The Barbers and Regis Merger Sub, Inc., a wholly-owned subsidiary of Regis, with The Barbers being the surviving corporation (the "Merger"). As a result of the Merger, The Barbers will become a wholly-owned subsidiary of Regis.

    If the Merger is completed, you will receive 1/2 of one share of common stock of Regis ("Regis Common Stock") for each share of common stock of The Barbers ("The Barbers Common Stock") you own unless you exercise your right to dissent from the Merger and receive the fair cash value of your shares of The Barbers Common Stock.

    This document is a proxy statement for The Barbers to use in soliciting proxies for a special meeting of shareholders called to consider and vote upon the Merger. This document is also a prospectus of Regis relating to the issuance of:

    - Up to 1,995,385 shares of Regis Common Stock to be issued to the shareholders of The Barbers upon the consummation of the Merger, and

    - 369,775 shares of Regis Common Stock to be issued upon the exercise of options and warrants to purchase shares of The Barbers Common Stock which will be automatically converted into options and warrants to purchase shares of Regis Common Stock upon the consummation of the Merger.

    FOR RISKS IN CONNECTION WITH THE MERGER, SEE "RISK FACTORS" BEGINNING ON PAGE 15 OF THIS PROXY STATEMENT/PROSPECTUS.

    The Nasdaq National Market lists Regis' common stock under the symbol "RGIS". On April 16, 1999, the last sale price of Regis' common stock, as reported by the Nasdaq National Market, was $26.00 per share. The Nasdaq National Market lists The Barbers' common stock under the symbol "BBHF". On April 16, 1999, the last sale price of The Barbers' common stock, as reported by the Nasdaq National Market, was $12.38 per share.

    This Proxy Statement/Prospectus, the accompanying notice of special meeting and form of proxy are first being mailed to shareholders of The Barbers on or about April 22, 1999.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OFFERED BY THIS PROXY STATEMENT/PROSPECTUS OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The date of this Proxy Statement/Prospectus is April 22, 1999.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER.................................................          1

SUMMARY................................................................................          5
  The Parties To The Merger............................................................          5
  The Merger...........................................................................          6
  The Special Meeting..................................................................          8
  The Merger Agreement.................................................................          8
  Regis Selected Historical Consolidated Financial Information.........................         10
  The Barbers Selected Historical Consolidated Financial Information...................         11
  Unaudited Comparative Per Share Data.................................................         12
  Comparative Market Price Data........................................................         13

RISK FACTORS...........................................................................         15
  Risks Related to the Business........................................................         15
    Increased competition in the hair care industry could have a material adverse
     effect on Regis' post-Merger business.............................................         15
    Increased competition for retail sites could have a material adverse effect on
     Regis' post-Merger business.......................................................         15
    Regis' and The Barbers inability to retain and hire qualified employees for its company-owned salons could have a material adverse effect on Regis' post-Merger
     business..........................................................................         15
    Regis' and The Barbers' inability to retain and attract qualified franchisees could
     have a material adverse effect on Regis' post-Merger business.....................         15
    The inability of Regis' and The Barbers' franchisees to obtain adequate capital and to overcome other factors affecting a franchisee's growth could have a material
     adverse effect on Regis' post-Merger business.....................................         16
    Changes in Regis' relationship with its suppliers could have a material adverse
     effect on Regis' post-Merger business.............................................         16
    Costs associated with year 2000 compliance issues could be greater than
     anticipated.......................................................................         16
  Risks Related to the Merger..........................................................         17
    The market price of Regis Common Stock will fluctuate..............................         17
    Difficulties related to the combination of the businesses of Regis and The Barbers
     could have a material adverse effect on Regis' post-Merger business...............         17
    Cost savings expected to result from the Merger are not achieved...................         17

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS......................................         17

THE BARBERS SPECIAL MEETING OF SHAREHOLDERS............................................         19
  General..............................................................................         19
  Date, Place, Time and Purpose........................................................         19
  Matters to be Considered at the Special Meeting......................................         19
  Record Date; Quorum..................................................................         19
  Votes Required for Approval of the Merger............................................         20
  Solicitation and Revocation of Proxies...............................................         20
  How Shares Will be Voted at the Special Meeting......................................         21
  Expenses.............................................................................         21

THE MERGER.............................................................................         21
  General..............................................................................         21
  Background of the Merger.............................................................         21
  The Barbers' Reasons for the Merger; Recommendation of The Barbers' Board of
    Directors..........................................................................         23
  Opinion of Financial Advisor to The Barbers..........................................         25

  Effective Time of the Merger.........................................................         30
  Terms of the Merger..................................................................         31
  Regulatory Approval..................................................................         31
  Interests of Certain Persons in the Merger...........................................         31
  Management of The Barbers After the Merger...........................................         32
  Accounting Treatment.................................................................         33
  Certain Federal Income Tax Consequences..............................................         33
  Nasdaq National Market Listing.......................................................         34
  Exchange Procedures..................................................................         34
  Dissenters' Rights of Appraisal......................................................         35
  Resales of Regis Common Stock Issued in the Merger; Affiliate Agreements.............         37

THE MERGER AGREEMENT...................................................................         38
  General..............................................................................         38
  Certain Representations and Warranties...............................................         38
  Certain Covenants....................................................................         39
  Limitation on Solicitation by The Barbers............................................         40
  Indemnification and Insurance........................................................         41
  The Barbers Options..................................................................         41
  Conditions to Obligation to Close....................................................         42
  Termination..........................................................................         43
  Amendment............................................................................         43
  Fees and Expenses....................................................................         43

BUSINESS OF THE BARBERS................................................................         44
  General..............................................................................         44
  Franchising Overview.................................................................         44
  History..............................................................................         44
  Franchised and Company Owned Salons..................................................         45
  Beauty Product and Equipment Distribution............................................         46
  Business Strategy....................................................................         46
  Competition..........................................................................         47
  Employees............................................................................         47
  Governmental Regulations.............................................................         47
  Franchise Development................................................................         48
  Trademarks and Service Marks.........................................................         48
  Properties...........................................................................         48
  Legal Proceedings....................................................................         49
  Market for the Common Stock Equity and Related Stockholders Matters..................         50

THE BARBERS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................................................................         51

DESCRIPTION OF REGIS CAPITAL STOCK.....................................................         57

COMPARISON OF SHAREHOLDER RIGHTS.......................................................         59

WHERE YOU CAN FIND MORE INFORMATION....................................................         61

LEGAL MATTERS..........................................................................         62

TAX OPINION............................................................................         63

EXPERTS................................................................................         63

INDEX TO FINANCIAL STATEMENTS
LIST OF APPENDICES

APPENDIX A:     Agreement and Plan of Merger dated as of January 25, 1999, between
                Regis Corporation, Regis Merger Sub, Inc. and The Barbers,
                Hairstyling for Men & Women, Inc.
APPENDIX B:     Opinion of U.S. Bancorp Piper Jaffray Inc.
APPENDIX C:     Minnesota Statutes Relating to Dissenters' Rights (Minnesota
                Statutes Sections 302A. 471 and 302A.473).

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY SHOULD THE BARBERS MERGE WITH REGIS?

A: The Board of Directors considered many factors in making its determination that The Barbers should merge with Regis. Among these factors were:

    - The receipt of a fairness opinion from U.S. Bancorp Piper Jaffray Inc.,

    - The chance for shareholders of The Barbers to recognize the intrinsic value that The Barbers Board of Directors believes The Barbers Common Stock contains but which they believe is not reflected in the trading prices of The Barbers Common Stock, and

    - The advantages a merger with Regis, a recognized leader in the hair care industry, provides to The Barbers.

Q: WHO IS REGIS?

A: Regis is the largest owner and operator of mall-based hair and retail hair product salons in the world. At December 31, 1998, Regis operated a total of 2,851 company-owned salons and franchised a total of 830 salons offering high quality hair care services and products in 50 states and certain foreign countries, principally the United Kingdom. Regis operates and franchises its salons primarily under the names Regis Hairstylists-Registered Trademark-, Supercuts-Registered Trademark-, SmartStyle-Registered Trademark-, MasterCuts-Registered Trademark-, Trade Secret-Registered Trademark-, HairMasters-Registered Trademark-, StyleAmerica-Registered Trademark-, and Hair Express-Registered Trademark-. Regis' executive offices are located at 7201 Metro Boulevard, Minneapolis, Minnesota 55439, and its telephone number is (612) 947-7777. At December 31, 1998, Regis had total assets of approximately $422 million, total liabilities of approximately $213 million and shareholders' equity of approximately $209 million.

Q: WHO IS REGIS MERGER SUB, INC.?

A: Regis Merger Sub, Inc. is a Minnesota corporation and a wholly-owned subsidiary of Regis formed for the purpose of facilitating the merger of Regis and The Barbers.

Q: WHAT WILL I RECEIVE IN EXCHANGE FOR THE BARBERS COMMON STOCK THAT I OWN?

A: Unless you demand dissenters' rights and satisfy the procedures relating to dissenters' rights, upon consummation of the Merger, each share of The Barbers Common Stock you own will be converted automatically into the right to receive 1/2 of a share of Regis Common Stock (the "Conversion Ratio"). Because the Conversion Ratio is fixed and the market price of the Regis Common Stock that shareholders of The Barbers will receive in the Merger will vary, you cannot be sure of the market value of Regis Common Stock you will receive in the Merger. Based on the last sale price of the Regis common stock on January 22, 1999, the last trading day immediately before the day the Merger was first made public, the Conversion Ratio represents a premium of approximately 27% over the average last sale price for The Barbers common stock for the four week trading period immediately preceding the date on which the Merger was first made public. The Regis Common Stock that you will receive if the Merger is consummated will be publicly traded and will be listed on the Nasdaq National Market under the symbol "RGIS".

Q: WHAT DO I NEED TO DO NOW?

A: After you have carefully read this document and other documents to which this document refers you to, just indicate on the enclosed proxy card how you want to vote. Sign and mail your proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible so that your shares may be represented and voted at the special meeting called to consider and vote upon the Merger.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER?

A: In order to approve the Merger, holders of a majority of the shares of The
    Barbers Common Stock present at the special meeting and entitled to vote at the special meeting must vote in favor of the Merger. As of March 15, 1999, the directors and executive officers of The Barbers and their affiliates may be deemed to beneficially own approximately 68% of the then outstanding common stock of The Barbers (not including common stock that may be acquired on the exercise of outstanding stock options and warrants). Each of the directors and executive officers of The Barbers has indicated that he or she intends to vote these shares FOR the approval of the Merger Agreement and the Merger. In addition, Florence F. Francis, Chairman of the Board of Directors of The Barbers, who as of March 15, 1999 may be deemed to beneficially own approximately 59% of the then outstanding common stock of The Barbers (not including common stock that she may acquire on the exercise of outstanding stock options and warrants) has agreed to vote all shares beneficially owned by her FOR the approval of the Merger Agreement and the Merger. Therefore, the approval of the Merger Agreement and the Merger by the shareholders of The Barbers is assured.

    Although approval of the Merger Agreement and the Merger is assured, your vote is important. The Board of Directors encourages you to complete the enclosed proxy card and return it to us as soon as possible.

Q: WHERE AND WHEN IS THE SPECIAL MEETING?

A: The special meeting of the shareholders of The Barbers will be held on Thursday, May 20, 1999 at 9:00 a.m., at the offices of The Barbers, 300 Industrial Boulevard, N.E., Minneapolis, Minnesota.

Q: WHO CAN VOTE AT THE SPECIAL MEETING?

A: Only holders of common stock of The Barbers at the close of business on April
    19, 1999, may vote at the special meeting. Each share of common stock of The Barbers is entitled to one vote.

Q: IF MY SHARES OF COMMON STOCK OF THE BARBERS ARE HELD IN "STREETNAME" BY MY
    BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. The law does not allow your broker to vote your shares of common stock of The Barbers without your instruction. Accordingly, if your shares are held in "streetname" by your broker, you must instruct your broker how to vote your shares at the special meeting. You will receive materials from your broker on how to instruct him or her to vote your shares at the special meeting. Shares that are not voted because you do not instruct your broker are called "broker non-votes," and will be counted in determining whether a quorum is present at the special meeting but will not be counted in tabulating the vote.

Q: IF I SEND IN MY PROXY CARD BUT FORGET TO INDICATE MY VOTE, HOW WILL MY SHARES
    BE VOTED?

A: If you sign and return your proxy card but do not indicate how to vote your shares at the special meeting, the shares represented by your proxy will be voted "FOR" the Merger Agreement and the Merger.

Q: MAY I CHANGE MY VOTE AFTER I MAIL MY PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at the special meeting. You can do this in three ways:

    - You can send The Barbers a written statement that you revoke your proxy, which to be effective must be received by The Barbers at its executive offices prior to the vote at the special meeting; or

    - You can send The Barbers a new proxy card prior to the vote at the special meeting, which to be effective must be received by The Barbers prior to the vote at the special meeting; or

    - You can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. You must attend the special meeting and cast your vote at the special meeting.

    You should send your revocation of a proxy or new proxy card to the Secretary of The Barbers at the address on the notice of special meeting accompanying this Proxy Statement/Prospectus. If your shares are held by a broker, you must follow the directions provided by your broker to vote your shares or to change your instructions.

Q: WILL I HAVE TO PAY TAXES AS A RESULT OF THE MERGER?

A: Regis and The Barbers intend for the Merger, for federal income tax purposes, to be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code (the "Code") and that each of The Barbers, Merger Sub and Regis will be a party to the reorganization within the meaning of
    Section 368(b) of the Code. If the Merger does qualify as a reorganization, then your receipt of common stock of Regis as a result of the Merger will not be a taxable event. Based on the facts, representations, warranties and agreements set forth in the Merger Agreement, The Barbers, Merger Sub and Regis believe that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. However, no ruling has been requested from the Internal Revenue Service (the "IRS") with respect to these matters. Therefore, the IRS may determine that the Merger does not qualify to be treated as a reorganization within the meaning of Section 368 of the Code. If the Merger does not qualify as a reorganization, then your receipt of Regis Common Stock as a result of the Merger will be taxable to you to the extent that the value of shares of Regis Common Stock received by you exceeds your tax basis in your shares of The Barbers Common Stock. In addition, you will have to pay tax on any cash received by you as a result of the Merger. You will receive cash as payment in lieu of the issuance of fractional shares of common stock of Regis or as payment upon the exercise of your dissenters' rights.

Q: WHAT WILL HAPPEN TO THE BARBERS AFTER THE MERGER?

A: After the Merger, The Barbers will no longer be a public company and the common stock of The Barbers will not be publicly traded.

Q: WHAT RISKS ARE ASSOCIATED WITH THE MERGER?

A: There are numerous risks associated with the Merger, including:

    - Increased competition in the hair care industry could have a material adverse effect on Regis' post-Merger business.

    - Competition for retail sites could have a material adverse effect on Regis' post-Merger business.

    - Regis' inability to retain and hire qualified employees for its company-owned salons could have a material adverse effect on Regis' post-Merger business.

    - Regis' inability to retain and attract qualified franchisees could have a material adverse effect on Regis' post-Merger business.

    - The inability of Regis' and The Barbers' franchisees to obtain adequate capital and to overcome other factors affecting a franchisee's growth could have a material adverse effect on Regis' post-Merger business.

    - Changes in Regis' relationship with its suppliers could have a material adverse effect on Regis' post-Merger business.

    - Costs and other adverse effects associated with year 2000 compliance issues could be greater than anticipated.

    - Difficulties related to the combination of the businesses of Regis and The Barbers could have a material adverse effect on Regis' post-Merger business.

Q: ARE SHAREHOLDERS OF THE BARBERS ENTITLED TO DISSENTERS' RIGHTS?

A: Yes. Under Minnesota law, you are entitled to exercise dissenters' rights and to receive the fair value, in cash, of your shares. In order to exercise your dissenters' rights you must strictly comply with the dissenters' rights procedures or you will lose your dissenters' rights. One of these rules is that you must not vote FOR the Merger. If you vote FOR the Merger, you will lose your dissenters' rights. The cash you receive upon the exercise of your dissenters' rights may be more or less than the value of the Regis Common Stock you would have received in the Merger if you had not exercised your dissenters' rights.

Q: DO I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the Merger is consummated, Regis will send you written instructions for exchanging your shares of The Barbers Common Stock for Regis Common Stock.

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE MERGER AND THE OTHER INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, YOU SHOULD READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS, AS WELL AS THE ADDITIONAL DOCUMENTS TO WHICH IT REFERS. FOR INSTRUCTIONS ON OBTAINING MORE INFORMATION, SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 61.

    THROUGHOUT THIS PROXY STATEMENT/PROSPECTUS THE TERM "MERGER" MEANS THE MERGER OF REGIS MERGER SUB, INC., A WHOLLY-OWNED SUBSIDIARY OF REGIS CORPORATION ("MERGER SUB"), WITH AND INTO THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC. ("THE BARBERS"), WITH THE BARBERS BEING THE SURVIVING CORPORATION (THE "SURVIVING CORPORATION"). AS A RESULT OF THE MERGER, THE BARBERS WILL BECOME A WHOLLY-OWNED SUBSIDIARY OF REGIS CORPORATION ("REGIS"). THE TERM "MERGER AGREEMENT" MEANS THE AGREEMENT AND PLAN OF MERGER DATED AS OF JANUARY 25, 1999, BETWEEN THE BARBERS, REGIS, AND MERGER SUB. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A.

    THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS WITH REGARD TO REGIS COMMON STOCK AND THE NUMBER OF SHARES OF REGIS COMMON STOCK TO BE EXCHANGED FOR EACH SHARE OF THE BARBERS COMMON STOCK AS A RESULT OF THE MERGER HAS BEEN ADJUSTED TO REFLECT THE 3-FOR-2 STOCK SPLIT OF THE REGIS COMMON STOCK EFFECTIVE MARCH 1, 1999. FOR EXAMPLE, THE MERGER AGREEMENT STATES THAT UPON CONSUMMATION OF THE MERGER EACH SHARE OF THE BARBERS COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE 1/3 OF ONE SHARE OF REGIS COMMON STOCK. AFTER THE MARCH 1, 1999 REGIS STOCK SPLIT IS TAKEN INTO EFFECT, THIS CONVERSION RATIO ADJUSTS SO THAT UPON CONSUMMATION OF THE MERGER EACH SHARE OF THE BARBERS COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE 1/2 OF ONE SHARE OF REGIS COMMON STOCK.

THE PARTIES TO THE MERGER

The Barbers.............................  The Barbers develops, franchises, services and operates a system of hair care salon concepts for men, women, and
                                          children operating primarily under the names Cost
                                          Cutters-Registered Trademark-, City
                                          Looks-Registered Trademark-, and We Care
                                          Hair-Registered Trademark-. At December 24, 1998, The Barbers
                                          had a total of 979 salons consisting of 947 franchised salons and 32 company-owned salons. The principal executive offices of The Barbers are located at 300 Industrial Boulevard N.E.,
                                          Minneapolis, Minnesota 55413 and its telephone number is (612)
                                          331-8500. At December 24, 1998, The Barbers had total assets of approximately $14.6 million, total liabilities of
                                          approximately $5.3 million and shareholders' equity of
                                          approximately $9.3 million.
Regis...................................  Regis is the largest owner and operator of mall-based hair and retail hair product salons in the world. At December 31, 1998,
                                          Regis operated a total of 2,851 company-owned salons and
                                          franchised a total of 830 salons offering high quality hair care services and products in 50 states and certain foreign countries, principally the United Kingdom. Regis operates and franchises its salons primarily under the names Regis
                                          Hairstylists-Registered Trademark-,
                                          Supercuts-Registered Trademark-,
                                          SmartStyle-Registered Trademark-,
                                          MasterCuts-Registered Trademark-, Trade
                                          Secret-Registered Trademark-,
                                          HairMasters-Registered Trademark-,
                                          StyleAmerica-Registered Trademark-, and Hair
                                          Express-Registered Trademark-. Regis' executive offices are located at 7201 Metro Boulevard, Minneapolis, Minnesota 55439,
                                          and its telephone number is (612) 947-7777. At December 31,
                                          1998, Regis had total assets of approximately $422 million, total liabilities of approximately $213 million and
                                          shareholders' equity of approximately $209 million.

Merger Sub..............................  Merger Sub is a Minnesota corporation and wholly-owned first tier subsidiary of Regis which was formed solely for the
                                          purpose of merging with and into The Barbers and furthering the transactions contemplated by the Merger Agreement. Merger
                                          Sub has no other material operations.
THE MERGER
Reasons for the Merger..................  The Barbers' Board of Directors considered many factors in making its determination that The Barbers should merge with
                                          Regis. Among these factors were:
                                          - The receipt of a fairness opinion from U.S. Bancorp Piper
                                            Jaffray Inc.,
                                          - The chance for shareholders of The Barbers to recognize the intrinsic value that The Barbers Board of Directors believes
                                            The Barbers Common Stock contains but which they believe is not reflected in the trading prices of The Barbers Common
                                            Stock, and
                                          - The advantages a merger with Regis, a recognized leader in the hair care industry, provides to The Barbers.
Consideration You will Receive in the
  Merger................................  Pursuant to the Merger Agreement, unless you demand dissenters' rights and satisfy the procedures relating to
                                          dissenters' rights, upon consummation of the Merger, each
                                          share of The Barbers Common Stock you own will be converted automatically into the right to receive 1/2 of one share of
                                          Regis Common Stock of Regis.
Total Value of the Merger...............  Based on the number of shares of The Barbers Common Stock outstanding on April 16, 1999, the number of shares of The
                                          Barbers Common Stock reserved for issuance upon the exercise of outstanding stock options and warrants, and the last sale price of the Regis Common Stock on that date, the value of the
                                          Merger is approximately $61.5 million.
Opinion of Financial Advisor............  U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper
                                          Jaffray"), financial advisor to The Barbers Board of
                                          Directors, provided an opinion to the Board of Directors dated
                                          January 25, 1999 that, subject to certain factors stated in the opinion, the consideration to be received by The Barbers'
                                          shareholders in the Merger is fair, from a financial point of view, to holders of The Barbers Common Stock. A copy of U.S.
                                          Bancorp Piper Jaffray's updated written opinion, which sets forth the assumptions made, the matters considered, the scope and limitations of the review undertaken and the procedures followed by U.S. Bancorp Piper Jaffray in rendering this
                                          opinion, is attached to this Proxy Statement/Prospectus as
                                          Appendix B. U.S. Bancorp Piper Jaffray's opinion was provided solely for the information and assistance of the Board of
                                          Directors and is not a recommendation as to how you should vote at the special meeting. The Board of Directors urges you to read carefully the opinion in its entirety.

Conflicts of Interest...................  Certain directors and executive officers of The Barbers have interests in the Merger in addition to and separate from their interests as shareholders of The Barbers. These interests
                                          include non-competition agreements, employment agreements, consulting agreements, stock options, and warrants. These
                                          interests may conflict with your interests. See "The
                                          Merger--Interests of Certain Persons in the Merger."
Dissenters' Rights......................  Under Minnesota law, you are entitled to exercise dissenters'
                                          rights and to receive the fair value, in cash, of your shares.
                                          In order to exercise your dissenters' rights you must strictly comply with the dissenters' rights procedures or you will lose your dissenters' rights. One of these rules is that you must not vote FOR the Merger. If you vote FOR the Merger, you will lose your dissenters' rights. The cash you receive upon the exercise of your dissenters' rights may be more or less than the value of the Regis Common Stock you would have received in the Merger if you had not exercised your dissenters' rights.
                                          See "The Merger--Dissenters' Rights of Appraisal."
Federal Income Tax Consequences.........  Regis and The Barbers intend for the Merger, for federal income tax purposes, to be treated as a reorganization within the meaning of Section 368 of the Internal Revenue Code (the
                                          "Code") and that each of The Barbers, Merger Sub and Regis will be a party to the reorganization within the meaning of
                                          Section 368(b) of the Code. If the Merger does qualify as a reorganization, then your receipt of common stock of Regis as a result of the Merger will not be a taxable event. Based on the facts, representations, warranties and agreements set
                                          forth in the Merger Agreement, The Barbers, Merger Sub and
                                          Regis believe that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. However, no ruling has been requested from the Internal Revenue Service
                                          (the "IRS") with respect to these matters. Therefore, the IRS may determine that the Merger does not qualify to be treated as a reorganization within the meaning of Section 368 of the
                                          Code. If the Merger does not qualify as a reorganization, then your receipt of Regis Common Stock as a result of the Merger will be taxable to you to the extent that the value of shares of Regis Common Stock received by you exceeds your tax basis in your shares of The Barbers Common Stock. In addition, you will have to pay tax on any cash received by you as a result of the Merger. You will receive cash as payment in lieu of the issuance of fractional shares of common stock of Regis or as payment upon the exercise of your dissenters' rights.
Accounting Treatment....................  The Merger will be accounted for by Regis under the pooling-
                                          of-interests method of accounting.
Regulatory and Third-Party Approvals....  The consummation of the Merger will require the amendment of filings with state franchise authorities and will cause a
                                          temporary hold on the ability of The Barbers and

                                          Regis to offer and sell franchises in these states until these amendments have been approved. Other than these state
                                          franchise authority approvals and compliance with the Hart-
                                          Scott-Rodino Antitrust Improvements Act of 1976, there are no material regulatory or third party approvals required.
THE SPECIAL MEETING
Date, Place and Time of the Special
  Meeting...............................  This Proxy Statement/Prospectus is furnished to holders of common stock of The Barbers for use at a special meeting of the shareholders of The Barbers called to consider and vote upon the Merger. The special meeting will be held on Thursday,
                                          May 20, 1999 at 9:00 a.m. at the offices of The Barbers, 300
                                          Industrial Boulevard, N.E., Minneapolis, Minnesota.
Record Date, Voting at the Meeting......  You will only be entitled to receive notice of the special meeting and to vote at the special meeting if you were a
                                          holder of shares of The Barbers Common Stock as of the close of business on April 19, 1999.
Vote Required; Merger Assured; Director
  and Officer Shares....................  In order to approve the Merger Agreement and the Merger, a majority of the shares of Barbers Common Stock present and entitled to vote at the special meeting must vote FOR the
                                          Merger Agreement and the Merger. As of March 15, 1999, the
                                          directors and executive officers of The Barbers and their
                                          affiliates may be deemed to beneficially own approximately 68%
                                          of the then outstanding common stock of The Barbers (not
                                          including common stock that may be acquired on the exercise of outstanding stock options and warrants). Each of the directors and executive officers of The Barbers has indicated that he or she intends to vote these shares FOR the approval of the
                                          Merger Agreement and the Merger. In addition, Florence F.
                                          Francis, Chairman of the Board of Directors of The Barbers,
                                          who as of March 15, 1999 may be deemed to beneficially own approximately 59% of the then outstanding common stock of The
                                          Barbers (not including common stock that she may acquire on the exercise of outstanding stock options and warrants) has agreed to vote all shares beneficially owned by her FOR the approval of the Merger Agreement and the Merger. Therefore, the approval of the Merger Agreement and the Merger by the shareholders of The Barbers is assured. As of March 15, 1999, the directors and executive officers of Regis (and their
                                          affiliates) owned approximately 18% of the then outstanding shares of the Regis Common Stock (not including common stock that may be acquired on the exercise of outstanding stock
                                          options and warrants).
THE MERGER AGREEMENT
Conditions to the Merger................  The Merger will be completed only if a number of conditions are met or waived by The Barbers and Regis, as appropriate.
                                          These conditions include:

                                          - Shareholders of The Barbers holding a majority of the
                                            outstanding shares of The Barbers Common Stock present and entitled to vote at the special meeting approve the Merger
                                            Agreement and the Merger;
                                          - Each of The Barbers and Regis comply with their respective covenants contained in the Merger Agreement;
                                          - The SEC declares the Registration Statement registering the shares of Regis Common Stock to be issued in connection with the Merger effective;
                                          - Nasdaq approves the shares of Regis Common Stock to be
                                            issued in connection with the Merger for listing on the
                                            Nasdaq National Market;
                                          - Regis does not receive any objection from the SEC regarding
                                            Regis' intent to account for the Merger as a
                                            pooling-of-interests transaction;
                                          - No injunction or order prohibiting the Merger shall have been issued and remain in effect; and
                                          - The applicable waiting period under the Hart-Scott-Rodino
                                            Antitrust Improvements Act of 1976 expires or is terminated.
Termination of Merger Agreement;
  Termination Fee.......................  Upon the occurrence of certain events, including those set forth below, the Merger Agreement may be terminated by:
                                          - The Barbers if the closing price of Regis' common stock
                                            falls below $21.07 for five consecutive trading days during the time between the execution of the Merger Agreement and the consummation of the Merger.
                                          - The Barbers if it accepts an acquisition offer from a third party that the Board of Directors determines is more
                                            favorable to The Barbers and its shareholders than the
                                            Merger. If, however, The Barbers determines to terminate the
                                            Merger Agreement as a result of making such a determination, then The Barbers must pay Regis $1,500,000.
                                          - Either Regis or The Barbers if the Merger has not been
                                            consummated on or before August 31, 1999.
                                          Either The Barbers or Regis may waive a right to terminate the
                                          Merger Agreement in circumstances that, under the terms of the
                                          Merger Agreement, would allow them to terminate the Merger
                                          Agreement.
Amending or Waiving Terms of the Merger
  Agreement.............................  The Barbers and Regis may amend the Merger Agreement by mutual consent before or after The Barbers' shareholders vote on the
                                          Merger. After The Barbers' shareholders approve the Merger, applicable law may require that subsequent amendments be
                                          approved by the shareholders of The Barbers.

REGIS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The table below shows selected historical consolidated financial information about Regis. You should read this information in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited consolidated financial statements and accompanying notes of Regis which are not included in this document but, to the extent indicated, are incorporated into this document by reference. Regis derived the historical consolidated financial data for fiscal years ended June 30, 1994 through 1998 from the consolidated financial statements of Regis audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated statement of operations data for fiscal years ended June 30, 1998, 1997, and 1996 and the consolidated balance sheet data for fiscal years ended June 30, 1998 and 1997 are incorporated into this document by reference. The consolidated statement of operations data for fiscal years ended June 30, 1995 and 1994 and the balance sheet data for fiscal years ended June 30, 1996, 1995, and 1994 are not incorporated into this document by reference.

    Regis derived the historical consolidated financial data for the six months ended December 31, 1998 and 1997 from Regis' unaudited consolidated financial statements which are not included in this document but are incorporated into this document by reference, except for the balance sheet data for the six months ended December 31, 1997 which are not incorporated into this document by reference. In the opinion of Regis' management, the unaudited historical consolidated financial statements reflect all adjustments, consisting only of normal recurring items, that are necessary for the fair presentation of consolidated financial position and results of operations for these periods. See "Where You Can Find More Information" on page 61.

                                                   SIX MONTHS ENDED                          FISCAL YEAR ENDED
                                             ----------------------------  -----------------------------------------------------
                                             DECEMBER 31,   DECEMBER 31,   JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,   JUNE 30,
                                                 1998           1997         1998       1997       1996       1995       1994
                                             -------------  -------------  ---------  ---------  ---------  ---------  ---------
[IN THOUSANDS, EXCEPT PER SHARE DATA]
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Company-owned salons:
    Service................................    $ 303,339      $ 264,110    $ 550,448  $ 498,559  $ 442,366  $ 378,943  $ 336,341
    Product................................      125,064        110,152      221,559    187,620    149,523    120,381     94,741
  Franchise income.........................       12,964         13,371       26,137     27,040     25,418     24,929     22,479
                                             -------------  -------------  ---------  ---------  ---------  ---------  ---------
Total revenues.............................      441,367        387,633      798,144    713,219    617,307    524,253    453,561
Operating income(1)........................       32,685         27,936       59,929     28,447     26,167     26,644     25,712
Net income(1)..............................       16,882         13,753       30,488      6,574      9,451     11,590      3,883
Diluted earnings per share(1)(2)...........    $    0.46      $    0.38    $    0.84  $    0.19  $    0.28  $    0.35  $    0.13
Average shares outstanding(3)..............       36,783         35,934       36,129     34,847     34,080     33,146     30,647

CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..................    $   9,162      $  10,845    $   4,774  $   8,935  $   7,558  $   3,182  $   5,481
Working capital............................        7,019        (11,982)      (1,852)   (15,051)   (19,715)   (15,583)    (4,170)
Total assets...............................      421,616        349,485      382,350    331,535    303,954    244,836    226,944
Long-term debt, current portion............       22,015         39,866       19,741     30,722     19,168     13,498     10,189
Long-term debt and capital lease
  obligations..............................      115,523         83,775      100,995     82,740     83,213     71,594     72,802
Total shareholders' equity.................      208,615        162,524      189,261    149,114    127,635    105,419     91,275
Cash dividends per common share (3)........    $    0.04      $    0.03    $    0.06  $    0.05  $    0.04  $    0.00  $    0.00

------------------------------

(1) Includes the impact of the following non-recurring items:

    - June 30, 1998 and December 31, 1997, charge of $1,979 related to loss on divesture of Anasazi business and assets.

    - June 30, 1997, charge of $18,731 primarily related to Supercuts merger and transaction costs and related litigation.

    - June 30, 1996, charge of $12,823 primarily related to Supercuts litigation and salon closures.

    - June 30, 1995, nonoperating gain of $1,195 related to MEI litigation.

    - June 30, 1994, charge of $10,000 related to MEI litigation.

(2) Exclusive of the non-recurring items, net income and diluted earnings per share would have been $14,865 and $0.41, $31,600 and $0.88, $21,337 and
    $0.61, $16,981 and $0.50, $10,885 and $0.33, and $9,883 and $0.33 for the
    six months ended December 31, 1997, and for the fiscal years ended June 30, 1998, 1997, 1996, 1995, and 1994 respectively.

(3) Adjusted to reflect Regis' 3-for-2 stock split effective March 1, 1999.

THE BARBERS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The table below shows selected historical consolidated financial information about The Barbers. You should read this information in conjunction with the audited consolidated financial statements and accompanying notes and the unaudited consolidated financial statements and accompanying notes of The Barbers which, except as indicated, are included in this document. The Barbers derived the historical consolidated financial data for fiscal years ended September 29, 1994, September 28, 1995, September 26, 1996, September 25, 1997, and September 24, 1998 from the consolidated financial statements of The Barbers audited by Ernst & Young LLP, independent auditors. The consolidated statement of operations data and balance sheet data for fiscal years ended September 24, 1998, September 25, 1997, and September 26, 1996 are included in this document. The consolidated statement of operations data and balance sheet data for fiscal years ended September 28, 1995 and September 29, 1994 are not included in this document.

    The Barbers derived the historical consolidated financial data for the three months ended December 24, 1998 and December 25, 1997 from The Barbers' unaudited consolidated financial statements which are included in this document, except for the balance sheet data for the three months ended December 25, 1997 which are not included in this document. In the opinion of The Barbers' management, the unaudited historical consolidated financial statements reflect all adjustments, consisting only of normal recurring items, that are necessary for the fair presentation of consolidated financial position and results of operations for these periods. See "Where You Can Find More Information" on page 61.

                               THREE MONTHS ENDED                                   FISCAL YEAR ENDED
                          ----------------------------  -------------------------------------------------------------------------
                          DECEMBER 24,   DECEMBER 25,   SEPTEMBER 24,  SEPTEMBER 25,  SEPTEMBER 26,  SEPTEMBER 28,  SEPTEMBER 29,
                              1998           1997           1998           1997           1996           1995           1994
                          -------------  -------------  -------------  -------------  -------------  -------------  -------------
[IN THOUSANDS, EXCEPT
  PER SHARE DATA]
CONSOLIDATED STATEMENT
  OF OPERATIONS DATA:
Revenues:
  Franchise royalties...    $   2,150      $   1,889      $   8,397      $   7,214      $   6,035      $   5,492      $   4,845
  Franchise fees........          227            331            852            928          1,181            756            450
  Company-owned salons..        1,793          1,333          6,073          4,611          2,940          1,364          1,025
  Beauty products and
    equipment...........        2,723          2,661         10,192          8,885          8,019          7,137          5,940
  Other.................          231            223            624            484            391            167            205
                          -------------  -------------  -------------  -------------  -------------  -------------  -------------
Total revenues..........        7,124          6,437         26,138         22,122         18,566         14,916         12,465
Operating income........          608            517          2,888          2,393          1,673          1,346            933
Net income..............          381            299          1,803          1,406          1,057            840            612
Diluted earnings per
  share (1).............    $    0.09      $    0.07      $    0.42      $    0.33      $    0.26      $    0.21      $    0.16
Average shares
  outstanding (1).......        4,428          4,298          4,341          4,210          4,113          3,965          3,850

CONSOLIDATED BALANCE
  SHEET DATA:
Cash and cash
  equivalents...........    $   2,868      $   2,633      $   2,931      $   2,790      $   1,317      $   2,121      $   1,674
Working capital.........        5,475          5,331          4,972          4,755          2,963          2,238          1,764
Total assets............       14,630         13,177         14,332         12,909          8,248          7,582          6,901
Long-term debt, current
  portion...............          192            366            188            339             87             97            302
Long-term debt and
  capital lease
  obligations...........          988          2,025          1,037          2,112             56            143            634
Total shareholders'
  equity................        9,305          7,266          8,885          6,937          5,446          4,287          3,394
Cash dividends per
  common share..........    $    0.00      $    0.00      $    0.00      $    0.00      $    0.00      $    0.00      $    0.00

------------------------------

(1) Adjusted to reflect The Barbers (a) 3-for-2 stock split effective October 31, 1996 and (b) 3-for-2 stock split effective April 17, 1998.

UNAUDITED COMPARATIVE PER SHARE DATA

    The table below sets forth:

    - The historical and pro-forma earnings per basic and per diluted share and dividends per common share of Regis for the six months ended December 31, 1998 and for the years ended June 30, 1998, 1997, and 1996.

    - The historical and pro-forma book value per common share of Regis as of December 31, 1998 and June 30, 1998.

    - The historical earnings per basic and per diluted share and dividends per common share of The Barbers for the three months ended December 24, 1998 and for the years ended September 24, 1998, September 26, 1996, and September 25, 1997.

    - The historical book value per common share of The Barbers as of December 24, 1998 and September 24, 1998.

    - The equivalent pro-forma earnings per basic and per diluted share and dividends per common share of The Barbers, recast to conform to Regis' fiscal year end, for the six months ended December 31, 1998 and for the years ended June 30, 1998, 1997, and 1996.

    - The equivalent pro-forma book value per common share of The Barbers, recast to conform to Regis' fiscal year end, as of December 31, 1998 and June 30, 1998.

    The term "unaudited pro-forma combined" refers to financial information that reflects the merger of the two companies using the pooling of interests method of accounting. In presenting pro-forma information for a particular period, the pro-forma information assumes that the two companies had been merged throughout the periods shown. The term "equivalent pro-forma" refers to unaudited pro-forma combined per share data multiplied by 0.5, the conversion ratio.

    The information set forth has been adjusted to reflect the 3-for-2 stock split of the Regis Common Stock effective March 1, 1999, the 3-for-2 stock split of The Barbers Common Stock effective October 31, 1996, and the 3-for-2 stock split of The Barbers Common Stock effective April 17, 1998. Additionally, the unaudited pro-forma combined and equivalent pro-forma information have been adjusted to reflect the merger of Heidi's Inc. and Regis effective March 15, 1999. Regis issued 537,937 shares to effect this merger and the transaction will be accounted for under the pooling-of-interests method of accounting. The effects of this transaction are not significant to the historical operating results or financial position of Regis.

    Regis' fiscal year ends on June 30. The Barbers uses a 52-53 week reporting period ending on the last Thursday of the month of September. Regis' annual financial reporting period ending June 30 will be adopted by the combined company. Accordingly, for the purposes of the following pro-forma equivalent information, The Barbers information was recast to conform to the Regis fiscal year end. The unaudited pro-forma combined per share data is not necessarily indicative of the results of future operations of the combined company nor does it necessarily reflect the actual results that would have been achieved had the companies been combined as of the dates and for all periods indicated.

                                    REGIS CORPORATION                        THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
                      ---------------------------------------------   ------------------------------------------------------------
                       SIX MONTHS          FISCAL YEAR ENDED          THREE MONTHS                 FISCAL YEAR ENDED
                         ENDED       ------------------------------      ENDED       ---------------------------------------------
                      DECEMBER 31,   JUNE 30,   JUNE 30,   JUNE 30,   DECEMBER 24,   SEPTEMBER 24,   SEPTEMBER 25,   SEPTEMBER 26,
                          1998         1998       1997       1996         1998           1998            1997            1996
                      ------------   --------   --------   --------   ------------   -------------   -------------   -------------
HISTORICAL:
Earnings per share:
  Basic.............     $0.47        $0.87      $0.19      $0.29        $0.10           $0.46           $0.36           $0.28
  Diluted(1)........     $0.46        $0.84      $0.19      $0.28        $0.09           $0.42           $0.33           $0.26
Dividends per common
  share.............     $0.04        $0.06      $0.05      $0.04        $0.00           $0.00           $0.00           $0.00
Book value per
  share.............     $5.81        $5.30         --         --        $2.34           $2.24              --              --

UNAUDITED PRO-FORMA
  COMBINED:
Earnings per share:
  Basic.............     $0.48        $0.86      $0.23      $0.32           --              --              --              --
  Diluted...........     $0.46        $0.84      $0.22      $0.30           --              --              --              --
Dividends per common
  share(2)..........     $0.04        $0.06      $0.05      $0.03           --              --              --              --
Book value per
  share.............     $5.72        $5.20         --         --           --              --              --              --

                                                                     SIX MONTHS
                                                                       ENDED                     FISCAL YEAR ENDED
                                                                    DECEMBER 31,   ---------------------------------------------
                                                                        1998       JUNE 30, 1998   JUNE 30, 1997   JUNE 30, 1996
                                                                    ------------   -------------   -------------   -------------
EQUIVALENT
  PRO-FORMA:
Earnings per share:
  Basic.............       --          --         --         --        $0.24           $0.43           $0.12           $0.16
  Diluted...........       --          --         --         --        $0.23           $0.42           $0.11           $0.15
Dividends per common
  share(2)..........       --          --         --         --        $0.02           $0.03           $0.02           $0.02
Book value per
  share.............       --          --         --         --        $2.86           $2.60              --              --

------------------------------

(1) Excluding the non-recurring items referred to in Note 1 of Regis Selected Historical Consolidated Financial Information Regis historical net income per diluted share would have been $0.41, $0.88, $0.61, and $0.50 for the six months ended December 31, 1997, and for the fiscal years ended June 30, 1998, 1997, and 1996 respectively.

(2) Assumes no changes in the historical cash dividends declared per share of Regis Common Stock.

COMPARATIVE MARKET PRICE DATA

    Regis' common stock is quoted on the Nasdaq National Market under the symbol "RGIS" and The Barbers' common stock is quoted on the Nasdaq National Market under the symbol "BBHF." The table below sets forth the closing price per share of Regis Common Stock and The Barbers Common Stock, as reported by the Nasdaq National Market, and the equivalent per share price of The Barbers Common Stock giving effect to the Merger on January 22, 1999 which is the last trading day preceding the public announcement that Regis and The Barbers had entered into the Merger Agreement. The prices shown do not include adjustment for retail markups, markdowns or commissions. The equivalent per share price of The Barbers Common Stock at January 22, 1999 was calculated by multiplying the closing market price of a share of Regis Common Stock on such date ($25.54) (adjusted to reflect Regis' 3-for-2 stock split effective March 1, 1999) by the conversion ratio of 1/2 of one share of Regis Common Stock for one share of The Barbers Common Stock.

                                        REGIS
                                     HISTORICAL         THE BARBERS
                                       COMMON        HISTORICAL COMMON   THE BARBERS EQUIVALENT
                                     STOCK PRICE        STOCK PRICE       PER SHARE STOCK PRICE
                                   ---------------  -------------------  -----------------------
Market Value Per Share at:
  January 22, 1999...............     $   25.54          $   11.00              $   12.77

    The Barbers shareholders should obtain current market quotations for Regis Common Stock. No assurance can be given concerning the market price of Regis Common Stock before or after the consummation of the Merger.

    In connection with the Merger, The Barbers Common Stock will be canceled and, as a result, will no longer be quoted on the Nasdaq National Market.

                                  RISK FACTORS

    YOU SHOULD CONSIDER THE FOLLOWING MATTERS IN DECIDING WHETHER TO VOTE IN FAVOR OF THE MERGER. YOU SHOULD ALSO CONSIDER THE OTHER INFORMATION INCLUDED IN THIS DOCUMENT AND INCORPORATED INTO THIS DOCUMENT BY REFERENCE. CERTAIN STATEMENTS SET FORTH BELOW CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. PLEASE REFER TO THE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 17 FOR MORE INFORMATION.

RISKS RELATED TO THE BUSINESS

    INCREASED COMPETITION IN THE HAIR CARE INDUSTRY COULD HAVE A MATERIAL ADVERSE EFFECT ON REGIS' POST-MERGER BUSINESS. The hair care industry is highly competitive and has limited barriers to entry. In every locality in which Regis and The Barbers currently operate, there are competitors offering similar services and products. These competitors may be single salon operators or national chains such as Great Clips, and, in some localities, Regis and The Barbers compete against each other. In many cases, Regis and The Barbers face one or more competitors within malls in which they operate, including companies operating salons as departments within department stores, salon chains, independently owned salons, and salons operating under franchises from other franchising companies. After the Merger is consummated, competition will remain and could increase. Any increased competition from these competitors could negatively effect sales volume of both Regis' company-owned and franchised salons. In turn, this would reduce Regis' company-owned salons' revenue and profits and reduce royalty revenue from Regis' franchised locations and could have a material adverse effect on the business, results of operations, and financial position of Regis.

    INCREASED COMPETITION FOR RETAIL SITES COULD HAVE A MATERIAL ADVERSE EFFECT ON REGIS' POST-MERGER BUSINESS. Regis' and The Barbers' ability to grow depends upon their ability to obtain attractive retail sites for new company-owned salons and the ability of their franchisees to obtain attractive retail sites for new franchised salons. A salon's success depends significantly on the quality of the site selected for a new salon. Regis, The Barbers, and their franchisees face intense competition for retail sites from other companies operating in the hair care industry and from retailers operating in other industries. The failure of Regis, The Barbers, or their franchisees to obtain adequate retail sites could have a material adverse effect on the business, results of operations and financial position of Regis and The Barbers. After the Merger is consummated, competition for such sites will remain and could increase. Any increased competition for retail sites could result in higher occupancy and other costs for new salons. In turn, this could have a material adverse effect on the business, results of operations, and financial position of Regis.

    REGIS' AND THE BARBERS INABILITY TO RETAIN AND HIRE QUALIFIED EMPLOYEES FOR ITS COMPANY-OWNED SALONS COULD HAVE A MATERIAL ADVERSE EFFECT ON REGIS' POST-MERGER BUSINESS. Regis' and The Barbers' growth is dependent, in part, upon their ability to retain and hire qualified employees to work in their company-owned salons. Although Regis and The Barbers have each established criteria to evaluate prospective employees, there is no assurance that potential future employees will have the qualifications and skills necessary or desirable for Regis' and The Barbers' business to grow. In addition, after the consummation of the Merger, there is no assurance that Regis' existing employees will remain with Regis or that The Barbers' existing employees will remain with The Barbers. The inability to retain or hire qualified employees could have a material adverse effect on the post-Merger business, results of operations, and financial position of Regis.

    REGIS' AND THE BARBERS' INABILITY TO RETAIN AND ATTRACT QUALIFIED FRANCHISEES COULD HAVE A MATERIAL ADVERSE EFFECT ON REGIS' POST-MERGER
BUSINESS. Regis' and The Barbers' growth is dependent, in part, upon their ability to retain qualified franchisees and to attract new franchisees. Although Regis and The Barbers have each established criteria to evaluate prospective franchisees, there is no assurance that Regis' or The Barbers' existing or future franchisees will have the business abilities or access to financial resources necessary to open new locations or that they will successfully develop and operate these salons in a manner consistent with Regis' and The Barbers' standards. In addition, after the consummation of the Merger, there is no assurance that Regis' existing franchisees will remain with Regis or that The Barbers' existing franchisees will remain with The Barbers. The inability to retain qualified franchisees or attract new qualified franchisees could have a material adverse effect on the post-Merger business, results of operations, and financial position of Regis.

    THE INABILITY OF REGIS' AND THE BARBERS' FRANCHISEES TO OBTAIN ADEQUATE CAPITAL AND TO OVERCOME OTHER FACTORS AFFECTING A FRANCHISEE'S GROWTH COULD HAVE A MATERIAL ADVERSE EFFECT ON REGIS' POST-MERGER BUSINESS. The ability of Regis and The Barbers to meet their growth objectives depends not only on Regis' and The Barbers' ability to find qualified franchisees for new locations but also on the ability of these franchisees to obtain financing or investment capital adequate to meet their market development obligations. In addition, the development of a franchised location depends on a number of factors, including the ability to obtain various government permits and licenses necessary to operate a franchised location, that are beyond the control of Regis, The Barbers, and the franchisee. If these franchisees are unable to obtain the financing or investment capital to meet their market development obligations or are unable to overcome the factors that affect their development, this failure could have a material adverse effect on the post-Merger business, results of operations, and financial position of Regis.

    CHANGES IN REGIS' RELATIONSHIP WITH ITS SUPPLIERS COULD HAVE A MATERIAL ADVERSE EFFECT ON REGIS' POST-MERGER BUSINESS. Both Regis and The Barbers are dependent upon their relationships with their suppliers who supply Regis and The Barbers with hair care and other beauty products that Regis and The Barbers, in turn, sell to their customers through company-owned salons and sell to their franchisees for resale to such franchisee's customers. Although neither Regis nor The Barbers presently has any reason to believe that any of their major beauty product suppliers will cancel their distribution agreements with Regis and/or The Barbers as a result of the Merger or for any other reason, if these suppliers did cancel their distribution agreements with Regis and/or The Barbers, this could cause a reduction in the sale of beauty products and the loss of those corresponding margins. Any such cancellation of distribution could have a material adverse effect on the post-Merger business, results of operations, and financial position of Regis.

    COSTS ASSOCIATED WITH YEAR 2000 COMPLIANCE ISSUES COULD BE GREATER THAN ANTICIPATED. Regis has initiated a comprehensive project to prepare its computer systems for the year 2000. Regis has completed the awareness, assessment, and remediation phases of the project and is in the process of validation and implementation. Based on Regis' most recent assessment, the associated expense to be incurred is estimated to be approximately $5 million and will be charged to earnings, primarily over the next nine months. The validation and implementation phases are planned to be completed by late summer of calendar year 1999. Accordingly, management of Regis believes the year 2000 will not have a significant impact on operations. If necessary modification and conversions are not completed on a timely basis, the year 2000 could have an adverse effect on Regis' operations. At this time, Regis believes it is unnecessary to adopt a contingency plan covering the possibility that the project will not be completed in a timely manner, but as part of the overall project, Regis will continue to assess the need for a contingency plan.

    Regis is in contact with critical suppliers of products and services to assess whether the suppliers' operations and the products and services they provide are year 2000 capable or to monitor their progress toward year 2000 compliance. There can be no absolute assurance that another company's failure to ensure year 2000 compliance would not have an adverse effect on Regis.

    Time and cost estimates are based on currently available information and are Regis' best estimates. However, there is no guarantee that these estimates will be achieved, and actual results may differ materially from those anticipated. Developments which could affect estimates include, but are not limited to, the availability and cost of trained personnel; the ability to locate and correct all relevant computer code and equipment; and planning and modification success of third party suppliers of products and services.

RISKS RELATED TO THE MERGER

    THE MARKET PRICE OF REGIS COMMON STOCK WILL FLUCTUATE. At the time the Merger is consummated, each share of The Barbers Common Stock will be converted into the right to receive 1/2 of one share of Regis Common Stock. This conversion ratio will not be adjusted in the event of any increase or decrease in the price of Regis Common Stock or The Barbers Common Stock that occurs prior to the consummation of the Merger. Therefore, the value of the Regis Common Stock received by shareholders of The Barbers will vary with fluctuations in the value of Regis Common Stock. Although the value of the Regis Common Stock to be received by shareholders of The Barbers fluctuates, The Barbers may terminate the Merger Agreement if the closing price of Regis' common stock falls below $21.07 for five consecutive trading days during the time between the execution of the Merger Agreement and the consummation of the Merger.

    DIFFICULTIES RELATED TO THE COMBINATION OF THE BUSINESSES OF REGIS AND THE BARBERS COULD HAVE A MATERIAL ADVERSE EFFECT ON REGIS' POST-MERGER BUSINESS. If Regis and The Barbers cannot successfully combine their business operations, Regis may experience a material adverse effect on its post-Merger business, results of operations, or financial position. The Merger involves the combining of two companies that have previously operated on a stand-alone basis. This combination presents a number of risks including:

    - Demands on management to integrate the business and the diversion of their attention from normal business operations.

    - Difficulty in combining operations and systems.

    - Difficulties in the assimilation and retention of employees.

    COST SAVINGS EXPECTED TO RESULT FROM THE MERGER ARE NOT ACHIEVED. Regis and The Barbers expect cost savings and other benefits from the Merger that neither company could achieve separately. These cost savings estimates are based on many assumptions, including future sales levels and operating results, that are beyond the control of Regis and The Barbers. If any of these assumptions prove to be incorrect, then the actual cost savings, if any, as a result of the Merger could differ from the expected cost savings and these differences could be material. In addition, there may be unforeseen costs and expenses associated with the Merger that will offset the expected cost savings of the Merger.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This Proxy Statement/Prospectus and the documents incorporated by reference in this Proxy Statement/Prospectus contain forward-looking statements about the Merger and about the financial position, results of operations, plans, objectives, future performance, and business of Regis and The Barbers. This includes information relating to:

    - Cost savings and benefits anticipated to result from the Merger, and

    - Estimated costs of combining Regis and The Barbers.

    This Proxy Statement/Prospectus and the documents incorporated by reference in this Proxy Statement/Prospectus also contain statements using words like "may," "will," "expect," "anticipate," "intend," "believe," "estimate," "should," or "continue" or the negatives thereof or other similar expressions. These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those predicted or anticipated by the forward looking statements because of factors and possible events such as:

    - Increased competition in the hair care industry could have a material adverse effect on Regis' post-Merger business.

    - Competition for retail sites could have a material adverse effect on Regis' post-Merger business.

    - Regis' inability to retain and hire qualified employees for its company-owned salons could have a material adverse effect on Regis' post-Merger business.

    - Regis' inability to retain and attract qualified franchisees could have a material adverse effect on Regis' post-Merger business.

    - The inability of Regis' and The Barbers' franchisees to obtain adequate capital and to overcome other factors affecting a franchisee's growth could have a material adverse effect on Regis' post-Merger business.

    - Changes in Regis' relationship with its suppliers could have a material adverse effect on Regis' post-Merger business.

    - Costs and other adverse effects associated with year 2000 compliance issues could be greater than anticipated

    - Difficulties related to the combination of the businesses of Regis and The Barbers could have a material adverse effect on Regis' post-Merger business.

    - The risk that Regis incorrectly analyzes these risks and difficulties, or that the strategies Regis develops to address them are unsuccessful.

    Because these forward-looking statements involve risks and uncertainties, actual results may differ significantly from those predicted in these forward-looking statements. You should not place undue reliance on these statements. These statements speak only as of the date of this Proxy Statement/ Prospectus or, in the case of documents incorporated by reference in this Proxy Statement/Prospectus, the date of that document.

    All subsequent written and oral forward-looking statements attributable to Regis or The Barbers or any person acting on our behalf are qualified by the cautionary statements in this section. Regis and The Barbers will have no obligation to revise these forward-looking statements.

                  THE BARBERS SPECIAL MEETING OF SHAREHOLDERS

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of The Barbers Common Stock in connection with the solicitation of proxies by the Board of Directors of The Barbers for use at a special meeting of the shareholders of The Barbers. Each copy of this Proxy Statement/Prospectus which is being mailed or delivered to shareholders of The Barbers is accompanied by a Notice of Special Meeting of Shareholders of The Barbers and a proxy card. This Proxy Statement/Prospectus, the Notice of Special Meeting of Shareholders of The Barbers, and the accompanying proxy card are first being mailed to shareholders of The Barbers on or about April 22, 1999.

    This Proxy Statement/Prospectus is also being furnished to holders of The Barbers Common Stock by Regis as a prospectus in connection with the issuance of Regis Common Stock upon the consummation of the Merger.

    The principal executive offices of The Barbers are located at 300 Industrial Boulevard, N.E., Minneapolis, Minnesota 55413 and its telephone number is (612) 331-8500.

    THE BARBERS SHAREHOLDERS SHOULD NOT FORWARD ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

DATE, TIME, AND PLACE OF THE SPECIAL MEETING

    This Proxy Statement/Prospectus is being furnished to holders of The Barbers Common Stock in connection with the solicitation of proxies by the Board of Directors of The Barbers for use at a special meeting to be held on Thursday, May 20, 1999 at 9:00 a.m., at the offices of The Barbers, 300 Industrial Boulevard, N.E., Minneapolis, Minnesota, and at any adjournments or postponements thereof.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the special meeting, holders of The Barbers Common Stock will vote upon the recommendation of The Barbers' Board of Directors to

    (1) To approve and adopt the Agreement and Plan of Merger dated as of January 25, 1999, by and among The Barbers, Regis, and Merger Sub.

    (2) To transact any other business as may properly come before the special meeting or any adjournment or postponement thereof.

    Pursuant to the Merger Agreement,

    - Merger Sub will merge with and into The Barbers, the separate existence of Merger Sub will cease and The Barbers will become a wholly-owned subsidiary of Regis, and

    - Each outstanding share of common stock of The Barbers will be converted into the right to receive 1/2 of one share of common stock of Regis, unless the holder thereof exercises the right to dissent from the Merger and receive the fair cash value of shares of The Barbers Common Stock owned by such holder.

RECORD DATE; QUORUM

    You will only be entitled to receive notice of the special meeting and to vote at the special meeting if you were a holder of shares of The Barbers Common Stock as of the close of business on April 19, 1999. As of April 19, 1999 there were 3,990,769 shares of The Barbers Common Stock outstanding. The Barbers Common Stock is the only authorized and outstanding voting securities of The Barbers. Holders of a majority of the outstanding shares of The Barbers Common Stock entitled to vote, present in person or by proxy at the special meeting, will constitute a quorum for the transaction of business at the special meeting.

If a quorum is not present, the special meeting may be adjourned from time to time until a quorum is present. Abstentions will be counted for purposes of determining the presence of a quorum at the special meeting, and will also be counted as a vote AGAINST any matters submitted to a vote of the holders of The Barbers Common Stock. Broker non-votes will be counted for purposes of determining the presence of a quorum at the special meeting, but will not be counted for purposes determining approval of matters submitted to a vote at the special meeting.

    You will be entitled to cast one vote in person or by proxy for each share of The Barbers Common Stock held by you upon each matter properly submitted for the vote of the shareholders at the special meeting. The Inspector of Election appointed by The Barbers will tabulate the votes at the special meeting.

VOTES REQUIRED FOR APPROVAL OF THE MERGER

    Approval of the principal terms of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of The Barbers Common Stock present and entitled to vote at the special meeting. Brokers, and in many cases nominees, do not have discretionary power to vote on the matters to be presented at the special meeting. Accordingly, if your shares are held in "streetname" by your broker, you must instruct your broker how to vote your shares at the special meeting. You will receive materials from your broker on how to instruct him or her to vote your shares at the special meeting.

    As of March 15, 1999, the directors and executive officers and their affiliates may be deemed to beneficially own approximately 68% of the then outstanding common stock of The Barbers (not including common stock that may be acquired on the exercise of outstanding stock options and warrants). Each of the directors and executive officers of The Barbers has indicated that he or she intends to vote these shares FOR the approval of the Merger Agreement and the Merger. In addition, Florence F. Francis, Chairman of the Board of Directors of The Barbers, who as of March 15, 1999 may be deemed to beneficially own approximately 59% of the then outstanding common stock of The Barbers (not including common stock that she may acquire on the exercise of outstanding stock options and warrants) has agreed to vote all shares beneficially owned by her FOR the approval of the Merger Agreement and the Merger. Therefore, the approval of the Merger Agreement and the Merger by the shareholders of The Barbers is assured.

SOLICITATION AND REVOCATION OF PROXIES

    The enclosed proxy is being solicited by the Board of Directors of The Barbers. In addition to solicitation by mail, directors, officers and employees of The Barbers, who will not be specifically compensated for such services, may solicit proxies from the shareholders of The Barbers personally or by telephone, telegram or other forms of communication.

    After you give your proxy, you may change your vote at any time before such proxy is voted at the special meeting. You can do this in three ways:

    - You can send The Barbers a written statement that you revoke your proxy, which to be effective must be received by The Barbers at its executive offices prior to the vote at the special meeting; or

    - You can send The Barbers a new proxy card prior to the vote at the special meeting, which to be effective must be received by The Barbers prior to the vote at the special meeting; or

    - You can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. You must attend the special meeting and cast your vote at the special meeting.

    You should send your revocation of a proxy or new proxy card to the Secretary of The Barbers at the address on the cover of this Proxy Statement/Prospectus. If your shares are held by a broker, you must follow the directions provided by your broker to vote your shares or to change your instructions.

HOW SHARES WILL BE VOTED AT THE SPECIAL MEETING

    Subject to proper revocation, all shares of The Barbers Common Stock represented at the special meeting by properly executed proxies received by The Barbers will be voted in accordance with the instructions contained in such proxies. If you execute your proxy but do not instruct the proxy how to vote your shares, your shares will be voted as follows:

    - FOR approval of the Merger Agreement and the transactions contemplated thereby; and

    - In the proxy's discretion on such other matters that may properly come before the special meeting.

EXPENSES

    Regis and The Barbers will bear the expenses of printing and mailing this Proxy Statement/Prospectus and the accompanying proxy and other materials and all other expenses incurred in connection with the solicitation of proxies from the shareholders of The Barbers. Regis and The Barbers will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of The Barbers Common Stock not beneficially owned by them, for forwarding such materials to and obtaining proxies from the beneficial owners of The Barbers Common Stock entitled to vote at the special meeting.

                                   THE MERGER

GENERAL

    The Merger Agreement provides for the merger of Merger Sub with and into The Barbers, with The Barbers surviving the Merger as a direct, wholly-owned subsidiary of Regis. The obligations of the parties to consummate the Merger are subject to the satisfaction of certain conditions, including the approval of the Merger Agreement by the shareholders of The Barbers. See "The Merger Agreement--Conditions to Obligation to Close" and "The Merger--Regulatory Approval."

BACKGROUND OF THE MERGER

    The first contact between the two companies in which a possible business combination was broached occurred in December 1997 when Paul Finkelstein, Chief Executive Officer of Regis, contacted Frederick A. Huggins, Jr., President of The Barbers, to inquire as to The Barbers interest in a possible business combination with Regis. The parties had brief discussions, but determined not to pursue a transaction at that time. In May 1998, Mr. Finkelstein again contacted Mr. Huggins regarding The Barbers interest in a possible business combination with Regis. The parties again had brief discussions, but determined not to pursue a transaction at that time.

    In early December, 1998, Mr. Finkelstein again contacted Mr. Huggins regarding The Barbers interest in a possible business combination with Regis. On December 7, 1998, Mr. Finkelstein, Randy L. Pearce, Chief Financial Officer of Regis, and Bert M. Gross, General Counsel of Regis, Florence F. Francis, Chairman of the Board of Directors of The Barbers, Frederick A. Huggins, Jr., Chief Executive Officer of The Barbers, J. Brent Hanson, Chief Financial Officer of The Barbers, and their outside legal counsel had a brief conversation in which the potential for a business combination between the two companies was discussed. There was no discussion about terms, form or conditions of any such possible business combination.

    On January 4, 1999, Regis delivered to The Barbers a draft letter of intent and draft definitive merger agreement outlining the terms on which Regis would acquire The Barbers. The letter of intent and merger agreement contemplated a tax-free, stock-for-stock merger to be accounted for as a pooling-of-interests. The letter of intent and merger agreement contemplated a fixed conversion ratio of 1/2 of one share of

Regis Common Stock for each share of The Barbers Common Stock (adjusted to reflect Regis' 3-for-2 stock split effective March 1, 1999).

    Upon receipt of this proposal, management of The Barbers called a meeting of its Board of Directors to inform the Board of Directors of the receipt of the proposal and to discuss a course of action. On January 5, 1999, the Board of Directors of The Barbers met to discuss the Regis proposal. At this meeting, the Board of Directors discussed the possible responses to the proposal and determined to:

    - Take the proposal under advisement,

    - Inform Regis that the proposal had been received and was being considered by The Barbers, and

    - Establish a sub-committee of the Board of Directors to recommend to the full Board of Directors an investment banking firm to represent The Barbers in connection with any potential transaction.

    On January 7, 1999, a sub-committee of the Board of Directors consisting of Richard H. King and James L. Reissner met with The Barbers outside legal counsel to discuss the selection of a financial advisor to represent The Barbers. The sub-committee first established several criteria that it believed any financial advisor hired by The Barbers should possess, including knowledge of the hair care industry and the ability and experience to represent The Barbers in any negotiations that may occur. After contacting several financial advisors as to their willingness to act as a financial advisor to The Barbers and the costs they would charge to perform such services, the sub-committee determined to recommend to the Board of Directors that it engage U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray") to act as The Barbers financial advisor in connection with any potential transaction.

    On January 8, 1999, the Board of Directors of The Barbers met again to discuss the Regis proposal. At that time, the Board of Directors met with representatives of U.S. Bancorp Piper Jaffray to gain a better of understanding of the experience and expertise that U.S. Bancorp Piper Jaffray could bring to any potential transaction. After such discussion, the Board of Directors, upon the recommendation of the sub-committee, voted (with Ms. Francis, Ms. Goldstein and Mr. Huggins abstaining) to retain U.S. Bancorp Piper Jaffray as it financial advisor and arranged for U.S. Bancorp Piper Jaffray to begin its analysis of Regis and The Barbers. The Board of Directors also determined to accept U.S. Bancorp Piper Jaffray's recommendation to reject the letter of intent and proceed directly to the negotiation of a definitive merger agreement if agreement on economic and other material terms could be reached.

    On January 14, 1999, the Board of Directors of The Barbers met again to discuss the Regis proposal. At this meeting, representatives of U.S. Bancorp Piper Jaffray presented The Barbers Board of Directors in detail its analysis of Regis, The Barbers, Regis' proposal to acquire The Barbers, and other strategic alternatives. The Board of Directors of The Barbers met again on January 15, 1999 to further discuss the Regis proposal. On that date, the Board of Directors continued its discussions with U.S. Bancorp Piper Jaffray regarding the Regis proposal and discussed with U.S. Bancorp Piper Jaffray potential issues for negotiation. In addition, the Board of Directors authorized U.S. Bancorp Piper Jaffray to negotiate certain points of Regis' proposal.

    On January 20, 1999 representatives of U.S. Bancorp Piper Jaffray met with Regis to discuss the following items:

    - Reducing the proposed break-up fee to be paid by The Barbers to Regis if the offer to merge was accepted but not consummated due to the receipt by The Barbers of a third party acquisition offer that was superior to Regis' offer,

    - Placing a collar around the offer price to protect The Barbers if the price of the Regis Common Stock declined prior to the closing of the proposed transaction, and

    - The price of the offer.

    Each of these matters was taken under advisement by Regis. On January 21, 1999 Regis responded to these points as follows:

    - Regis was willing to reduce the proposed break-up fee if the offer to merge was accepted but not consummated from $2,000,000 to $1,500,000,

    - Regis was willing to negotiate a price collar to protect The Barbers if the price of the Regis Common Stock declined prior to the closing of the proposed merger, and

    - Regis was not willing to negotiate the price of the offer and stated that the 1 for 2 conversion ratio (adjusted to reflect Regis' 3-for-2 stock split effective March 1, 1999) that Regis originally proposed was all that Regis was willing to offer.

    The Board of Directors of The Barbers met again on January 22, 1999. At this meeting, U.S. Bancorp Piper Jaffray made a presentation to the Board of Directors discussing the results of U.S. Bancorp Piper Jaffray's negotiations with Regis and updating certain analysis presented to the Board of Directors on January 14, 1999. On January 25, 1999, the Board of Directors met to discuss the Regis proposal. At the meeting, the Board of Directors was informed that, after further negotiation between U.S. Bancorp Piper Jaffray, The Barbers outside legal counsel, and Regis, Regis had agreed to a price collar that would permit The Barbers to terminate the merger agreement if the closing price of Regis' common stock fell below $21.07 (adjusted to reflect Regis' 3-for-2 stock split effective March 1, 1999) for five consecutive trading days during the time between the execution of the merger agreement and the consummation of the merger. At the meeting, the Board of Directors reviewed the proposed Agreement and Plan of Merger and discussed with U.S. Bancorp Piper Jaffray its views regarding the financial aspects of the transaction. At that time, U.S. Bancorp Piper Jaffray indicated that is was prepared to issue an opinion that the consideration to be received by The Barbers' shareholders in the proposed transaction was fair, from a financial point of view, to The Barbers' shareholders. After the completion of these discussions, due to their potential interests in the Merger other than their interests as shareholders of The Barbers, Ms. Francis, Mr. Huggins, and Ms. Goldstein excused themselves from the meeting so that the independent, non-employee members of the Board of Directors (the "Independent Directors") could meet to discuss the proposed transaction. All potential conflicts were discussed. After thorough discussion, the Independent Directors decided, by a vote of four to zero, to accept the proposed transaction from Regis. Subsequent to this approval Ms. Francis, Mr. Huggins, and Ms. Goldstein rejoined the meeting and the entire Board of Directors decided, by a vote of seven to zero, to accept the proposed transaction from Regis. Immediately thereafter, Regis and The Barbers executed the Merger Agreement and issued a joint press release regarding the execution of the Merger Agreement.

THE BARBERS' REASONS FOR THE MERGER; RECOMMENDATION OF THE BARBERS' BOARD OF
  DIRECTORS

    The Barbers' Board of Directors has unanimously approved the Merger Agreement and the Merger and recommends approval of the Merger Agreement and the Merger by the shareholders of The Barbers. In reaching its decision to approve the Merger Agreement and the Merger, the Board of Directors of The Barbers considered a number of factors, including the following material factors:

    - OPINION OF FINANCIAL ADVISOR. The financial presentation of U.S. Bancorp Piper Jaffray (including the assumptions and methodologies underlying its analyses and presentations of the stand-alone value of The Barbers and of the market valuation and historical trading performance of Regis) made to the Board of Directors and the oral opinion of U.S. Bancorp Piper Jaffray (subsequently confirmed in writing) to the effect that, as of January 25, 1999, the consideration to be received by the shareholders of The Barbers in the Merger was fair to such holders from a financial point of view. See "The Merger--Opinion of Financial Advisor to The Barbers."

    - INTRINSIC VALUE. The Board of Directors' belief that the value of the combined company would more accurately reflect the value of The Barbers which, in the opinion of the Board of Directors, could not be fully recognized in the foreseeable future if The Barbers remained independent due to its relatively small market capitalization.

    - STOCK COMPENSATION. The ability of The Barbers' shareholders to continue to participate in The Barber's business as part of Regis after the Merger and to benefit from the potential growth and appreciation of the business conducted by the combined company while realizing an immediate premium for their shares of The Barbers Common Stock on a tax-free basis.

    - STRATEGIC ADVANTAGE. A review of strategic alternatives, including possible business combinations, and based on the foregoing, the belief that a transaction with another company could not reasonably be expected to offer terms and advantages comparable to those of a business combination involving Regis.

    - ECONOMIES OF SCALE. The Board of Directors' belief that significant economies of scale exist in the hair care industry and that a larger company has more opportunity to spread administrative and corporate overhead costs over a larger revenue base, and the Board of Directors' conclusion that the Merger should result in a strong combined company that should enhance shareholder value through efficiency of operations.

    - EFFECT ON FRANCHISE SYSTEM. The intention of Regis to retain the management of The Barbers to manage the newly-acquired entity and that consequently the Merger was not likely to adversely affect The Barbers' relationships with its employees and franchisees or to have an adverse effect on The Barbers' franchise system.

    - MANAGEMENT. The experienced management team Regis would provide to support and grow the business of The Barbers and its franchisees thereby enabling those members of The Barbers' management team approaching retirement, such as Florence F. Francis and Frederick A. Huggins, Jr., to retire from day-to-day management of The Barbers while being confident that The Barbers would continue to be well-managed.

    - FINANCIAL INFORMATION. A review of the business, earnings, operations, financial position and prospects of The Barbers and Regis, both individually and on a combined basis, including information with respect to the past earnings performance of each of The Barbers and Regis.

    - BUSINESS OBJECTIVES AND ALTERNATIVES. A review of The Barber's management, strategic objectives, prospects and competitive position and a consideration of alternatives to the Merger, including the alternative of remaining independent, and the risks associated with those alternatives, especially the risks associated with the transition of management responsibilities upon the retirement of senior management such as Florence
      F. Francis and Frederick A. Huggins, Jr.

    - TAX BENEFITS; ACCOUNTING TREATMENT. The potential advantage to The Barbers' shareholders of the qualification of the Merger under the Internal Revenue Code as a tax-free reorganization and the fact that the Merger would be accounted for as a pooling-of-interests transaction.

    - FRANCHISEE EXIT STRATEGY. Regis' historical willingness to acquire franchised locations if a franchisee desired to sell his or her location and the potential exit strategy such a practice provided to franchisees of The Barbers should they desire to sell their business.

    - TERMS OF MERGER AGREEMENT. A review of the terms and conditions of the Merger Agreement, including the fact that the Merger Agreement permits The Barbers' Board of Directors, in the exercise of its fiduciary duties, under certain conditions, to furnish information to, or engage in negotiations with, third parties in response to unsolicited acquisition proposals, and to terminate the Merger Agreement, subject to payment of a break-up fee of $1,500,000, if The Barbers' Board of Directors determines that a superior acquisition proposal has been made. See "The Merger Agreement."

    The discussion above describes the material factors considered by The Barbers' Board of Directors in its consideration of the Merger. After such consideration, and taking into account the recommendation of management, the Board of Directors concluded that the Merger was in the best interests of The Barbers and its shareholders. Because of the variety of factors considered, the Board of Directors did not find it practicable to, and did not make specific assessments of, quantity or otherwise assign relative weights to the specific factors considered in reaching its determination. The determination was made after consideration of all the factors together. In addition, different members of The Barbers Board of Directors may have given different weights to different factors.

    THE BOARD OF DIRECTORS OF THE BARBERS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF THE BARBERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

OPINION OF FINANCIAL ADVISOR TO THE BARBERS

    The Barbers retained U.S. Bancorp Piper Jaffray by letter agreement dated January 8, 1999, to act as financial advisor to the Board of Directors of The Barbers in evaluating a proposal from Regis, considering other potential courses of action, and effecting a business combination with any party (including Regis) if the Board of Directors determined to undertake that course of action. Under the terms of the agreement, if The Barbers determined to proceed with a business combination, U.S. Bancorp Piper Jaffray would also render an opinion to The Barbers' Board of Directors concerning the fairness, from a financial point of view, of the consideration to be received by The Barbers' shareholders.

    On January 25, 1999, U.S. Bancorp Piper Jaffray delivered its written opinion to The Barbers' Board of Directors. The opinion stated that, as of the date of the opinion, based on and subject to the assumptions, factors and limitations contained in the opinion and as described below, the consideration to be received by The Barbers' shareholders in the Merger under the terms of the Merger Agreement, was fair, from a financial point of view, to the shareholders. A copy of the U.S. Bancorp Piper Jaffray's updated written opinion is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated into this Proxy Statement/Prospectus by reference. We urge shareholders of The Barbers to read the attached opinion in its entirety.

    U.S. Bancorp Piper Jaffray was not requested to make, and did not make, any recommendation to The Barbers' Board of Directors as to the form of the consideration to be received by The Barbers' shareholders in the Merger. The opinion was rendered to The Barbers' Board of Directors and is not a recommendation to any shareholder of The Barbers as to how such shareholder should vote at the special meeting. U.S. Bancorp Piper Jaffray was not requested to opine as to, and the opinion does not address, The Barbers' underlying business decision to proceed with or effect the Merger.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray reviewed, among other things:

    - a draft of the Agreement and Plan of Merger dated January 22, 1999,

    - certain publicly available financial, operating, securities and business information related to The Barbers,

    - certain internal financial information of The Barbers on a stand-alone basis prepared for financial planning purposes and furnished by The Barbers management,

    - to the extent publicly available, financial terms of certain acquisition transactions deemed similar to the proposed merger of The Barbers and Regis and financial and market data of selected public companies deemed comparable to The Barbers and Regis,

    - certain publicly available information relative to Regis,

    - certain publicly available Regis financial and securities data, and

    - information related to The Barbers and Regis on a pro forma combined basis.

    In addition, U.S. Bancorp Piper Jaffray had discussions with members of Regis management regarding various matters including the background and rationale for the proposed transaction, the financial position, current operating performance and balance sheet characteristics of Regis and the prospects for The Barbers and Regis on a combined basis. U.S. Bancorp Piper Jaffray also had discussions with members of The Barbers' management regarding various matters, including the background and rationale for the proposed transaction, the financial condition, current operating performance and balance sheet characteristics of The Barbers and the prospects for The Barbers and Regis on a combined basis.

    In connection with delivering the opinion, U.S. Bancorp Piper Jaffray prepared and delivered to The Barbers' Board of Directors certain written materials containing analyses and other information material to the opinion. Set forth below is a summary of these materials.

IMPLIED VALUE OF MERGER CONSIDERATION

    Based on the 5-day average closing price of $24.97 (adjusted to reflect Regis' 3-for-2 stock split effective March 1, 1999) for Regis Common Stock for the period ended January 20, 1999 and the proposed conversion ratio, U.S. Bancorp Piper Jaffray estimated an implied value per share for each share of The Barbers Common Stock in the Merger of $12.48. U.S. Bancorp Piper Jaffray also calculated an implied total equity value of The Barbers of $58.77 million by multiplying the five-day average closing price of Regis Common Stock times the number of Regis shares to be issued to The Barbers' shareholders, optionholders, and warrantholders in the Merger.

MARKET ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed selected market data relating to ownership, price, volume and analyst coverage for each of The Barbers and Regis. In addition, U.S. Bancorp Piper Jaffray compared the daily stock price and volume performance as well as the trading volume at various prices for both The Barbers Common Stock and Regis Common Stock.

COMPARABLE COMPANY ANALYSIS

    U.S. Bancorp Piper Jaffray compared certain financial information and valuation ratios relating to The Barbers to corresponding data and ratios from ten publicly traded companies deemed comparable to The Barbers (the "Comparable Company Group"). This group was selected from companies that:

    - are publicly traded companies whose primary business activities correspond to the Standard Industrial Classification ("SIC") codes for miscellaneous retail stores, personal services, beauty shops, barber shops or miscellaneous personal services,

    - are publicly traded branded consumer service providers and franchisers, and

    - have a market capitalization greater than $50 million.

    The valuation ratios calculated by U.S. Bancorp Piper Jaffray for the Comparable Company Group included Company Value (equity value plus debt less cash) to Latest Twelve Month ("LTM") Revenue, Company Value to LTM Operating Income, Company Value to LTM Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), Equity Value to LTM Net Income and Equity Value to

Estimated Calendar 1999 Net Income. The range of valuation multiples calculated by U.S. Bancorp Piper Jaffray appear in the table below:

                        COMPARABLE COMPANY MULTIPLE DATA

                                                                                                                     IMPLIED
                                                                           MULTIPLE        MEAN        MEDIAN      TRANSACTION
VALUATION MULTIPLE                                                           RANGE       MULTIPLE     MULTIPLE     MULTIPLE(1)
-----------------------------------------------------------------------  -------------  -----------  -----------  -------------
Company Value/LTM Revenue..............................................     0.1x- 4.0x        1.4x         1.2x          2.1x
Company Value/LTM Operating Income.....................................     6.9x-24.7x       15.2x        15.9x         19.1x
Company Value/LTM EBITDA...............................................     4.6x-16.9x       10.1x         9.8x         16.1x
Equity Value/LTM Net Income............................................    14.3x-37.6x       27.1x        26.9x         32.6x
Equity Value to Calendar 1999 Estimated Net Income.....................     8.3x-27.7x       19.0x        18.3x         27.2x

------------------------

(1) Based on the estimated value of the merger consideration of $12.48 per share.

    After comparing the financial performance and other parameters of The Barbers with the Comparable Company Group, U.S. Bancorp Piper Jaffray deemed the respective medians and means of the above valuation multiple ranges to be most appropriate for purposes of valuing The Barbers Common Stock. Applying these selected valuation multiples to The Barbers' financial parameters and adjusting for the effects of in-the-money stock options outstanding, U.S. Bancorp Piper Jaffray determined a range of values for The Barbers Common Stock under this approach of $9.75 to $11.00 per share.

MERGER AND ACQUISITION MULTIPLE ANALYSIS

    U.S. Bancorp Piper Jaffray reviewed certain merger and acquisition transactions which it deemed comparable to the proposed merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and applying the following criteria:

    - deals in which the targets' primary business activities corresponded to the SIC codes for miscellaneous retail stores, personal services, beauty shops, barber shops or miscellaneous personal services,

    - deals in which the acquiring company purchased at least 50% of the target with cash, stock or a combination thereof, and

    - transaction values of greater than $20 million.

    Specifically, U.S. Bancorp Piper Jaffray analyzed 25 transactions, excluding share buy-backs, that satisfied the above criteria, not all of which had available financial data.

    The valuation ratios calculated by U.S. Bancorp Piper Jaffray for the comparable transaction group included Company Value to LTM Revenue, Company Value to LTM Operating Income, Company Value to LTM EBITDA and Equity Value to LTM Net Income. The range of valuation multiples calculated by U.S. Bancorp Piper Jaffray appear in the table below:

                                                                                                                     IMPLIED
                                                                           MULTIPLE        MEAN        MEDIAN      TRANSACTION
VALUATION MULTIPLE                                                           RANGE       MULTIPLE     MULTIPLE      MULTIPLE
-----------------------------------------------------------------------  -------------  -----------  -----------  -------------
Company Value/LTM Revenue..............................................     0.1x- 1.9x        0.9x         0.7x          2.1x
Company Value/LTM Operating Income.....................................     7.0x-20.7x       15.0x        17.4x         19.1x
Company Value/LTM EBITDA...............................................     6.6x-27.9x       12.0x         9.5x         16.1x
Equity Value/LTM Net Income............................................    12.1x-46.1x       26.2x        23.2x         32.6x

    U.S. Bancorp Piper Jaffray deemed the respective medians and means of the above valuation multiples ranges to be most appropriate for purposes of valuing The Barbers Common Stock. Applying these selected valuation multiples to The Barbers' financial parameters and adjusting for the effects of in-the-money stock options outstanding, U.S. Bancorp Piper Jaffray determined a range of values for The Barbers Common Stock under this approach of $9.00 to $10.00 per share.

DISCOUNTED CASH FLOW ANALYSIS

    U.S. Bancorp Piper Jaffray estimated a range of theoretical values for The Barbers based on the net present value of its projected annual cash flows and an estimated terminal value of The Barbers for the period subsequent to such projections. U.S. Bancorp Piper Jaffray applied a range of terminal value multiples of 9.0x to 11.0x to projected operating income at the end of fiscal year 2003 and a range of discount rates of 14% to 18%. The projected financial data for The Barbers was prepared by The Barbers' management. This analysis yielded a range of per share equity values of The Barbers of $9.51 to $12.99, with a midpoint of $11.13. Based on this methodology, U.S. Bancorp Piper Jaffray determined a range of values for The Barbers Common Stock of approximately $10.00 to $12.00 per share.

PREMIUM ANALYSIS

    U.S. Bancorp Piper Jaffray analyzed the premiums (relative to pre-announcement prices) paid by acquirors of publicly held companies in transactions where control changed hands and applied the results of such analyses to the publicly traded price of The Barbers Common Stock. As part of its analysis, U.S. Bancorp Piper Jaffray reviewed premiums paid in domestic transactions announced and reported since 1995 with a transaction value between $25 million and $100 million ("Market Premium") as well as premiums paid in announced and reported transactions involving only companies having SIC codes for miscellaneous retail stores, personal services, beauty shops, barber shops or miscellaneous personal services ("Related Company Premium"). U.S. Bancorp Piper Jaffray determined the premium by reviewing the target company's stock price at each of one day, one week and one month prior to announcement of the transaction.

                                                                                    ONE DAY      ONE WEEK       ONE MONTH
                                                                                  -----------  -------------  -------------
MARKET PREMIUM--MEDIAN..........................................................        23.1%         28.5%          31.6%
RELATED COMPANY PREMIUM--MEDIAN.................................................        33.3          22.3           28.9
IMPLIED PREMIUM TO BE PAID IN MERGER............................................        13.5          23.3           69.2

    U.S. Bancorp Piper Jaffray used the results of this analysis to arrive at a range of implied per share values for The Barbers of $13.00 to $17.50 based on The Barbers five-day average closing price as of January 20, 1999 and a range of $12.00 to $14.00 based on The Barbers five-day average closing price as of January 15, 1999. Due to stock price volatility at the time U.S. Bancorp Piper Jaffray rendered its opinion, U.S. Bancorp Piper Jaffray believed that the January 15, 1999 five-day average would be a better indicator of implied value under this approach.

CONTRIBUTION ANALYSIS

    U.S. Bancorp Piper Jaffray analyzed the expected contributions of each of Regis and The Barbers to the combined projected revenue, earnings before interest and taxes and net income of the proposed combined company for the years ending June 30, 1999 through 2003. U.S. Bancorp Piper Jaffray analyzed three pro forma scenarios in which the combined company generated $0, $1.5 million and $2.5 million of annual operating income synergies, all of which synergies were deemed to have been contributed by The Barbers. The results were then compared to the approximately 6% equity interest in the combined company that would be owned by The Barbers' shareholders based on the proposed exchange ratio.

    Without assumed synergies inuring to the benefit of the combined company, U.S. Bancorp Piper Jaffray estimated a range of implied contribution for The Barbers to revenue of 3.4% to 5.4%, to EBIT of 4.4% to 6.5% and to net income of 5.2% to 7.6%. Assuming $1.5 million in synergies inuring to the benefit of the combined company, U.S. Bancorp Piper Jaffray estimated a range of implied contribution for The Barbers to revenue of 3.4% to 5.4%, to EBIT of 4.9% to 7.6%, and to net income of 6.0% to 8.8%. Assuming $2.5 million in synergies inuring to the benefit of the combined company, U.S. Bancorp Piper Jaffray estimated a range of implied contribution for The Barbers to revenue of 3.4% to 5.4%, to EBIT of 6.9% to 8.3%, and to net income of 7.8% to 9.6%.

ACCRETION/DILUTION ANALYSIS

    U.S. Bancorp Piper Jaffray examined the hypothetical effect of the Merger, as if it had occurred on March 31, 1999, on earnings per share of the combined company, by combining estimates by management and research analysts of the projected financial results of Regis and estimates by management of the projected financial results of The Barbers. U.S. Bancorp Piper Jaffray focused on the effect of the proposed transaction on the earnings of the combined company for the first full fiscal year after the assumed date of consummation for the transaction (i.e. fiscal year ending June 30, 2000). U.S. Bancorp Piper Jaffray performed the accretion/dilution analysis at various levels of post-transaction operating synergies identified to U.S. Bancorp Piper Jaffray by management of the companies, assuming the transaction was accounted for as a pooling-of-interests. U.S. Bancorp Piper Jaffray determined that in a transaction accounted for as a pooling-of-interests and at each assumed level of operating synergies, the proposed transaction would be slightly accretive to the earnings per share of the combined company for fiscal year 2000. U.S. Bancorp Piper Jaffray also determined that the transaction would be slightly dilutive to the earnings per share of the combined company if no synergies were realized by the combined company.

    The actual operating and financial results achieved by the combined company may vary from projected results and variations may be material as a result of business and market risks, the timing and amount of synergies, the costs associated with achieving the synergies and other factors.

    In reaching its conclusion as to the fairness of the consideration to be received by The Barbers' shareholders upon consummation of the Merger from a financial point of view and in its presentation to The Barbers' Board of Directors, U.S. Bancorp Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. U.S. Bancorp Piper Jaffray believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the processes underlying the opinion.

    The analyses of U.S. Bancorp Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Regis, The Barbers or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Regis and The Barbers were compared and other factors that could affect the public trading value of the companies.

    For purposes of the opinion, U.S. Bancorp Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information made available to it and did not assume responsibility to independently verify the information. U.S. Bancorp Piper Jaffray relied upon the assurances of the companies' management that (1) the information provided was prepared on a reasonable basis in accordance with industry practice, (2) the financial planning data reflects the best currently available estimates and good faith judgments of the companies' management as to the expected future financial performance of the companies, and (3) each management team was not aware of any information or facts that would make the information provided to U.S. Bancorp Piper Jaffray incomplete or misleading.

    For purposes of the opinion, U.S. Bancorp Piper Jaffray, with The Barbers' consent, assumed that The Barbers and Regis are not a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Merger or in the ordinary course of business.

    In arriving at its opinion, U.S. Bancorp Piper Jaffray was not engaged to perform any appraisals or valuations of specific assets or liabilities (contingent or otherwise) of Regis or The Barbers and was not furnished with any such appraisals or evaluations, made no physical inspection of the properties or assets of The Barbers and expressed no opinion regarding the liquidation value of any entity. U.S. Bancorp Piper Jaffray expressed no opinion regarding the price at which shares of Regis Common Stock have traded or at which the shares may trade at any future time. The opinion is based on information available to U.S. Bancorp Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. In its capacity as financial advisor, U.S. Bancorp Piper Jaffray was not requested to solicit, and did not solicit, other potential candidates for a business combination with The Barbers.

    U.S. Bancorp Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. The Barbers' Board of Directors selected U.S. Bancorp Piper Jaffray because of its expertise, reputation and familiarity with the industry in general and The Barbers in particular. In the ordinary course of its business, U.S. Bancorp Piper Jaffray and its affiliates may actively trade securities of Regis or The Barbers for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in these securities.

    Under the terms of the engagement letter dated January 8, 1999, as amended, The Barbers agreed to pay U.S. Bancorp Piper Jaffray $50,000 upon its engagement and $100,000 upon completion of an analysis of The Barbers completed by U.S. Bancorp Piper Jaffray on January 14, 1999. The Barbers also agreed to pay an additional fee of $125,000 upon delivery of the opinion and will pay, upon consummation of the Merger, a cash fee equal to $700,000, less the $275,000 paid for the analysis and opinion. The contingent nature of a portion of these fees may have created a potential conflict of interest in that The Barbers would be unlikely to consummate the Merger unless it had received the opinion. Whether or not the Merger is consummated, The Barbers has agreed to pay the reasonable out-of-pocket expenses of U.S. Bancorp Piper Jaffray and to indemnify U.S. Bancorp Piper Jaffray against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of U.S. Bancorp Piper Jaffray by The Barbers.

EFFECTIVE TIME OF THE MERGER

    The Merger will be effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Minnesota (the "Effective Time"). Such filing will occur only after all applicable waiting periods (and extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated, the approval of the Merger Agreement by the requisite vote of The Barbers' shareholders, and the satisfaction or waiver of all other conditions to the Merger. See "The Merger--Conditions to Obligation to Close."

TERMS OF THE MERGER

    At the Effective Time, Merger Sub will be merged with and into The Barbers, and each share of The Barbers Common Stock issued and outstanding immediately prior to the Effective Time will, on and after the Effective Time, be converted into 1/2 of one share of Regis Common Stock. Upon consummation of the Merger, The Barbers will become a direct, wholly-owned subsidiary of Regis. No fractional shares will be issued in the Merger.

REGULATORY APPROVAL

    The consummation of the Merger will require the amendment of filings with state franchise authorities and will cause a temporary hold on the ability of The Barbers and Regis to offer and sell franchises in these states until these amendments have been approved.

    In addition, under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), Regis and The Barbers must give notice and certain information to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC, followed by certain waiting period requirements, before consummating the Merger.

    Regis and The Barbers each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on March 22, 1999. Under the HSR Act, the Merger may not be consummated until the expiration of a waiting period of at least 30 days following the receipt of each filing, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. On April 2, 1999, the FTC advised counsel for Regis and counsel for The Barbers that early termination of the waiting period has been granted.

    The FTC and the Antitrust Division frequently scrutinize the legality of transactions such as the Merger under the antitrust laws. At any time before or after the Effective Time, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including:

    - Seeking to enjoin the Merger or seeking the divestiture of The Barbers by Regis, in whole or in part; or

    - Requiring the divestiture of substantial assets of The Barbers, Regis or their respective subsidiaries.

    State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. Based upon an examination of information available to Regis and The Barbers relating to the businesses in which Regis, The Barbers and their respective subsidiaries are engaged, Regis and The Barbers believe that the consummation of the Merger will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or, if such a challenge is made, that Regis and The Barbers will prevail.

    Neither Regis nor The Barbers is aware of any other material governmental approvals or actions that may be required for consummation of the Merger except as described above. Should any such approval or action be required, it is presently contemplated that such approval or action would be sought. There is no assurance, however, that any such approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause the parties to abandon the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of The Barbers' Board of Directors with respect to the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement, you should be aware that certain members of The Barbers' management and Board of Directors (identified in the following paragraphs) have interests in the Merger that may be in conflict with your interests. The Board of Directors of The Barbers and the Independent Directors were aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. These interests are discussed below:

    - In connection with the Merger, Florence F. Francis, Chairman of the Board of Directors of The Barbers, and Regis entered into a Non-Competition Agreement (the "Francis Non-Competition Agreement") effective upon the consummation of the Merger. Pursuant to the Francis Non-Competition Agreement, Ms. Francis has agreed not to compete with Regis, directly or indirectly, for eight years after the consummation of the Merger. As consideration for her agreement not to compete with Regis, Ms. Francis will receive $580,000, to be paid over five years in equal monthly installments. Regis has also agreed to pay Ms. Francis' legal fees incurred in connection with the negotiation and preparation of the Francis Non-Competition Agreement.

    - In connection with the Merger, Florence F. Francis and Regis entered into a Transition Agreement (the "Francis Transition Agreement") effective upon the consummation of the Merger. Pursuant to the Francis Transition Agreement, Ms. Francis will act as a good-will ambassador on behalf of Regis with the franchisees of The Barbers until September 28, 2002. As consideration for the Francis Transition Agreement, Ms. Francis will receive her current base salary and bonus through September 28, 1999 and will receive, beginning on September 29, 1999 and continuing for four years thereafter, an annual salary of $50,000, health insurance benefits, reimbursement of out-of-pocket expenses incurred in connection with the performance of her duties, and a company car. Regis has also agreed to pay Ms. Francis' legal fees incurred in connection with the negotiation and preparation of the Francis Transition Agreement.

    - In connection with the Merger, John W. Francis, son of Florence F. Francis and Vice President of Strategy and Credit of The Barbers, and Regis entered into an Employment Agreement (the "Francis Employment Agreement") effective upon consummation of the Merger. Pursuant to the Francis Employment Agreement, Mr. Francis will be employed as a vice president of Regis. As consideration for the Francis Employment Agreement, Mr. Francis will receive an annual salary of $80,000 (with a guaranteed bonus of $20,000) and will be eligible to participate in Regis' benefit plans.

    - Upon consummation of the Merger, The Francis Family Limited Partnership, a partnership in which Florence F. Francis, John W. Francis, and Susan F. Goldstein are limited partners, and Regis agreed to amend the lease under which The Barbers currently leases its headquarters office space from The Francis Family Limited Partnership. This lease will be amended to permit Regis to terminate the lease upon six months notice and the payment of a $500,000 termination fee to the Francis Family Limited Partnership. This $500,000 fee is subject to adjustment after analysis of the value of such a termination right by an independent appraiser, but if it is valued below $400,000, then Regis will not be able to terminate the lease without the consent of The Francis Family Limited Partnership.

    - In connection with the Merger the directors and executive officers of The Barbers will be granted options and warrants to purchase shares of Regis Common Stock in replacement of currently outstanding options and warrants to purchase The Barbers Common Stock. These options and warrants will have similar terms and exercise prices and the options and warrants which they replace, after taking into account an adjustment of the exercise price and number of shares subject to the option or warrant based on the conversion ratio of 1/2 of one share of Regis Common Stock for each share of The Barbers Common Stock.

MANAGEMENT OF THE BARBERS AFTER THE MERGER

    Regis intends to operate The Barbers business as a separate subsidiary after the Merger. Regis anticipates that most of the current executive officers of The Barbers will be retained by Regis to be

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
responsible for the operations of The Barbers as a subsidiary of Regis, under the direction and control of Regis' Chief Executive Officer and the Regis Board of Directors.

ACCOUNTING TREATMENT

    Regis and The Barbers intend that the Merger qualify as a pooling-of-interests for accounting and financial reporting purposes. The obligation of each of Regis and The Barbers to consummate the Merger is conditioned upon Regis not having received any objection to the qualification of the Merger as a pooling-of-interests treatment from the SEC. For information concerning certain restrictions to be imposed on the transferability of the Regis Common Stock received by affiliates of The Barbers in the Merger in order, among other things, to assure the availability of pooling of interests accounting treatment. See "The Merger--Resales of Regis Common Stock Issued In The Merger; Affiliate Agreements."

    Under the pooling-of-interests method of accounting, the historical bases of the assets and liabilities of The Barbers and Regis will be retroactively combined when the Merger becomes effective as if the companies had always been combined, and carried forward at their previously recorded amounts, the shareholders' equity accounts of The Barbers and Regis will be combined on Regis' consolidated balance sheet, and no goodwill or other intangible assets will be created. Pursuant to the pooling-of-interests method of accounting in accordance with Accounting Principles Board Opinion No. 16, conforming accounting adjustments will be recorded, if necessary, to adjust the historical combined financial statements of The Barbers to the same basis of generally accepted accounting principles applied by Regis in its consolidated financial statements, consistent with the intent to present the financial statements of the combined entities as though they have always been combined. Financial statements of Regis issued after consummation of the Merger will be restated retroactively to reflect the consolidated operations of The Barbers and Regis as if the Merger had been in effect for the periods presented therein.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The following discussion summarizes the material federal income tax consequences of the Merger to you. The discussion does not address all aspects of federal income taxation that may apply to shareholders subject to special rules, including foreign persons, insurance companies, tax-exempt entities, retirement plans and persons who acquired their The Barbers Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. In addition, the following discussion does not address either the effect of applicable state, local or foreign tax laws on you or the effect of any federal tax laws other than those pertaining to federal income tax on you.

    The Barbers expects to receive an opinion from Gray, Plant, Mooty, Mooty & Bennett, P.A. to the effect that, assuming that the Merger occurs in accordance with the Merger Agreement, the Merger will constitute a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code"). This opinion will be based on the Code, regulations and rulings then in effect, current administrative rulings and practice and judicial precedent, all of which are subject to change. Any change, which may or may not be retroactive, could alter the tax consequences discussed below. The opinion will also be based on certain assumptions regarding the factual circumstances at the effective time of the Merger, including certain representations and agreements made by Regis, The Barbers and certain of The Barbers' shareholders. The inaccuracy of any of these factual assumptions may affect the tax consequences of the Merger. The discussion below applies to shareholders of The Barbers who hold their shares of The Barbers Common Stock as a "capital asset" within the meaning of Section 1221 of the Code.

    Assuming that the Merger qualifies as a "reorganization":

    - Neither Regis, Merger Sub nor The Barbers will recognize any gain or loss in the Merger.

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
    - If you exchange your shares of The Barbers Common Stock for shares of Regis Common Stock pursuant to the Merger, you will not recognize any gain or loss upon this exchange, except that, as noted below, you may recognize gain or loss with respect to cash received instead of a fractional share interest.

    - Your aggregate adjusted tax basis of the shares of Regis Common Stock you receive in the Merger (including a fractional share interest deemed received, as explained below) will be equal to your aggregate adjusted tax basis of your shares of The Barbers Common Stock surrendered in the Merger.

    - Your holding period of the shares of Regis Common Stock will include your holding period of the shares of The Barbers Common Stock surrendered in the Merger.

    - If you receive cash in the Merger instead of a fractional share of Regis Common Stock, you will be treated as having received that fractional share in the Merger and then as having received cash in redemption of that fractional share interest by Regis. Your receipt of this cash should cause you to recognize capital gain or loss equal to the difference between the amount of cash received and the portion of your adjusted tax basis in the shares of The Barbers Common Stock allocable to the fractional share interest.

    - If you exercise dissenters' rights in the Merger, you will recognize gain or loss upon your receipt of cash for the fair value of your shares of The Barbers Common Stock. Your capital gain or loss will be equal to the difference between the amount of cash received and your adjusted tax basis in your shares of The Barbers Common Stock.

    The Merger Agreement provides that The Barbers is not obligated to consummate the Merger unless it shall have received the opinion from Gray, Plant, Mooty, Mooty & Bennett, P.A., counsel to The Barbers, substantially to the effect that under applicable law, for federal income tax purposes, the Merger will constitute a "reorganization" under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    THE FOREGOING DISCUSSION OF MATERIAL FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY. THE OPINION OF GRAY, PLANT, MOOTY, MOOTY & BENNETT, P.A. IS NOT BINDING ON THE INTERNAL REVENUE SERVICE. BECAUSE OF THE COMPLEXITY OF THE TAX LAWS, AND BECAUSE THE TAX CONSEQUENCES TO YOU MAY BE AFFECTED BY MATTERS NOT DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISER WITH RESPECT TO YOUR OWN PARTICULAR CIRCUMSTANCES AND WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS, ESTATE TAX LAWS AND PROPOSED CHANGES IN APPLICABLE TAX LAWS.

NASDAQ NATIONAL MARKET LISTING

    Regis will file an application to list the shares of Regis Common Stock to be issued in the Merger on the Nasdaq National Market. A condition to the consummation of the Merger is that such Regis Common Stock be authorized for listing, upon notice of issuance, on the Nasdaq National Market.

EXCHANGE PROCEDURES

    As soon as practicable after the consummation of the Merger, Norwest Bank Minnesota, N.A., the financial institution appointed to effect the exchange (the "Exchange Agent"), will mail to you a letter of transmittal which is to be used by you to return to the Exchange Agent the stock certificates representing The Barbers Common Stock owned by you (the "Old Certificates"), which certificates should be duly endorsed in blank by you. As soon as practicable after receiving the Old Certificates from you together with the duly executed letter of transmittal and any other items specified by the letter of transmittal, the Exchange Agent will deliver to you new certificates ("New Certificates") representing the appropriate number of shares of Regis Common Stock to be issued to you under the terms of the Merger Agreement, together with a check for payment of cash in lieu of fractional shares. No dividends or other distributions that are declared on Regis Common Stock will be paid to you until you have surrendered your Old Certificates in exchange for New Certificates, but upon your surrender of your Old Certificates, you will received such dividends or other distributions, if any, that have been paid on the Regis Common Stock from and after the consummation of the Merger. You will not be paid any interest on the cash or the value of the Regis Common Stock into which your shares of The Barbers Common Stock will be converted.

    If you want the Regis Common Stock and/or the cash, or any part thereof, that you are entitled to receive upon consummation of the Merger to be paid to another person, then you must:

    - Properly endorse your Old Certificates or include with your Old Certificates appropriate stock powers transferring the shares represented by your Old Certificates to such person, and

    - Pay to the Exchange Agent any transfer or other taxes payable by reason of the transfer or establish to the satisfaction of Regis that such taxes have been paid or are not required to be paid.

DISSENTERS' RIGHTS OF APPRAISAL

    Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act (the "MBCA") entitle you to exercise dissenters' rights and receive cash equal to the "fair value" of your shares of The Barbers Common Stock instead of shares of Regis Common Stock upon consummation of the Merger. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights. If you think that you might exercise your dissenters' rights in connection with the Merger, you should carefully review the text of Appendix C attached to this document, particularly the specified procedural steps required to perfect dissenters' rights, which are complex, and you should also consult your legal counsel. Your dissenters' rights will be lost if you do not fully and precisely satisfy the procedural requirements of sections 302A.471 and 302A.473 of the MBCA.

    Under the MBCA, if you (i) file with The Barbers before the special meeting written notice of your intent to demand the fair value for your shares of The Barbers Common Stock if the Merger is consummated and becomes effective and (ii) do not vote your shares of The Barbers Common Stock at the special meeting in favor of the proposal to approve the Merger Agreement and the Merger, then you will be entitled, if the Merger is approved and effected, to receive a cash payment equal to the fair value of your shares of The Barbers Common Stock upon compliance with the applicable statutory procedural requirements. If you vote FOR the proposal to approve the Merger Agreement and the Merger you will have no dissenters' rights under the MBCA, however, your failure to vote AGAINST the proposal to approve the Merger Agreement and the Merger, this failure will not, in and of itself, constitute a waiver of your dissenters' rights.

    If you intend to demand payment for your shares of The Barbers Common Stock, you must file a notice of such intent with The Barbers at 300 Industrial Boulevard N.E., Minneapolis, Minnesota 55413, Attn: Corporate Secretary, before the vote on the Merger Agreement and the Merger at the special meeting. A vote against the Merger Agreement and the Merger at the special meeting will not constitute the notice required under the MBCA. If you do not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA, you will not be entitled to payment for your shares of The Barbers Common Stock under the dissenters' rights provisions of the MBCA. Instead, you will be bound by the terms of the Merger Agreement if the Merger is consummated.

    If the Merger is approved at the special meeting, The Barbers must send written notice to all shareholders who have given written notice of dissent and not voted in favor of the Merger a notice containing:

    - The address where the demand for payment and certificates must be sent and the date by which they must be received,

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
    - Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received,

    - A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and

    - A copy of the provisions of the MBCA set forth in Appendix C with a brief description of the procedures to be followed under those provisions.

    If your are sent such a notice and wish to assert dissenters' rights, you must demand payment and deposit your certificates with The Barbers within 30 days after such notice is given. Prior to the Effective Time, you will retain all other rights of a shareholder. From and after the Effective Time, if you are a dissenting shareholder, you will no longer be entitled to any rights of a shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and you will only be entitled to any rights of appraisal as provided by the MBCA. If you fail to perfect your dissenters' rights, your shares of The Barbers Common Stock will thereafter be deemed to have been converted into the right to receive the consideration provided for by the Merger Agreement.

    After the Effective Time or upon receipt of a valid demand for payment, whichever is later, The Barbers must remit to you, if you complied with the requirements of the dissenters' rights statutes, the amount The Barbers estimates to be the fair value of your shares of The Barbers Common Stock, plus interest accrued from the Effective Time to the date of payment. The payment also must be accompanied by certain financial data relating to The Barbers, The Barbers' estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. If you believe that the amount remitted is less than the fair value of such shares plus interest, you may give written notice to The Barbers of your own estimate of the fair value of the shares, plus interest, within 30 days after The Barbers mails its remittance, and demand payment of the difference.

    If The Barbers receives a demand from you to pay such difference, it must, within 60 days after receiving your demand, either pay to you the amount demanded or agreed to by you after discussion with The Barbers or file in court a petition requesting that the court determine the fair value of the shares.

    The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of your shares. The court shall determine whether you have complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of your shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders.

    Costs of the court proceeding shall be determined by the court and assessed against The Barbers, except that part or all of the costs may be assessed against you if your actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

    If the court finds that The Barbers did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against The Barbers. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

    You may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by you on behalf of any one beneficial shareholder and you notify The Barbers in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. In such a situation, your rights as a dissenting shareholder are determined as if the shares as to which you are dissenting and your other non-dissenting shares were registered in the names of different shareholders.

    Under Subdivision 4 of Section 302A.471 of the MBCA, you have no right, at law or in equity, to set aside the approval of the Merger Agreement or the consummation of the Merger except if the adoption or consummation of the Merger was fraudulent with respect to you or The Barbers.

RESALES OF REGIS COMMON STOCK ISSUED IN THE MERGER; AFFILIATE AGREEMENTS

    Regis Common Stock to be issued to you in connection with the Merger has been registered under the Securities Act of 1933, as amended (the "Securities Act"). This Regis Common Stock will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed to be an "affiliate" of The Barbers or Regis within the meaning of Rule 145 under the Securities Act. "Affiliate" is generally defined as a person who controls, is controlled by, or is under common control with The Barbers or Regis at the time of the special meeting (generally, directors, certain executive officers and major shareholders). Affiliates of The Barbers or Regis may not sell their shares of Regis Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering the sale of such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) is entitled to sell shares of Regis Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) within any three-month period during such one-year period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding shares of Regis Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding such sale. Rule 145 would remain available to Affiliates only if Regis remained current with its informational filings with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). One year after the Effective Time, an Affiliate would be able to sell such Regis Common Stock without such manner of sale or volume limitations, provided that Regis was current with its Exchange Act informational filings and such Affiliate was not then an affiliate of Regis. Two years after the Effective Time, an Affiliate would be able to sell such shares of Regis Common Stock without any restrictions as long as such Affiliate was not then, and had not been for at least three months prior thereto, an affiliate of Regis.

    It is a condition to the obligation of Regis to consummate the Merger that The Barbers cause each current executive officer or director identified as a possible Affiliate of The Barbers to execute and deliver to Regis, on or prior to the Effective Time, an agreement (the "Affiliate Agreements") providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Regis Common Stock obtained as a result of the Merger (1) unless (a) such sale, transfer or other disposition is made in compliance with Rule 145, or (b) in the opinion of counsel reasonably acceptable to Regis, such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act; and
(2) until after such time as financial results covering at least 30 days of post Merger combined operations of Regis and The Barbers have been published. See "The Merger Agreement--Conditions to Obligation to Close."

                              THE MERGER AGREEMENT

    The following is a brief summary of the material provisions of the Merger Agreement. This description does not purport to be complete. For a complete information with regard to any of the information set forth below, you should refer to the copy of the Merger Agreement included as Appendix A to this Proxy Statement/Prospectus and incorporated herein by reference. You are urged to read the Merger Agreement in its entirety. See also "THE MERGER."

GENERAL

    The Merger Agreement provides that, upon the satisfaction or waiver of certain conditions, Merger Sub will be merged with and into The Barbers, The Barbers will continue as the surviving corporation, and the separate existence of Merger Sub will cease. Following the Merger, The Barbers will be a wholly-owned subsidiary of Regis. Upon consummation of the Merger, (1) each outstanding share of common stock of Merger Sub will be converted into one share of common stock of The Barbers and (2) each outstanding share of The Barbers Common Stock will be converted into 1/3 of one share of Regis Common Stock, subject to adjustments for, among other things, stock dividends by either The Barbers or Regis occurring after the date of the Merger Agreement. As a result of the 3-for-2 Regis stock split effective on March 1, 1999, the conversion ration has been adjusted to be 1/2 of one share of Regis Common Stock for each outstanding shares of The Barbers Common Stock.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of The Barbers relating to, among other things:

    - Organization, qualification and corporate powers;

    - The Barbers' capital structure;

    - The authorization, execution, delivery, performance and enforceability of the Merger Agreement;

    - The need to obtain any third party consents;

    - Documents filed by The Barbers with the SEC and the accuracy of information contained therein;

    - The Barbers' financial statements;

    - The absence of certain changes or events since September 24, 1998;

    - Pending or threatened material litigation;

    - Filing of tax returns and payment of taxes;

    - Certain labor matters;

    - Benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters;

    - The Barbers' material compliance with all environmental laws;

    - Material contracts;

    - Ownership of or rights to use The Barbers intellectual property;

    - Brokers' fees and expenses;

    - The approval by the Board of Directors of The Barbers of the Merger;

    - The accuracy of information supplied by The Barbers in connection with this Proxy Statement; and

    - The ability to account for the Merger as a pooling-of-interests in accordance with generally accepted accounting principles.

    The Merger Agreement also contains customary representations and warranties of Regis relating to, among other things:

    - Organization, qualification and corporate powers;

    - Regis' capital structure;

    - The authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;

    - The need to obtain any third party consents;

    - Documents filed by Regis with the SEC and the accuracy of information contained therein;

    - Regis' financial statements;

    - The absence of certain changes or events since Regis' most recent Fiscal Quarter End;

    - Brokers' fees and expenses;

    - Regis intention to continue at least one historic business line of The Barbers;

    - Pending or threatened material litigation;

    - Filing of tax returns and payment of taxes;

    - Certain labor matters;

    - Benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters;

    - Regis' material compliance with all environmental laws;

    - Material contracts;

    - Ownership of or rights to use Regis intellectual property;

    - The approval by the Board of Directors of Regis of the Merger; and

    - The accuracy of information supplied by Regis in connection with this Proxy Statement.

    The representations and warranties of The Barbers contained in the Merger Agreement do not survive the consummation of the Merger. The representations and warranties of Regis contained in the Merger Agreement survive for a period of one year after the consummation of the Merger.

CERTAIN COVENANTS

    Pursuant to the Merger Agreement, The Barbers has agreed that, prior to the Effective Time, except as expressly permitted by the Merger Agreement or as otherwise consented to by Regis, The Barbers will, and will cause its subsidiaries to, among other things (subject to certain exceptions):

    - Conduct its business only in, and not take any action except in the ordinary and usual course of business consistent with past practice;

    - Use reasonable efforts to preserve intact its business organization, keep available the services of its present officers and key employees and preserve the goodwill of third parties with whom it has business relationships;

    - Not amend or change its articles of incorporation or bylaws (or comparable governing instruments);

    - Not issue or sell any shares of capital stock or any other securities (other than pursuant to stock options or employee stock purchase plans) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, script, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of its capital stock or other securities or purchase or enter into any arrangement or contract with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its capital stock or other securities or make any other changes in its capital structure;

    - Not declare, set aside, pay or make any dividend or distribution or payment with respect to, or purchase or redeem, any shares of its capital stock;

    - Not amend or adopt any benefit plan or increase the compensation or fringe benefits of any director, officer or employee or pay or grant any benefit not required under any existing arrangement;

    - Not assume or incur any indebtedness, except in the ordinary course of business and expenses incurred in connection with the consummation of the Merger or, except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to or investments in, any other person other by The Barbers to, in or from a wholly-owned subsidiary;

    - Not acquire (a) any business organization or division thereof or (b) any assets, except purchases of inventory or supplies or other purchases in the ordinary course of business consistent with past practice;

    - Not sell, lease, mortgage or otherwise encumber or dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practices and strategic sales of corporate stores to franchisees;

    - Not make any material tax election other than tax elections in the ordinary course of business and consistent with past practices or settle or compromise any material income tax or other tax liability or refund;

    - Not pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past business practice or in accordance with their terms except for existing litigation; and

    - Not take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code.

LIMITATION ON SOLICITATION BY THE BARBERS

    Under the Merger Agreement, The Barbers has agreed not to directly or indirectly solicit, initiate or encourage (including by way of furnishing information) any Acquisition Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Acquisition Proposal and to use its reasonable best efforts to prevent any of its directors, officers, attorneys, financial advisors and other authorized representatives from directly or indirectly taking any such action. As defined in the Merger Agreement, Acquisition Proposal means any bona fide proposal which proposes a:

    - Merger, consolidation or similar transaction involving The Barbers;

    - Sale, lease or other disposition directly or indirectly, by merger,
      consolidation, share exchange or   otherwise, of substantially all of the
      assets of The Barbers and its subsidiaries taken together;

    - Issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing a majority of the voting power of The Barbers; or

    - A transaction in which any person, including, without limitation, The Barbers and any subsidiary, or any affiliate thereof (other than Regis) shall acquire beneficial ownership (as such term is defined in Rule 13d3 under the Exchange Act), or the right to acquire beneficial ownership of 50% or more of the outstanding common stock of The Barbers, or if any person shall have commenced a tender or exchange offer for 50% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any person beneficially owning 50% or more) of the then outstanding common stock of The Barbers.

    Notwithstanding this agreement, if, prior to the consummation of the Merger, The Barbers receives an Acquisition Proposal that the Board of Directors of The Barbers, based upon the advice of its outside counsel, reasonably believes it has a fiduciary duty to consider, and which it reasonably and in good faith believes is more favorable to The Barbers and its shareholders than the Merger then, after notification to Regis, The Barbers may furnish information to the party making such Acquisition Proposal. If thereafter, The Barbers' Board of Directors reasonably and in good faith determines that such Acquisition Proposal is more favorable to The Barbers and its shareholders than the Merger, then upon written notice to Regis, The Barbers may terminate the Merger Agreement, subject to the payment to Regis of a break up fee in the amount of $1,500,000. See "The Merger Agreement--Fees and Expenses."

INDEMNIFICATION AND INSURANCE

    In the Merger Agreement, Regis has agreed that, from and after the consummation of the Merger, it will indemnify and hold harmless the current and future directors, officers, agents, and other representatives of The Barbers who have acted in such capacity prior to or after the date of the Merger Agreement against any claim or similar action, which is based on or relates to:

    - The Merger Agreement;

    - This Proxy Statement/Prospectus; or

    - Any transactions relating to the Merger,

excluding any successful claim based on violation of Section 16(b) of the Exchange Act or Section 10(b) of the Exchange Act, or Rule 10b-5 thereunder.

    Regis has also agreed to (i) indemnify the officers and directors of The Barbers in connection with the enforcement of the indemnification obligations of Regis; and to (ii) assume, from and after the consummation of the Merger, any and all obligations of The Barbers to indemnify the current officers and directors of The Barbers, whether pursuant to applicable law, The Barbers Articles of Incorporation or Bylaws, or by agreement between The Barbers and the officers and directors of The Barbers.

THE BARBERS OPTIONS

    Upon consummation of the Merger, Regis will assume the obligation to issue Regis Common Stock upon exercise of currently outstanding stock option and warrants of The Barbers. Accordingly, upon the consummation of the Merger, The Barbers Common Stock will no longer be received upon exercise of such options and warrants and in lieu of The Barbers Common Stock, such stock options and warrants shall be exercisable for a number of shares of Regis Common Stock equal to the number of shares of The Barbers Common Stock subject to such stock options outstanding multiplied by the Conversion Ratio. The per share exercise price for each such stock option and warrant shall be the current exercise price per share of The Barbers Common Stock divided by the Conversion Ratio.

    As of the date hereof, each of The Barbers executive officers and directors and some key employees of The Barbers currently hold either stock options and/or warrants to purchase The Barbers Common Stock which will become stock options and warrants to purchase Regis Common Stock upon the consummation of the Merger. In the aggregate, as of March 15, 1999 the executive officers and directors of The Barbers and some key employees of The Barbers hold stock options and/or warrants to buy approximately 739,550 shares of The Barbers Common Stock.

CONDITIONS TO OBLIGATION TO CLOSE

    Each party's respective obligations to effect the Merger are subject to various conditions, including the following, unless waived to the extent permitted by applicable law:

    - The representations and warranties of each of the parties as set forth in the Merger Agreement shall be true and correct in all material respects at and as of the closing date of the Merger as though made on and as of such date (provided those representations or warranties made as of a particular date need only be true and correct as of such date), except for such inaccuracies which do not have a material adverse effect;

    - Each of the parties shall have performed in all material respects all covenants required to be performed by it under the Merger Agreement through the closing of the Merger;

    - The holders of The Barbers Common Stock shall have approved the Merger and the Merger Agreement by the requisite vote;

    - No preliminary or permanent injunction or other order by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect;

    - All applicable waiting periods and any extension thereof under the HSR Act shall have expired or been terminated;

    - The Registration Statement for the Regis Common Stock shall have been declared effective by the SEC;

    - Each party shall have received legal opinions from counsel to the other party in a form satisfactory to such party; and

    - Each party shall have received officer's certificates from the other party attesting to the satisfaction of certain conditions to closing.

    The obligations of Regis and Merger Sub to effect the Merger are subject to the satisfaction of the following additional conditions unless waived by Regis and Merger Sub:

    - Regis shall not have received any objection from the SEC to the accounting for the Merger as a pooling-of-interests;

    - Regis shall have received Affiliate Agreements from each current executive officer and director of The Barbers identified as a possible Affiliate of The Barbers;

    - The lease between The Barbers and the Francis Family Limited Partnership shall have been amended to allow the termination of such lease on six months notice; and

    - There shall have been no material adverse change from the date of the Merger Agreement in the business, financial position or operations of The Barbers, except changes contemplated, permitted or required by the Merger Agreement and changes resulting from a change in general economic conditions.

    The obligation of The Barbers to affect the Merger is subject to the satisfaction of the following additional conditions, unless waived by The
Barbers:

    - The shares of Regis Common Stock to be issued in connection with the Merger shall have been approved for listing on Nasdaq National Market, subject to official notice of issuance;

    - The Barbers shall have received a written opinion from U.S. Bancorp Piper Jaffray dated as of the date of this Proxy Statement/Prospectus that the Merger is fair, from a financial point of view, to The Barber's shareholders; and

    - The Barbers shall have received from Gray, Plant, Mooty, Mooty & Bennett, P.A. a written opinion confirming that the Merger will be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time, either before or after the special meeting (notwithstanding approval of the Merger Agreement and the Merger by the shareholders of The Barbers) by:

    - Mutual written consent of The Barbers and Regis;

    - Either Regis or The Barbers if the Effective Time shall not have occurred on or before August 31, 1999, provided, however, such right to terminate the Merger Agreement shall not be available to any party that is then in material breach of its representations, warranties or obligations under the Merger Agreement;

    - Either Regis or The Barbers if any court of competent jurisdiction in the United States shall have issued an order, decree, or ruling or taken any other action restraining, enjoining or otherwise prohibiting or declaring the Merger invalid or unlawful and such order, decree, ruling or other action shall have become final and nonappealable;

    - The Barbers upon the receipt of a superior Acquisition Proposal and the payment of a $1,500,000 break-up fee to Regis. See "The Merger Agreement--Limitation on Solicitation by The Barbers"; or

    - The Barbers if the closing price of Regis' common stock falls below $21.07 for five consecutive trading days during the time between the execution of the Merger Agreement and the consummation of the Merger.

    In the event of termination of the Merger Agreement by either Regis or The Barbers, the Merger Agreement will become void and there will be no liability on the part of Regis, Merger Sub or The Barbers except that under certain circumstances The Barbers will be required to pay to Regis a breakup fee of $1,500,000, as described under "Fees and Expenses."

AMENDMENT

    Subject to applicable law, the Merger Agreement may be amended by action taken by or on behalf of the respective Boards of Directors of Regis, Merger Sub or The Barbers at any time prior to the Effective Time. The Merger Agreement may be amended after the approval of the Merger Agreement and the Merger by the shareholders The Barbers, subject to any limitation contained on such amendments under applicable law.

FEES AND EXPENSES

    Under the Merger Agreement, all expenses incurred by Regis or The Barbers shall be borne solely and entirely by the party that has incurred the same, except for the payment of $1,500,000 by The Barbers to Regis upon termination of the Merger Agreement because of the receipt by The Barbers of a superior Acquisition Proposal.

                            BUSINESS OF THE BARBERS

GENERAL

    The Barbers develops, franchises, services and operates a system of hair care salon concepts which provide hair care services and products for men, women and children. The Barbers implements its retail concepts through nationwide franchise systems that The Barbers supports with a comprehensive package of centralized services. The Barbers primarily earns revenue through its franchise operations from franchise initial fees, franchise royalties and sales of beauty products, salon equipment and consumer appliances.

    The Barbers markets three different hair care salon concepts that target a broad spectrum of the hair care market. Most franchises do business under the names "Cost Cutters Family Hair Care-Registered Trademark-" ("Cost Cutters"), "City Looks Salons International-Registered Trademark-" ("City Looks"), or "We Care Hair-Registered Trademark-" ("We Care Hair"). The Barbers also has a limited number of franchises operating under the names "The
Barbers-Registered Trademark-" ("The Barbers"), "The Barbers, Hairstyling for Men & Women-Registered Trademark-", "The Hair Performers-Registered Trademark-" and "Family Haircut Stores-Registered Trademark-". The Barbers currently sells franchises only in the Cost Cutters, City Looks, and We Care Hair concepts.

    Each franchise concept is specifically tailored to satisfy a particular market niche. Cost Cutters franchises provide value-priced hair care services targeted to price sensitive customers. City Looks franchises provide full service, high-fashion hair care as well as various personal grooming and spa services, including facials, manicures, massages and tanning facilities targeted to customers who place a premium on full service. We Care Hair franchises provide hair care services, tanning, nail care and waxing services targeted at adults aged 18 to 40.

    At December 24, 1998, The Barbers had a total of 979 salons consisting of 947 franchised salons and 32 company-owned salons. The principal executive offices of The Barbers are located at 300 Industrial Boulevard N.E., Minneapolis, Minnesota 55413 and its telephone number is (612) 331-8500.

FRANCHISING OVERVIEW

    Franchising is a method of distributing goods and services which has experienced rapid growth in recent years. The franchisor typically develops the business concept and operations systems for the franchised business. Franchisees are granted rights to use the franchisor's service marks and must operate their businesses in accordance with the systems, specifications, standards and formats developed by the franchisor. Virtually all types of retail businesses are currently franchised, including clothing, computers and electronics, sporting goods and various specialty retail businesses.

    Pursuant to their franchise agreement with The Barbers, each franchisee pays an initial fee and ongoing royalty and advertising fees to The Barbers. These fees vary depending upon the particular franchise and the age of the franchise agreement, but are generally as follows: initial fees for the first franchise location are currently $19,500 for Cost Cutters, City Looks and We Care Hair franchises; initial fees for each additional franchise location are $12,500. Royalty fees are generally four to six percent of gross revenues for Cost Cutters franchises; two to four percent of gross revenues for City Looks franchises; and six to eight percent of gross revenues for We Care Hair franchises. Advertising fees are generally four to six percent of gross revenues for Cost Cutters franchises; three to five percent of gross revenues for City Looks franchises; and four percent of gross revenues for We Care Hair franchises.

HISTORY

    The Barbers was incorporated under the laws of Minnesota on October 1, 1968. It quickly established a chain of company-owned, full service hairstyling businesses throughout the United States under the name "The Barbers, Hairstyling for Men". In 1970, The Barbers began selling franchises for the operation of hairstyling businesses doing business under the names "The Barbers" and "The Barbers, Hairstyling for

Men & Women". Recognizing the need to update the market focus and decor of the salons, in 1987 The Barbers began selling franchises for the operation of hairstyling businesses under the name "City Looks-Registered Trademark- By The Barbers" and The Barbers began to convert the existing "The Barbers" locations to this business format. This trade name was revised to "City
Looks-Registered Trademark- Salons" in 1991 and to "City Looks Salons International-Registered Trademark-" in 1993, although some salons continue to operate under the older names.

    The Barbers began selling franchises for the operation of hairstyling businesses doing business under the name "Cost Cutters Family Hair Care-Registered Trademark-" in 1982. In 1986, The Barbers decided to focus principally on doing business as a franchisor and reduced its number of company-owned stores in the United States from 69 in 1986 to 3 in 1994. Since then, The Barbers has capitalized on the opportunity of developing the Cost Cutters chain within major mass merchandisers. As part of this business strategy, The Barbers has built over 30 new company-owned stores since 1995. Most of these new stores are located within Wal-Mart Supercenters.

    On January 25, 1997, The Barbers, through its subsidiary WCH, Inc., acquired substantially all of the franchise assets (trademarks, franchise agreements and certain other assets) of 139 "We Care Hair-Registered Trademark-" salons from We Care Hair Development, Inc. in exchange for $2,000,000 cash plus a contingent earn-out equal to 40% of all initial franchise fees and royalties collected pursuant to certain specified franchise contracts during the six year period ending January 24, 2003. Under the terms of the acquisition agreement, The Barbers, through its subsidiary WCH, may deduct the purchase price of specific franchise contracts from future payments if the salons close within one year of the acquisition date. As of January 24, 1998, 19 franchises valued at $646,724 had either closed or taken down their signs. The Barbers is presently in litigation with several of these franchisees. See "Business of The Barbers--Legal Proceedings." The Barbers, through its subsidiary WCH, began offering We Care Hair franchises in June 1997.

FRANCHISED AND COMPANY OWNED SALONS

    The Barbers provides franchise services, including initial and ongoing operational training, financial analysis services, advertising and marketing services, and sells beauty products, salon equipment and consumer appliances to a total of 939 franchised salons worldwide (as of September 24, 1998). The Barbers franchises and company owned stores operate primarily under the names Cost Cutters, City Looks, and We Care Hair.

    COST CUTTERS. Cost Cutters franchises provide value-priced hair care services for men, women and children. In addition, Cost Cutters franchises sell a complete line of hair care products, merchandise and appliances. The Barbers created the Cost Cutters business system to meet the demand of the general public for high quality, value-priced family hair care services and products. At September 24 1998, The Barbers had 794 franchised and 29 company owned Cost Cutters salons producing $175,606,000 in store level revenue from the sale of services and beauty products. Cost Cutters franchises operate throughout the United States.

    CITY LOOKS. City Looks franchises provide men, women and children with high-fashion, full service hair care including, cutting, perming, coloring, shampooing, conditioning, hairstyling, and other hair care services. City Looks franchises also provide spa services and personal grooming services such as nail care, manicures, makeovers and sell related products. The Barbers developed the City Looks business system to meet the demand of the general public for a complete line of high-fashion hair care services and products. At September 24 1998, The Barbers had 74 franchised and one company owned City Looks salons producing $23,064,000 in store level revenue from the sale of services and beauty products. City Looks franchises operate primarily in the Midwest. City Looks also has 25 franchised locations in France and two franchised locations in Russia.

    WE CARE HAIR. We Care Hair franchises target men and women between the ages of 18 and 40 with hair care services, tanning, nail care, and waxing services. We Care Hair franchises also sell hair care and nail care products. The Barbers purchased the business system during fiscal 1997. At September 24 1998, The Barbers had 71 franchised and no company owned We Care Hair salons producing $12,759,000 in store level revenue from the sale of services and beauty products. We Care Hair franchises operate throughout the United States and two locations operate in Mexico.

BEAUTY PRODUCT AND EQUIPMENT DISTRIBUTION

    The Barbers distributes beauty products, salon equipment and consumer appliances primarily to its franchisees. The beauty products, which include shampoos, conditioners and finishing products, consist of private label and nationally recognized licensed brands, both of which The Barbers purchases from third party suppliers. The Barbers does not own or operate any product manufacturing or labeling operations. Private label products are available under the names of Cost Cutters-Registered Trademark-, City Looks Salons International-Registered Trademark- and The Barbers-Registered Trademark- and are designed to be sold by the franchise bearing that particular product's name. The ingredients of The Barbers' private label products are widely available from a number of suppliers, and thus, The Barbers is not dependent upon any one supplier. The licensed brands available from The Barbers include Paul Mitchell-Registered Trademark-, Sebastian-Registered Trademark-,
KMS-Registered Trademark-, Back to Basics-Registered Trademark-, American Crew-Registered Trademark-, and Joico-Registered Trademark-. Due to the great diversity of licensed products currently offered to franchisees through The Barbers, The Barbers is not dependent upon any one brand, and continually reviews and adds to its licensed brand product lines. The Paul Mitchell brand is the largest selling brand, making up 33% of The Barbers' beauty product sales volume for the year ended September 24, 1998. Private label products were approximately 16% of The Barbers' beauty products sales volume for the year ended September 24, 1998. The Barbers' franchisees are required to maintain a minimum inventory of private label products. Although the franchisees are not required to purchase any national brand product from The Barbers, the franchisees may enjoy significant discounts as a result of The Barbers' purchasing power. The Barbers carries $2,000,000 of product liability insurance with an additional $20,000,000 provided as excess coverage.

    The Barbers also sells salon equipment and consumer appliances to franchisees. Salon equipment available for purchase from The Barbers includes everything necessary to equip a franchise store, such as chairs, work stations, shampoo bowls, store displays and point of sale material. In addition to franchise store equipment, The Barbers provides consumer appliances such as blow dryers, styling combs and curling irons. The consumer appliances are sold to franchisees, who in turn sell them to their retail customers.

BUSINESS STRATEGY

    The Barbers' business strategy is to develop value-oriented retail salon concepts based on a mix of the value-priced hair care market and the full service, high-fashion hair and body care market and to implement these concepts through a nationwide franchise system that provides comprehensive support services to its franchisees. The key elements of this strategy include:

    - NICHE MARKET MERCHANDISING. The Barbers, promoting Cost Cutters, City Looks, and We Care Hair franchises, reaches three distinct market niches. Cost Cutters provides its customers with high quality services at low, a la carte prices. Cost Cutters customers may choose from numerous services and select one or any combination of them. City Looks provides high-fashion, full service hair and body care and hair and body products as well as personal grooming services such as nail care, manicures, facials, massages, tanning facilities and make-overs to customers who prefer full service hair and body care. We Care Hair provides hair care services, tanning, nail care, and waxing services and targets adults aged 18 to 40.

    - FRANCHISE SUPPORT. The Barbers provides, pursuant to each franchise agreement, initial and ongoing operational training, advertising and marketing services, and financial analysis services to all of its franchises. The Barbers sells all salon equipment necessary to equip a franchise store as well as supplying franchise stores with retail consumer goods, such as beauty and hair care products and appliances.

    - NATIONAL AND LOCAL ADVERTISING. Pursuant to the franchise agreement, each franchisee, depending upon the particular franchise and the age of the franchise agreement, pays up to six percent of their gross sales into an advertising fund managed by The Barbers. The Barbers uses a portion of the fund to provide market research, production materials, ad slicks, brochures, radio and television commercials to all franchisees. The balance of the fund is used for advertising and promotion development for franchisees. In addition, each franchisee is also required to spend one percent of its gross sales on local advertising.

    - CONVENIENT LOCATIONS. The Barbers' franchises are typically located in grocery anchored strip shopping centers, regional malls, power shopping centers (shopping centers which include one grocery store and one major softgoods store) and inside of major mass merchandisers. The Barbers has also opened some salons in "outlet malls" and intends to pursue further opportunities as other outlet mall sites become available. This location strategy insures that each franchise will be easily accessible by a large number of potential customers.

    - EXPANSION TO NEW MARKETS. The Barbers intends to expand and build upon its existing markets in an effort to increase its market share in those areas. The Barbers is also committed to introducing its franchise concepts into new markets. Expansion may come from the granting of franchises in geographic areas where The Barbers currently has only a limited number of salons, the continued development of salons inside Wal-Mart Supercenters, or acquisitions of suitable candidates.

COMPETITION

    The hair care business is highly competitive and fragmented, with limited barriers to entry. The Barbers' franchised and company-owned salons compete with traditional, independent hair care stores, regional and national chains, regional and national franchises and various other businesses which offer spa services similar to that of The Barbers' franchises. The principal bases of competition in the hair care industry are price, convenience, quality and name recognition. The Barbers believes that it competes favorably in these areas.

EMPLOYEES

    As of March 15, 1999, The Barbers employed 390 people. The Barbers employed 91 full-time employees and one part-time employee at its corporate headquarters. The Barbers employed 268 full-time and 30 part-time employees at its company-owned salons. The Barbers considers its employee relations to be good. None of The Barbers' employees are covered under a collective bargaining agreement.

GOVERNMENTAL REGULATIONS

    The Barbers is subject to various federal, state and local laws affecting its business as well as a variety of regulatory provisions relating to zoning of store sites, sanitation, health and safety of its company-owned salons. The Barbers must also satisfy various federal and state franchise laws and regulations. The Barbers has registered its offering of franchises with the regulatory authorities of those states in which it offers franchises and in which such registration is required. Although The Barbers believes it is currently in material compliance with existing federal and state laws, there is a trend toward increased government regulation of franchising.

    Twenty states and the Federal Trade Commission impose pre-sale franchise registration or some level of disclosure or filing requirements on franchisors. In addition, a number of states and the District of Columbia have statutes that regulate substantive aspects of the franchisor-franchisee relationship such as termination, nonrenewal, transfer, discrimination and competition.

    Additional legislation is currently pending both at the federal and state levels which could expand pre-sale disclosure requirements, further regulate substantive aspects of the franchise relationship, and impose additional filing requirements on franchisors. The Barbers cannot predict the effect of future franchise legislation, but does not believe that legislation currently under consideration will have a material adverse impact on its operations.

FRANCHISE DEVELOPMENT

    The Barbers' North American growth strategy focuses on development from existing franchisees. Existing franchisees opened 72 of the 73 new franchised salons opened during fiscal 1998. The Barbers also signed development agreements with seven new franchisees in fiscal 1998. The Barbers' international growth strategy relies primarily on contractual relationships with master franchisees. The Barbers opened 11 salons in France and one salon in Russia during fiscal 1998.

TRADEMARKS AND SERVICE MARKS

    The Barbers holds numerous trademarks and service marks registered on the principal register of the United States Patent and Trademark Office and registered in several foreign countries. The Barbers believes that its trademarks and service marks have significant value and are important to the marketing of its franchises. There are no agreements currently in effect which significantly limit the rights of The Barbers to use or license the use of its trademarks, service marks, trade names, logotypes or other commercial symbols in any manner material to The Barbers. The Barbers has expended considerable resources to protect its franchise identity.

PROPERTIES

    The Barbers does not own any real estate. The Barbers creates revenue from franchise related activities and does not anticipate directing its resources toward investment in real estate nor in equity interests in those entities which primarily invest in real estate.

    The Barbers' interest in real estate is limited to the lease of its corporate headquarters, the lease of commercial property for its company-owned salons and the lease of commercial properties subleased to franchisees.

    The Barbers leases two properties, its corporate headquarters and a parking lot, from the Francis Family Limited Partnership. Florence F. Francis, Chairman of the Board of Directors for The Barbers, Susan Goldstein, a member of The Barbers' Board of Directors, and John W. Francis, an officer of The Barbers, are limited partners in the Francis Family Limited Partnership.

    - LEASE OF THE BARBERS HEADQUARTERS.   The Barbers leases approximately
      65,400 square feet for its corporate headquarters. The lease expires on October 31, 2002. The rental payments for the corporate headquarters were $394,000 in fiscal 1998. The current corporate headquarters space is sufficient to meet The Barbers' office space needs for the next few years. The Barbers subleases 29,100 square feet of its corporate headquarters office space to a third party. As a result, The Barbers earned rental income of $114,000 in fiscal 1998. The sublease expires in December 2000.

    - LEASE OF THE BARBERS PARKING LOT. The Barbers also leases its parking lot from the Francis Family Limited Partnership. The lease expires September 30, 2002. Rental payments were $18,000 in fiscal 1998.

    The Barbers relocated its warehouse operations to a new 18,500 square foot location during fiscal 1998. The lease on this location expires October 31, 2002. Rent on this location was $64,000 in fiscal 1998.

    The Barbers leases commercial property for its company-owned stores. The Barbers paid $817,421 for 29,840 square feet of lease space in fiscal 1998. The leases expire at various times between 1998 and 2003. Most of these leases are renewable for an additional term of five years.

    The Barbers also leases commercial property for 149 retail stores, which it subleases to franchisees. The Barbers is the primary obligor or guarantor on leases for these salons. In addition, The Barbers leases commercial property for 97 retail stores through its wholly-owned subsidiary, We Care Hair Realty, Inc., which in turn are subleased to We Care Hair franchisees. We Care Hair Realty, Inc. is the primary obligor or guarantor on leases for these salons. Generally, the franchisee personally guarantees the sublease to The Barbers or We Care Hair Realty, Inc. The Barbers subleases the space to the franchisees with substantially the same terms as the primary lease. However, on approximately 60% of these subleases, The Barbers receives an additional charge from the franchisee over and above the amount of rent paid to the landlord. The Barbers or its subsidiary is liable for the rent payments on these locations, even if a franchisee defaults on the payment of rent. The Barbers expects that it will be able to renew its leases on satisfactory terms as they expire.

    Total facility lease obligations for The Barbers and its subsidiary, including properties subleased to franchisees for which The Barbers or its subsidiary is liable if the franchisee defaults, for fiscal years ending September 1999, 2000, 2001, 2002, and 2003 are approximately $5,806,000;
$4,947,000; $3,545,000; $2,344,000; and $536,000 respectively.

LEGAL PROCEEDINGS

    Other than as set forth below, The Barbers is not currently a party to any material pending legal proceedings. From time to time The Barbers may become involved in routine litigation incidental to its business.

    LELA BISHOP, ET AL. V. DOCTOR'S ASSOCIATES, INC., FREDERICK DELUCA, PETER H. BUCK, FRANCHISE WORLD HEADQUARTERS, INC., WE CARE HAIR DEVELOPMENT, INC., JOHN AMICO, SR., FRED FLORIO, THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC., WE CARE HAIR REALTY, INC., FRANCHISE REAL ESTATE LEASING CORP., JOHN
    F. AMICO & COMPANY, WCH, INC. AND JAMI INTERNATIONAL, INC. (Circuit Court, Third Judicial Circuit, Madison County, Illinois, Cause No. 97-L-231, filed February 4, 1997). Approximately 58 present or former We Care Hair-Registered Trademark- franchisees have joined in this lawsuit and requested certification of the lawsuit as a class action pursuant to 735 ILCS Section 5/2-801 et seq. on behalf of all past and present We Care Hair-Registered Trademark- franchisees. This lawsuit has been brought against the above defendants for alleged breaches of fiduciary duty. The plaintiffs further allege that We Care Hair Development, Inc. and all other defendants in this lawsuit have violated the Illinois Anti-trust Statute, 740 ILCS Section 10/3 (2) or (3), by requiring We Care
    Hair-Registered Trademark-franchisees to purchase alleged unusable hair care products. The plaintiffs further allege that We Care Development, Inc. and all other defendants in this lawsuit have violated the Illinois Franchise Disclosure Act by using a standard franchise agreement for We Care Hair-Registered Trademark- franchises that violated the anti-waiver provisions of 815 ILCS Section 705/41, and by engaging in fraudulent practices and selling franchises at certain times during which We Care Development, Inc.'s registration with the Illinois Attorney General's Office had lapsed. The Barbers and its subsidiary, WCH, Inc., have been named as defendants in this lawsuit under the theory that they acted with all other defendants pursuant to a civil conspiracy and/or mutual scheme with concerted action for the purpose of constructively terminating the We Care Hair-Registered Trademark- franchises throughout the country by convincing We Care Hair-Registered Trademark- franchisees to execute new franchise agreements with The Barbers to operate as Cost Cutters franchisees and decrease and/or eliminate all services and advertising for the remaining We Care Hair-Registered Trademark- franchisees in violation of the Illinois Franchise Disclosure Act. We Care Hair Realty, Inc., a wholly-owned subsidiary of WCH, Inc., has been named as a defendant in this lawsuit under the theory that it also participated in the conspiracy or scheme by attempting to transfer the We Care Hair-Registered Trademark-subleases to The Barbers and WCH, Inc. The plaintiffs seek to recover an award of actual damages, punitive damages, treble damages and attorneys fees in an amount not to exceed, in the aggregate, under all counts of the complaint, against all defendants, the sum of $74,950 for each franchisee, and for court costs.

    This case is in the early pretrial stage. The Barbers, WCH, Inc. and We Care Hair Realty, Inc. have initiated an action in Illinois Federal District Court seeking to compel arbitration of the claims of the plaintiffs and are awaiting the Court's decision on their pending motion to compel arbitration. The co-defendants have initiated a separate action in Illinois Federal District Court also seeking to compel arbitration of the claims of the plaintiffs. By order dated September 25, 1997, the Federal District Court, in the co-defendants' action, compelled all non-Illinois plaintiffs to arbitrate their disputes with the co-defendants, and enjoined all non-Illinois plaintiffs from continuing the lawsuit against all defendants, including The Barbers, WCH, Inc. and We Care Hair Realty, Inc. The plaintiffs have appealed this ruling. In addition, on March 9, 1998, the Appellate Court of Illinois--Fifth District ordered the State Court proceeding to be transferred to the Circuit Court of Cook County, Illinois.

MARKET FOR THE COMMON STOCK EQUITY AND RELATED STOCKHOLDERS MATTERS

    The Barbers Common Stock is listed on The Nasdaq National
Market-Registered Trademark- and traded under the symbol BBHF. As of April 19, 1999, there were 3,990,769 outstanding shares with 333 shareholders of record. Based upon quotes obtained from Nasdaq (which reflect inter-dealer prices, without retail mark-up, mark-down, or commissions and may not represent actual transactions), the following table sets forth for the periods indicated the high and low bid prices for The Barbers' Common Stock, prior year prices have been adjusted to reflect the 3-for-2 stock splits which were effective October 31, 1996 and April 17, 1998:

                                                                           THE BARBERS COMMON STOCK
                                                                           ------------------------
                                                                            HIGH BID      LOW BID
                                                                           -----------  -----------
FISCAL 1997
First Quarter............................................................   $    5.33    $    3.50
Second Quarter...........................................................   $    5.50    $    4.33
Third Quarter............................................................   $    6.00    $    4.33
Fourth Quarter...........................................................   $    5.75    $    4.59

FISCAL 1998
First Quarter............................................................   $    6.33    $    4.17
Second Quarter...........................................................   $    9.00    $    5.17
Third Quarter............................................................   $   11.00    $    7.17
Fourth Quarter...........................................................   $   10.00    $    6.13

FISCAL 1999
First Quarter............................................................   $    8.38    $    5.25
Second Quarter...........................................................   $   14.00    $    8.00

    The Barbers does not pay cash dividends on its common stock. The Barbers is prohibited from paying cash dividends under its loan agreement with Norwest Bank.

              THE BARBERS' MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

    The Barbers is engaged in the business of franchising three different hair care salon concepts which provide hair care services and products for men, women, and children. The Barbers had 979 franchised and company-owned salons in operation as of December 24, 1998, compared to 962 at December 25, 1997. The Barbers primarily earns revenue through its franchise operations from initial franchise fees, franchise royalties, and sales of beauty products and equipment to the franchisees. The Barbers uses a 52-53 week reporting period. The years ended September 24, 1998, September 25, 1997, and September 26, 1996, each included 52 weeks of operations.

RESULTS OF OPERATIONS

    The following table sets forth the percentage relationship to total revenues of certain items included in The Barbers' Consolidated Statements of Income:

                                      THREE MONTHS ENDED                       YEARS ENDED
                                 ----------------------------  -------------------------------------------
                                 DECEMBER 24,   DECEMBER 25,   SEPTEMBER 24,  SEPTEMBER 25,  SEPTEMBER 26,
                                     1998           1997           1998           1997           1996
                                 -------------  -------------  -------------  -------------  -------------
REVENUES:
  Franchise royalties..........         30.2%          29.4%          32.1%          32.6%          32.5%
  Franchise fees...............          3.2%           5.1%           3.3%           4.2%           6.4%
  Company-owned salons.........         25.2%          20.7%          23.2%          20.8%          15.8%
  Beauty products &
    equipment..................         38.2%          41.3%          39.0%          40.2%          43.2%
  Other........................          3.2%           3.5%           2.4%           2.2%           2.1%
                                       -----          -----          -----          -----          -----
Total revenues.................        100.0%         100.0%         100.0%         100.0%         100.0%
COSTS AND EXPENSES:
  Franchise operations.........         12.6%          14.8%          12.7%          13.8%          14.7%
  Company-owned salons.........         24.7%          19.6%          22.8%          20.1%          16.8%
  Distribution & general
    administration.............         54.2%          57.6%          53.5%          55.3%          59.5%
                                       -----          -----          -----          -----          -----
OPERATING INCOME...............          8.5%           8.0%          11.0%          10.8%           9.0%
OTHER INCOME (EXPENSE):
  Interest income..............          0.9%           0.8%           1.0%           0.8%           0.7%
  Interest expense.............         -0.4%          -0.8%          -0.8%          -0.6%          -0.2%
  Net gain on disposal of
    assets.....................          0.0%           0.0%           0.5%           0.0%           0.3%
                                       -----          -----          -----          -----          -----
NET INCOME BEFORE INCOME
  TAXES........................          9.0%           8.0%          11.7%          11.0%           9.8%
INCOME TAXES...................          3.7%           3.4%           4.8%           4.6%           4.1%
                                       -----          -----          -----          -----          -----
NET INCOME.....................          5.3%           4.6%           6.9%           6.4%           5.7%
                                       -----          -----          -----          -----          -----
                                       -----          -----          -----          -----          -----

    QUARTER ENDED DECEMBER 24, 1998 COMPARED TO QUARTER ENDED DECEMBER 25, 1997

    REVENUES. The Barbers' total revenues were $7,123,729 for the first quarter of fiscal 1999, an increase of $686,901 or 10.7% over the first quarter of the previous year. Franchise royalties totaled $2,150,143 for the first quarter of fiscal 1999, which is an increase of 13.8% over the comparable period for the previous year. This increase was due to an increase in per store sales by franchised salons as well as an increase in the number of salons in operation in fiscal 1999 as compared to fiscal 1998. Franchise fee revenue (initial franchise fees) decreased $103,864 or 31.4% to $226,636 for the first quarter of fiscal 1999. The decrease in franchise fee revenue was due to a decrease in the number of new salons opened during the comparable periods. A total of 18 franchised and two company-owned salons opened in the first quarter of fiscal 1999 compared to 31 new franchised salons in the first quarter of the previous year. Revenue from company-owned salons was $1,793,239 for the first quarter, an increase of 34.6% over the first quarter of the previous year. The increase in revenue from company-owned salons is due primarily to the addition of nine new company-owned salons opened over the last twelve months and sales growth at salons opened in previous years. Beauty product and equipment sales for the first quarter of fiscal 1999 were $2,722,920, an increase of $61,705 or 2.3% from the first quarter of the previous year. Beauty product sales increased 16.4%, however equipment sales decreased 18.2% because of fewer openings of new salons versus the first quarter of last year.

    COSTS & EXPENSES--FRANCHISE OPERATIONS. Total franchise operations expenses were $898,593 for the first quarter of fiscal 1999. This was a decrease of 6.0% from the first quarter of fiscal 1998. Several factors contributed to this reduction in expenses. There was a decrease in franchise sales commissions paid due to the decrease in the number of franchised salons opened during the quarter. Some staff positions were repositioned to administrative departments. Travel, vehicle and printing costs were also less than the prior year.

    COSTS & EXPENSES--COMPANY-OWNED SALONS. The Barbers presently owns and operates 32 salons: 31 operate as Cost Cutters salons and one operates as a City Looks. 25 of the Cost Cutters operate inside Wal-Mart Supercenters. This compares to 23 salons open during the first quarter of the prior fiscal year. First quarter operating costs for The Barbers-owned salons were $1,757,199 as compared to $1,258,668 for the first quarter of the previous year, an increase of 39.6%. This increase was primarily due to an increase in the number of salons in operation and an increase in the direct costs associated with increased sales of services and beauty products.

    COSTS & EXPENSES--DISTRIBUTION AND GENERAL ADMINISTRATION. Total operating expenses for distribution and general administration for the first quarter of fiscal 1999 were $3,859,832 which is a increase of $154,695 or 4.2% from the first quarter of the prior year. The first quarter cost of products and equipment sold was $2,053,204 versus a prior year cost of $2,090,946, a decrease of 1.8%. Margins on the sale of products and equipment were 24.6% versus 21.4% the previous year. The increase in margins is primarily due to changes in product mix: more beauty products and less equipment. Salaries and benefits were $901,372 for the first quarter of fiscal 1999 versus $797,716 for the first quarter of fiscal 1998, an increase of 13.0%. This increase was due to increases in staff size and an average increase in salaries of 4.0%. General and administrative expenses for the first quarter increased by $88,781 or 10.9% from the previous year to $905,256. This increase was due to increased depreciation costs associated with The Barbers' new distribution center and professional fees incurred in a secondary stock offering. This stock offering was announced in September 1998 and withdrawn in January 1999.

    OPERATING INCOME. Operating income was $608,105 for the first quarter of fiscal 1999 as compared to $517,343 for the comparable period of the prior year, an increase of 17.5%. Operating income as a percent of revenue was 8.5% for the first quarter of fiscal 1999 versus 8.0% for the comparable period of the previous fiscal year.

    INTEREST INCOME AND EXPENSE. Interest income was $63,361 for the first quarter of fiscal 1999, which is an increase of $10,575 or 20.0% from the interest income of the first quarter of fiscal 1998. Interest expense was $26,966 for the first quarter of fiscal 1999 compared to $54,119 for the comparable period of fiscal 1998. This decrease in interest expense was due to early repayment of long-term debt associated with the acquisition of We Care Hair.

    INCOME TAXES. The Barbers' effective tax rates for the first quarter of fiscal 1999 and fiscal 1998 were 41.0% and 42.1%, respectively. The Barbers anticipates that the rate for the balance of fiscal 1999 will be approximately 41%.

    NET INCOME. The Barbers' net income for the first quarter of 1999 was $380,650 or $.09 per diluted share. This was an increase of $81,640 or 27.3% over the first quarter of fiscal 1998 net income and an increase of $.02 per diluted share.

    YEAR ENDED SEPTEMBER 24, 1998 COMPARED TO YEAR ENDED SEPTEMBER 25, 1997

    SYSTEM-WIDE REVENUES. System-wide revenues of all salons, franchised and company-owned, were $211.4 million for fiscal 1998, an increase of $26.6 million or 14.4% over fiscal 1997. This increase was attributable to the addition of new stores, new promotional programs and service price increases. During fiscal year 1998, The Barbers opened 81 new salons, including 13 company-owned locations in North America. The Barbers also opened 13 in foreign markets. This compares to a total of 75 new salon openings in fiscal 1997. System-wide there were 969 salons as of September 24, 1998 versus 935 salons as of the end of the prior year.

    REVENUES. The Barbers' total revenues were $26,138,485 for fiscal 1998, an increase of $4,016,685 or 18.2% over fiscal 1997. Franchise royalties increased $1,183,197, or 16.4% which was due to new salon openings, increases in same store sales, and reflects a full year of royalties from the We Care Hair salon chain versus eight months of royalty revenue in fiscal 1997. Franchise fees decreased by $75,938, or 8.2%, due to incentives offered to large multi-store developments and a decrease in the number of salons opened by first time franchisees. Revenue from company-owned salons increased $1,462,035, or 31.7% due to the maturing of salons built in the previous years and the net addition of seven new company-owned salons during fiscal 1998. Revenue from beauty products and equipment increased $1,307,407 or 14.7% from fiscal 1997. The increases in beauty products and equipment revenue were attributable to the addition of new salons and volume increases in sales to existing salons.

    COSTS AND EXPENSES--FRANCHISE OPERATIONS. Total expenses of franchise operations were $3,325,619, an increase of $266,783, or 8.7% over fiscal 1997. Salaries and benefits for fiscal 1998 were $2,199,236, an increase of $223,191 or 11.3% over fiscal 1997. This increase was due to the growth in field staff to service the new salons and general salary increases. General and administrative expenses for fiscal 1998 were $1,126,383, an increase of $43,592 or 4.0% over fiscal 1997.

    COSTS AND EXPENSES--COMPANY-OWNED SALONS. The Barbers owned and operated 30 salons as of the end of fiscal 1998. Six of these salons are located in product outlet centers and 23 are located in Wal-Mart Supercenters. The Barbers opened eight new salons, purchased five franchised salons and sold six salons to franchisees during fiscal 1998. The total cost of operations for the company-owned salons in fiscal 1998 was $5,949,989, an increase of $1,502,609, or 33.8%. Salaries and benefits for fiscal 1998 were $3,220,159, an increase of $752,986, or 30.5% from fiscal 1997. Most salon employees are paid on a commission basis against the services they perform and the retail products they sell. The increase in salaries and benefits in fiscal 1998 reflects the increase in the number of salons owned as well as sales increases at the salons built in prior years. General and administrative expenses in fiscal 1998 were $1,559,685, an increase of $337,640 or 27.6% from fiscal 1997. This was due to the increase in the number of salons owned and annualization of the operating costs of salons built in the previous year. Costs of products sold in fiscal 1998 were $1,170,145, an increase of $411,983, or 54.3% over fiscal 1997.

    COSTS AND EXPENSES--DISTRIBUTION AND GENERAL ADMINISTRATION. The total operating expenses for distribution and general administration for fiscal 1998 were $13,974,624, an increase of $1,751,563, or 14.3% from fiscal 1997. The cost of products and equipment sold was $7,801,958 in fiscal 1998. This was an increase of $1,074,597, or 16.0% from fiscal 1997. Gross margins on the sale of products and equipment were 23.5% in fiscal 1998 compared to 24.3% in fiscal 1997. The change in margins was due primarily to changes in the mix of products sold. Salaries and benefits were $3,473,048, an increase of $446,909, or 14.8% versus fiscal 1997. This increase was due to the addition of staff in distribution; staff additions in administrative departments to handle the increases in workload created by the expansion of Company-owned salons; increases in incentive compensation for employees and general salary increases. General and administrative expenses for fiscal 1998 were $2,699,618, an increase of $230,057, or 9.3% versus fiscal 1997. Increases in general and administrative expenses were due to primarily legal and professional fees associated with the newly acquired We Care Hair salons and costs to relocate The Barbers' warehouse.

    OPERATING INCOME. Operating income for fiscal 1998 was $2,888,253, a 20.7% increase over fiscal 1997. Operating income as a percent of sales was 11.0% for fiscal 1998 as compared to 10.8% for fiscal 1997.

    INTEREST INCOME AND EXPENSE. Interest income increased $70,629, or 38.2% over fiscal 1997 due to increases in notes receivable from franchisees and increases in daily cash investment balances. Interest expense for fiscal 1998 was $207,354, an increase of $56,220 versus fiscal 1997. The large increase in interest expense was due to loans taken by The Barbers to purchase the We Care Hair salon chain.

    NET GAIN ON DISPOSAL OF ASSETS. The Barbers recorded a gain on disposal of assets in fiscal 1998 of $116,866, which compares to a loss in the previous year of $1,831. The gains recorded in fiscal 1998 were due to the sale of six company-owned salons, and miscellaneous assets. The loss recorded in fiscal 1997 was due to the sale of five company-owned salons and miscellaneous assets.

    INCOME TAXES. The Barbers' effective income tax rate for fiscal 1998 was 40.9%, this compares to 42.0% for the previous year.

    NET INCOME. The Barbers' net income for fiscal 1998 was $1,803,249, or $.42 per diluted share. This is an increase of $396,836 or 28.2% over fiscal 1997 net income and an increase per diluted share of $.09. Earnings per share have been adjusted to reflect the 3-for-2 stock split which was issued April 17, 1998.

    YEAR ENDED SEPTEMBER 25, 1997 COMPARED TO YEAR ENDED SEPTEMBER 26, 1996

    SYSTEM-WIDE REVENUES. System-wide revenues of all salons, franchised and company-owned, were $184.8 million for fiscal 1997, an increase of $27.9 million or 17.8% over fiscal 1996. This increase was attributable to the addition of new stores, notably the We Care Hair salons which contributed $10.5 million. New promotional programs and service price increases also favorably impacted the increase in revenue. During fiscal year 1997, The Barbers opened 75 new salons, including six company-owned locations. This compares to 115 new salon openings in fiscal 1996. System-wide there were 935 salons as of September 25, 1997; this compares to 786 salons as of the end of the prior year.

    REVENUES. The Barbers' total revenues were $22,121,800 for fiscal 1997, an increase of $3,556,049 or 19.2% over fiscal 1996. Franchise royalties increased $1,178,873, or 19.5% which was due to new salon openings, increases in same store sales, and the addition of the We Care Hair salon chain. Franchise fees decreased by $253,221, or 21.4%, due to the decrease in the number of new salons opened in fiscal 1997 versus fiscal 1996. Revenue from company-owned salons increased $1,670,897, or 56.8% due to the maturing of salons built in the previous years and the net addition of one new company-owned salon during fiscal 1997. Revenue from beauty products and equipment increased $866,418 or 10.8% from fiscal 1996. The increases in beauty products and equipment revenue were attributable to the addition of new salons and volume increases in sales to existing salons.

    COSTS AND EXPENSES--FRANCHISE OPERATIONS. Total expenses of franchise operations were $3,058,836, an increase of $333,648, or 12.2% over fiscal 1996. Salaries and benefits for fiscal 1997 were $1,976,045, an increase of $194,258 or 10.9% over fiscal 1996. This increase was due to the growth in field staff to service the new salons and general salary increases which averaged about 4.0%. General and administrative expenses for fiscal 1997 were $1,082,791, an increase of $139,390 or 14.8% over fiscal 1996. More than half of these increases were due to the addition of the We Care Hair franchises.

    COSTS AND EXPENSES--COMPANY-OWNED SALONS. The Barbers owned and operated 23 salons as of the end of fiscal 1997, including six new salons opened during fiscal 1997. Three of these new salons are located in product outlet centers and three are located in Wal-Mart Supercenters. The Barbers also sold five salons during fiscal 1997. The total cost of operations for the company-owned salons in fiscal 1997 was $4,447,380, an increase of $1,322,639, or 42.3%. Salaries and benefits for fiscal 1997 were $2,467,173, an increase of $764,224, or 44.9% from fiscal 1996. Most salon employees are paid on a commission basis against the services they perform and the retail products they sell. The increase in salaries and benefits in fiscal 1997 reflects the increase in the number of salons owned as well as sales increases at the salons built in prior years. General and administrative expenses in fiscal 1997 were $1,222,045, an increase of $290,411 or 31.2% from fiscal 1996. This was due to the increase in the number of salons owned and annualization of the operating costs of salons built in the previous year. Costs of products sold in fiscal 1997 were $758,162, an increase of $268,004, or 54.7% over fiscal 1996.

    COSTS AND EXPENSES--DISTRIBUTION AND GENERAL ADMINISTRATION. The total operating expenses for distribution and general administration for fiscal 1997 were $12,223,061, an increase of $1,179,779, or 10.7% from fiscal 1996. The cost of products and equipment sold was $6,727,361 in fiscal 1997. This was an increase of $564,831, or 9.2% from fiscal 1996. Gross margins on the sale of products and equipment were 24.3% in fiscal 1997 compared to 23.1% in fiscal 1996. Salaries and benefits were $3,026,139, an increase of $425,331, or 16.4% versus fiscal 1996. This increase was due to the addition of staff in distribution; staff additions in administrative departments to handle the increases in workload created by the We Care Hair acquisition; increases in incentive compensation for employees and general salary increases which averaged 4.0%. General and administrative expenses for fiscal 1997 were $2,469,561, an increase of $189,617, or 8.3% versus fiscal 1996. Increases in general and administrative expenses were primarily legal and professional fees associated with the newly acquired We Care Hair salons and additions in The Barbers' bad debt reserves.

    OPERATING INCOME. Operating income for fiscal 1997 was $2,392,523, a 43.0% increase over fiscal 1996. Operating income as a percent of sales was 10.8% for fiscal 1997 as compared to 9.0% for fiscal 1996.

    INTEREST INCOME AND EXPENSE. Interest income increased $50,842, or 37.9% over fiscal 1996 due to increases in notes receivable from franchisees and increases in daily cash investment balances. Interest expense for fiscal 1997 was $151,134, an increase of $111,766 versus fiscal 1996. The large increase in interest expense was due to loans taken by The Barbers to purchase the We Care Hair salon chain.

    NET GAIN ON DISPOSAL OF ASSETS. The Barbers recorded a loss on disposal of assets in fiscal 1997 of $1,831, which compares to a gain in the previous year of $55,169. The loss recorded in fiscal 1997 was due to the sale of five company-owned salons and miscellaneous assets. The gains recorded in fiscal 1996 were due to the sale of one company-owned salon, one piece of real estate, and miscellaneous assets.

    INCOME TAXES. The Barbers' effective income tax rate for fiscal 1997 and 1996 was 42.0%.

    NET INCOME. The Barbers' net income for fiscal 1997 was $1,406,413, or $.33 per diluted share. This is an increase of $349,059 or 33.0% over fiscal 1996 net income and an increase per share of $.07. Earnings per share have been adjusted to reflect the 3-for-2 stock split which was issued April 17, 1998 and the 3-for 2 stock split which was issued October 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES

    The Barbers has generally been able to produce sufficient cash from operations to support the routine expansion of its business, and expects to continue to do the same in fiscal 1999. Cash generated from operating activities, net of interest expense, totaled $2,097,230 and $1,745,265 in fiscal years 1998 and 1997, respectively. Cash used by operations in fiscal 1996 was $169,684. During fiscal 1996, The Barbers invested a portion of its capital to fund accounts receivable and promissory notes to franchisees who were developing new salons.

    Capital expenditures were $1,040,657, $387,826, and $576,813 in fiscal years 1998, 1997, and 1996, respectively. Capital expenditures during fiscal 1998 were primarily for equipment for The Barbers' new warehouse and new company-owned salons. The Barbers will continue to expand its company-owned salons operations as well as invest in new computer technology during the next fiscal year. Capital expenditures for fiscal 1999 are anticipated to be about $1,000,000 to $1,500,000.

    The Barbers has a bank credit agreement that provides for a maximum line of credit of $1,500,000. The line bears interest at the prime lending rate (8.5% at September 24, 1998), expires June 30, 1999, is secured by accounts receivable, inventories, general intangibles, and property and equipment, and requires The Barbers to maintain certain financial ratios. There are no compensating balance requirements. As of September 24, 1998, there are no borrowings against this line of credit.

    During fiscal year 1997, The Barbers acquired the We Care Hair salon chain. The Barbers paid $2,000,000 for the franchise agreements, trademarks, and other assets. This purchase was funded by increases in bank debt.

    The Barbers secured two bank loans totaling $2,500,000 to finance the purchase of the We Care Hair salon chain and to fund additional working capital, such as inventory and accounts receivable, necessary to support the new chain. The first loan was in the amount of $1,500,000 and bears a fixed interest rate of 8.82% and is payable over seven years and is secured by all assets of The Barbers. The balance of this loan as of December 24, 1998 was $1,179,418. The second loan was in the amount of $1,000,000 with a floating interest rate equal to the bank's prime rate and was also payable over seven years. The Barbers repaid this loan during fiscal 1998.

    Management believes that cash generated from operating activities, together with available funds from its operating line of credit or replacement financing will be sufficient to fund its anticipated operations, capital expenditures and required debt repayments for the foreseeable future.

YEAR 2000

    The Year 2000 issue focuses on whether computer systems will properly recognize date-sensitive information in the Year 2000 and beyond. Many installed computer systems and software products are coded to accept only two digit entries in the date code field. As the Year 2000 approaches, these code fields will need to accept four digit entries to distinguish years beginning with "19" from those beginning with "20." This inability to recognize or properly treat the Year 2000 may cause systems to process financial and operational information incorrectly. As a result, in the next year, computer systems and/or software products used by many companies may need to be upgraded to comply with such Year 2000 requirements. The Barbers is dependent on computer processing in its business activities and the Year 2000 issue creates risk for The Barbers from unforeseen problems in The Barbers' computer system and from third parties with whom The Barbers does business. The failure of The Barbers' computer system and/or third parities computer systems from unforeseen problems could have a material adverse effect on The Barbers' ability to conduct its business.

    The Barbers is in the process of conducting an assessment of its computer hardware and software for Year 2000 compliance. The Barbers does not have a scheduled completion date for this assessment, but it anticipates that all necessary upgrades and corrections necessitated by the results of this assessment will be completed before January 1, 2000. As part of this assessment, The Barbers is also examining whether it needs to develop contingency plans related to Year 2000 issues. The Barbers does not currently have any such contingency plans. The Barbers believes that the results of this assessment will indicate that The Barbers' primary computer system is Year 2000 compliant. The Barbers also believes that the results of this assessment will require the company to upgrade certain of its computer hardware and software to replace obsolete equipment and to ensure that all such hardware and software is Year 2000 compliant. The Barbers anticipates that the aggregate costs of this upgrade will be $500,000 to $1,000,000 and that such costs will be incurred during the next two fiscal years. If The Barbers encounters any unanticipated delays in, or costs associated with the upgrading or replacement of this system, or if this assessment indicates that The Barbers' primary computer is not Year 2000 compliant, The Barbers may incur additional costs.

    The Barbers has completed an assessment of its non-information technology systems. As a result of this assessment, The Barbers is in the process of replacing its phone system in order to insure that it is Year 2000 compliant. The estimated cost of this phone system replacement is $60,000. If The Barbers encounters any unanticipated delays in, or costs associated with the upgrading or replacement of this system, The Barbers may incur additional costs.

    As part of its assessment of its computer hardware and software for Year 2000 compliance, the Company has also contacted each of its vendors and suppliers who provide computer hardware and software products to The Barbers on a regular basis with regard to Year 2000 compliance. The Barbers has received assurances from these vendors and suppliers that the hardware and software currently being purchased by The Barbers from these vendors and suppliers is Year 2000 compliant. The Barbers is in the process of developing procedures to test hardware and software products previously purchased from these vendors and suppliers to determine if those products are Year 2000 compliant. As an additional part of this assessment, The Barbers intends to contact its significant vendors and suppliers of products other than computer hardware and software regarding their Year 2000 compliance. The failure to be Year 2000 compliant by any of The Barbers' significant vendors and suppliers could result in an interruption in or a failure of, certain normal business activities or operations of The Barbers. Such failures could materially and adversely affect The Barbers' business, results of operations, and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting from the uncertainty of the Year 2000 readiness of The Barbers' significant vendors and suppliers, The Barbers is unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on The Barbers' business, results of operations, or financial condition.

    The Barbers is also working with its franchisees to assist them in identifying Year 2000 issues. Although The Barbers' current version of its point of sale software is Year 2000 compliant, The Barbers believes that many of its franchisee's hardware systems are not Year 2000 compliant. The Barbers is in the process of developing test procedures to assist its franchisees in testing their hardware systems for Year 2000 compliance. The Barbers does not anticipate incurring significant costs related to assisting its franchisees in this manner.

                       DESCRIPTION OF REGIS CAPITAL STOCK

GENERAL

    Regis is authorized to issue 50,000,000 shares of capital stock, par value $.05 per share. As of April 19, 1999, there were issued and outstanding 36,653,061 shares of Regis Common Stock. In addition, as of April 19, 1999, Regis has outstanding options to purchase 2,082,358 shares of Regis Common Stock under the Regis 1991 Stock Option Plan (not including shares of Regis Common Stock to be reserved for issuance under such plan pursuant to the terms of the Merger Agreement). The Board of Directors of Regis is authorized, without further action of the shareholders, to establish classes or series of stock from the authorized and unissued shares and to fix the relative rights and preferences of any such class or series. As of April 19, 1999, other than the preferred stock authorized for issuance under the Regis shareholder rights plan, the Board of Directors had not authorized for issuance any class or series of stock or Regis other than the Regis Common Stock. For a description of the Regis Shareholder Rights Plan, see "Description of Regis Capital Stock--Antitakeover Provisions." Regis has no present plans to establish any other classes or series of stock.

REGIS COMMON STOCK

    GENERAL. Holders of Regis Common Stock have no preemptive rights. The outstanding shares of Regis Common Stock are, and the Regis Common Stock offered hereby will be, fully paid and nonassessable.

    VOTING. Regis common shareholders are entitled to one vote for each share held on each matter submitted to a vote of the holders of Regis Common Stock. Cumulative voting for the election of directors is not permitted.

    DIVIDENDS. Subject to the preferential dividend rights of any issued and outstanding preferred stock, holders of Regis Common Stock are entitled to receive dividends as and when declared by the Board of Directors of Regis. Regis currently pays a dividend of $0.12 per share annually. Under Minnesota corporate law, Regis may declare and pay dividends if the Regis Board of Directors determines that Regis will be able to pay its debts in the ordinary course of business after making the dividend. No dividends on Regis Common Stock may be declared, however, if payment of the dividend would reduce the remaining net assets of Regis below the aggregate preferential amount payable in the event of liquidation to holders of shares having preferential rights. There is no assurance that the Board of Directors will continue to pay dividends on its common stock.

    LIQUIDATION. If Regis were liquidated, the holders of Regis Common Stock would be entitled to receive, pro rata, all assets available for distribution to them after full satisfaction of Regis' liabilities and any payment applicable to any preferential shares then outstanding.

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for the Regis Common Stock is Norwest Bank Minnesota, N.A.

ANTITAKEOVER PROVISIONS

    Regis' Articles of Incorporation require a vote of at least 80% of the outstanding voting shares for certain mergers, sales or transfers of substantially all of Regis' assets, or a liquidation, unless such transaction is first approved by a majority of Regis' directors who were directors prior to the time any shareholder (except Curtis Squire, Inc.) became the owner of 10% of Regis Common Stock. If such director approval is obtained, a simple majority of the outstanding shares will be sufficient to effect these transactions. An 80% shareholders' vote is also required to amend this provision. The effect of these provisions may be to deter or discourage hostile takeover attempts by making it more difficult for a person who has gained a substantial equity interest in Regis effectively to exercise control.

    Regis has a shareholders' rights plan pursuant to which one preferred share purchase right is held by shareholders for each outstanding share of common stock. The rights become exercisable only following the acquisition by a person or group, without the prior consent of the Board of Directors of Regis, of 20% or more of the Regis' voting stock, or following the announcement of a tender offer or exchange offer to acquire an interest of 20% or more of Regis' voting stock. If the rights become exercisable, these rights entitle all holders of Regis Common Stock, except the take-over bidder, to purchase one one-hundredth of a share of preferred stock at an exercise price of $120, subject to adjustment, or instead of purchasing the preferred stock, to purchase for the same exercise price Regis Common Stock (or in certain cases common stock of an acquiring company) having a market value of twice the exercise price of a right.

    In addition, Regis is subject to Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. Section 302A. 671 applies, with certain exceptions, to any acquisition of voting stock of Regis (from a person other than Regis, and other than in connection with certain mergers and exchanges to which Regis is a party) resulting in the beneficial ownership of 20 percent or more of the voting stock then outstanding. Section 302A.671 of the Minnesota Business Corporation Act requires approval of any such acquisitions by a majority vote of the shareholders of Regis prior to its consummation. In general, shares acquired in the absence of such approval are denied voting rights and are redeemable at their then fair market value by Regis within 30 days after the acquiring person has failed to give a timely information statement to Regis or the date the shareholders voted not to grant voting rights to the acquiring person's shares.

    Section 302A.673 of the Minnesota Business Corporation Act generally prohibits any business combination by Regis, or any subsidiary of Regis, with any shareholder which purchases ten percent or more of the Regis' voting shares (an "interested shareholder") within four years following such interested shareholder's share acquisition date, unless the business combination is approved by a committee of all of the disinterested members of the Board of Directors of Regis before the interested shareholder's share acquisition date.

LIMITED LIABILITY AND INDEMNIFICATION

    Regis' Articles of Incorporation include a provision permitted by the Minnesota Business Corporation Act which limits the liability of directors of Regis. The provision provides that no director shall be personally liable to Regis or its shareholders for monetary damages for breach of fiduciary duty as a director, excluding, however, liability for:

    - Breach of a director's duty of loyalty;

    - Acts or omissions not in good faith;

    - Intentional violations of law;

    - Transactions where the director derived an improper personal benefit;

    - Illegal distributions; or

    - Violations of securities laws.

    In addition, Minnesota law and Regis' Bylaws provide for broad indemnification by Regis of its officers, directors and employees. Accordingly, shareholders of Regis will have more limited recourse against those individuals than would be the case in the absence of such provisions.

    Insofar as the indemnity for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Regis pursuant to the foregoing provisions, Regis has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. Regis believes that its Articles of Incorporation and Bylaws provisions are necessary to attract and retain qualified persons as directors and officers.

                        COMPARISON OF SHAREHOLDER RIGHTS

    The Barbers and Regis are both Minnesota corporations. The rights of the shareholders of The Barbers and the shareholders of Regis are both governed by the MBCA. The rights of the shareholders of The Barbers are also governed by the Articles of Incorporation ("The Barbers Articles"), and the Amended and Restated Bylaws of The Barbers ("The Barbers Bylaws"). The rights of the shareholders of Regis are governed by the Articles of Incorporation of Regis, as amended (the "Regis Articles"), and the Bylaws of Regis (the "Regis Bylaws"). The following is a summary of certain material differences between the rights of shareholders of The Barbers and the rights of shareholders of Regis, as contained in provisions of the MBCA, The Barbers Articles and The Barbers Amended Bylaws, and the Regis Articles and Regis Bylaws.

    The following does not purport to be a complete statement of the rights of The Barbers' shareholders under applicable Minnesota law and The Barbers Articles and The Barbers Amended Bylaws as compared with the rights of Regis shareholders under applicable Minnesota law and the Regis Articles and Regis

Bylaws. The identification of certain specific differences is not meant to indicate that other equally or more significant differences do not exist.

AUTHORIZED CAPITAL STOCK

    The Barbers Articles authorize the issuance of up to 7,500,000 shares, $.10 par value per share. As of April 19, 1999, 3,990,769 shares of The Barbers common stock were issued and outstanding.

    The Regis Articles authorize the issuance of up to 50,000,000 shares, $.05 par value per share. As of April 19, 1999, 36,653,061 shares of Regis common stock were issued and outstanding.

BOARD OF DIRECTORS

    The MBCA provides that the board of directors of a Minnesota corporation shall consist of one or more directors as fixed by the Articles of Incorporation or Bylaws. The MBCA also permits the board of directors to be divided into classes without regard to the size of the board of directors. Under The Barbers Articles, the number of directors of the Corporation shall be fixed by the shareholders at each regular meeting; provided, that between regular meetings the authorized number of directors may be increased by the shareholders or by the board or decreased by the shareholders. Currently, The Barbers board currently consists of seven members.

    Regis Bylaws provide that number of directors shall be fixed from time to time by resolution of the whole board of directors. Currently, the Regis board consists of eight members. Neither The Barbers' nor Regis' Board of Directors are classified.

    The Barbers Bylaws provide that vacancies on the board shall be filled by the remaining members of the Board, though less than a quorum, but that any vacancy resulting from an increase in the authorized number of directorships shall be filled by the affirmative vote of two-thirds of the directors serving at the time of the increase.

    The Regis Bylaws provide that vacancies on the board shall be filled by the remaining members of the Board, though less than a quorum, and that any vacancy resulting from an increase in the authorized number of directorships shall be filled by the affirmative vote of a majority of the directors serving at the time of the increase.

NOTICE OF SHAREHOLDER MEETINGS

    The Regis Bylaws provide that except where a shareholder meeting is announced at the time of adjournment of a meeting, notice of all meetings shall be given to each shareholder of record entitled to vote at such meeting not less than ten nor more than sixty days prior to the date of the meeting.

    The Barbers Bylaws provides that notice of any meeting shall be mailed to each shareholders entitled to vote at least ten days prior to the date of the meeting. Notice of any meeting at which an agreement of merger or consolidation is to be considered shall be mailed to all shareholders of record, whether or not entitled to vote, at least two weeks prior to the date of the meeting.

AMENDMENTS TO ARTICLES OF INCORPORATION

    The MBCA provides that an amendment to a corporation's articles must be by resolution approved by the affirmative vote of a majority of the directors present or proposed by a shareholder or shareholders holding 3% or more of the voting shares entitled to vote thereon. Under the MBCA, any such amendment must be approved by the affirmative vote of a majority of the shareholders entitled to vote thereon, except that the articles may provide for a specified proportion or number larger than a majority. The Regis Articles provides that the affirmative vote of the holders of two-thirds of the outstanding shares of capital stock entitled to vote is required in order to amend provisions concerning certain mergers, disposition of assets, or the liquidation of the corporation. The Barbers Articles contains no such provision.

MERGERS AND CONSOLIDATION

    The MBCA provides that a resolution containing a plan of merger or exchange must be approved by the affirmative vote of a majority of the directors present at a meeting and submitted to the shareholders and approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. The MBCA requires that any class of shares of a Minnesota corporation must approve the plan if it contains a provision which, if contained in a proposed amendment to the corporation's articles of incorporation, would entitle such class to vote as a class. The Regis Articles require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for approval of certain mergers, disposition of assets, or the liquidation of the corporation. The Barbers Articles contain no such provision. Therefore, under the MBCA, the shareholders of The Barbers can approve mergers, disposition of assets, or the liquidation of The Barbers by a majority vote. In addition, the Regis Board of Directors has adopted a shareholder rights plan which limits the ability of Regis to be acquired in a hostile takeover. This shareholder rights plan could have the effect of preventing the occurrence of an acquisition or takeover of Regis that the shareholders of Regis are in favor of. The Barbers Board of Directors has not adopted any such plan. For a further description of the provisions of the Regis Articles and the Regis Shareholder Rights Plan, see "Description of Regis Capital Stock--Antitakeover Provisions."

                      WHERE YOU CAN FIND MORE INFORMATION

    Regis has filed with the SEC a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 that registers the distribution of the shares of Regis Common Stock to be issued in the Merger. The Registration Statement, including attached exhibits and schedules, contains additional relevant information about Regis and The Barbers. The rules and regulations of the SEC allow us to omit some information included in the Registration Statement from this Proxy Statement/Prospectus.

    In addition, Regis and The Barbers file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document Regis or The Barbers files with the SEC at the following locations of the SEC:

Public Reference Room     New York Regional Office  Chicago Regional Office
450 Fifth Street, N.W.    7 World Trade Center      Citicorp Center
Washington, D.C. 20549    Suite 1300                500 West Madison Street
                          New York, New York        Suite 1400
                          10048                     Chicago, Illinois 60661

    You can call the SEC at 1-800-SEC-0300 (1-800-732-0300) for further information on the operation of public reference rooms. You can also obtain copies of this information from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The SEC also maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers who file information electronically with the SEC, including Regis and The Barbers. The address of this internet site is http://www.sec.gov.

    The SEC allows Regis to "incorporate by reference" the information Regis files with them (File No. 011230) into this Proxy Statement/Prospectus. This means that Regis can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement/Prospectus, except for information that is superseded by information that is included directly in this Proxy Statement/Prospectus. This Proxy Statement/Prospectus incorporates by reference the documents listed below that Regis has previously filed with the SEC. They contain important information about Regis, its businesses, financial position, and results of operations. These documents are:

    - Regis' Annual Report on Form 10-K for the year ended June 30, 1998.

    - Regis' Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

    - Regis' Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

    - The information contained in Regis' Proxy Statement dated September 17, 1998 for its Annual Meeting of Shareholders held on October 13, 1998.

    - The description of Regis' common stock contained in its Registration Statement on Form 8-A, dated May 7, 1991.

    - Regis' Current Report on Form 8-K dated January 25, 1999.

    - All other documents filed by Regis pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the consummation of the Merger.

    You can obtain any of the documents incorporated by reference in this Proxy Statement/Prospectus through Regis or from the SEC in the manner discussed above. The documents incorporated by reference are available from Regis without charge, excluding exhibits to those documents unless the exhibit is specifically incorporated by reference in this Proxy Statement/Prospectus, by requesting them in writing or by telephone from Regis at the following address and phone number:

       Mr. Bert M. Gross
       Secretary
       Regis Corporation
       7201 Metro Boulevard
       Minneapolis, Minnesota 55439
       (612) 947-7777

    If you would like to request documents, please do so by May 13, 1999 to receive them before the special meeting. If you request any incorporated documents from Regis, Regis will mail them to you by first class mail, or another equally prompt means, within one business day after Regis receives your request.

    Neither Regis nor The Barbers has authorized anyone to give any information or make any representation about the Merger or the companies that differs from, or adds to, the information in this document or in the documents incorporated by reference in this document. Therefore, if anyone does give you different or additional information, you should not rely on it.

    If you are in a jurisdiction where it is unlawful to offer to exchange or sell, or ask for offers to exchange or buy, the securities offered by this document or to ask for proxies, or if you are a person to whom it is unlawful to direct these activities, then the offer presented by this document does not extend to you.

    The information contained in this document speaks only as of its date unless the information specifically indicates that another date applies. The information contained in this document with respect to Regis and its subsidiaries has been provided by Regis. The information contained in this document with respect to The Barbers and its subsidiaries has been provided by The Barbers. Neither Regis and its subsidiaries nor The Barbers and its subsidiaries warrants the accuracy of information relating to the other parties.

                                 LEGAL MATTERS

    The validity of the Regis Common Stock offered hereby and certain other matters will be passed upon for Regis by Bert M. Gross, General Counsel for Regis. Certain legal matters in connection with the Merger will be passed upon for The Barbers by Gray, Plant, Mooty, Mooty & Bennett, P.A., Minneapolis, Minnesota.

                                  TAX OPINION

    The opinion described under "The Merger--Certain Federal Income Tax Consequences" will be rendered by Gray, Plant, Mooty, Mooty & Bennett, P.A.

                                    EXPERTS

    The consolidated balance sheets of Regis as of June 30, 1998 and 1997, and the consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended June 30, 1998, incorporated by reference in this Proxy Statement/Prospectus and Registration Statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim financial information for the periods ended September 30, 1998 and 1997 and December 31, 1998 and 1997, incorporated by reference in this prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarters ended September 30, 1998 and 1997 and December 31, 1998 and 1997, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act. See "Where You Can Find More Information."

    The consolidated financial statements of The Barbers at September 24, 1998, September 25, 1997, and September 26, 1996 and for each of the years then ended appearing in this Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in accounting and auditing. See "Where You Can Find More Information."

                       CONSOLIDATED FINANCIAL STATEMENTS

                          THE BARBERS, HAIRSTYLING FOR
                               MEN & WOMEN, INC.

                        YEARS ENDED SEPTEMBER 24, 1998,
                   SEPTEMBER 25, 1997 AND SEPTEMBER 26, 1996

                         INDEX TO FINANCIAL STATEMENTS
                 THE BARBERS HAIRSTYLING FOR MEN & WOMEN, INC.

AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors.......................................................        F-2
Consolidated Balance Sheets at September 24, 1998, September 25, 1997, and September
  26, 1996...........................................................................        F-3
Consolidated Statements of Income as of September 24, 1998, September 25, 1997, and
  September 26, 1996.................................................................        F-4
Consolidated Statement of Shareholders' Equity as of September 24, 1998, September
  25, 1997, and September 26, 1996...................................................        F-5
Consolidated Statement of Cash Flows as of September 24, 1998, September 25, 1997,
  and September 26, 1996.............................................................        F-6
Notes to Consolidated Financial Statements...........................................        F-7

UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Condensed Consolidated Statement of Earnings at December 24, 1998....................       F-19
Condensed Consolidated Statements of Financial Position for the three months ended
  December 24, 1998 and December 25, 1997............................................       F-20
Condensed Consolidated Statement of Cash Flows for the three months ended December
  24, 1998 and December 25, 1997.....................................................       F-22
Notes to Condensed Consolidated Financial Statements.................................       F-23

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
The Barbers, Hairstyling for Men & Women, Inc.

    We have audited the accompanying consolidated balance sheets of The Barbers, Hairstyling for Men & Women, Inc. at September 24, 1998, September 25, 1997 and September 26, 1996, and the related consolidated statements of income, shareholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Barbers, Hairstyling for Men & Women, Inc. at September 24, 1998, September 25, 1997 and September 26, 1996, and the consolidated results of its operations and its cash flows for each of the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Minneapolis, Minnesota
November 2, 1998

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      SEPTEMBER 24,  SEPTEMBER 25,  SEPTEMBER 26,
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents.........................................   $ 2,931,376    $ 2,789,933    $ 1,317,448
  Trade receivables, less allowance for doubtful accounts of
    $400,000 in 1998, $450,000 in 1997 and $315,000 in 1996.........     2,693,108      2,574,179      2,163,968
  Notes receivable..................................................       398,585        596,635        235,206
  Inventories held for resale.......................................     2,166,420      1,684,312      1,199,939
  Prepaid expenses..................................................       111,682        120,744         74,372
  Deferred income taxes.............................................       419,000        360,000        287,000
                                                                      -------------  -------------  -------------
Total current assets................................................     8,720,171      8,125,803      5,277,933
Notes receivable, less current portion and allowance for doubtful notes of $200,000 in 1998, $125,000 in 1997 and $100,000 in
  1996..............................................................       975,394        621,877        733,924
Equipment and leasehold improvements, at cost:
  Equipment.........................................................     2,807,858      2,044,204      1,918,682
  Leasehold improvements............................................     1,012,700        945,150        852,109
                                                                      -------------  -------------  -------------
                                                                         3,820,558      2,989,354      2,770,791
  Less accumulated depreciation.....................................     2,370,837      2,094,285      1,816,151
                                                                      -------------  -------------  -------------
Net equipment and leasehold improvements............................     1,449,721        895,069        954,640
Investment in franchise contracts, less accumulated amortization of
  $563,741 in 1998, $419,260 in 1997 and $221,805 in 1996...........     2,416,635      2,593,522        733,419
Deferred income taxes...............................................       417,000        386,000        338,000
Other assets........................................................       353,191        286,271        210,287
                                                                      -------------  -------------  -------------
Total assets........................................................   $14,332,112    $12,908,542    $ 8,248,203
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt and capital lease
    obligations.....................................................   $   187,576    $   339,150    $    86,675
  Accounts payable..................................................       858,097        573,088        481,897
  Deferred franchise fees...........................................        60,500         90,000        113,750
  Committed advertising.............................................     1,087,310        933,502        521,208
  Accrued compensation and related payroll taxes....................     1,187,813        935,653        741,704
  Other accrued expenses............................................       264,853        296,548        287,011
  Income taxes payable..............................................       101,983        202,934         82,943
                                                                      -------------  -------------  -------------
Total current liabilities...........................................     3,748,132      3,370,875      2,315,188
Long-term debt and capital lease obligations........................     1,036,866      2,111,689         56,250
Deferred franchise fees.............................................       298,250        201,000        226,000
Deferred compensation...............................................       363,857        287,786        204,278

Commitments and contingencies

Shareholders' equity:
  Common stock, $.10 par value:
    Authorized shares--7,500,000
      Issued and outstanding shares--3,975,243 in 1998, 3,887,928 in
      1997 and 3,852,411 in 1996....................................       397,524        388,793        385,241
  Additional paid-in capital........................................       463,894        328,059        247,319
  Retained earnings.................................................     8,023,589      6,220,340      4,813,927
                                                                      -------------  -------------  -------------
Total shareholders' equity..........................................     8,885,007      6,937,192      5,446,487
                                                                      -------------  -------------  -------------
Total liabilities and shareholders' equity..........................   $14,332,112    $12,908,542    $ 8,248,203
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                      YEAR ENDED
                                                                      -------------------------------------------
                                                                      SEPTEMBER 24,  SEPTEMBER 25,  SEPTEMBER 26,
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
Revenues:
  Franchise royalties...............................................  $   8,396,932  $   7,213,735  $   6,034,862
  Franchise fees....................................................        852,080        928,018      1,181,239
  Company-owned salons..............................................      6,072,688      4,610,653      2,939,756
  Beauty products and equipment.....................................     10,192,685      8,885,278      8,018,860
  Other.............................................................        624,100        484,116        391,034
                                                                      -------------  -------------  -------------
Total revenues......................................................     26,138,485     22,121,800     18,565,751
Costs and expenses:
  Franchise operations:
    Salaries and benefits...........................................      2,199,236      1,976,045      1,781,787
    General and administrative......................................      1,126,383      1,082,791        943,401
                                                                      -------------  -------------  -------------
                                                                          3,325,619      3,058,836      2,725,188
  Company-owned salons:
    Salaries and benefits...........................................      3,220,159      2,467,173      1,702,949
    General and administrative......................................      1,559,685      1,222,045        931,634
    Cost of products sold...........................................      1,170,145        758,162        490,158
                                                                      -------------  -------------  -------------
                                                                          5,949,989      4,447,380      3,124,741
  Distribution and general administration:
    Salaries and benefits...........................................      3,473,048      3,026,139      2,600,808
    General and administrative......................................      2,699,618      2,469,561      2,279,944
    Cost of products and equipment sold.............................      7,801,958      6,727,361      6,162,530
                                                                      -------------  -------------  -------------
                                                                         13,974,624     12,223,061     11,043,282
                                                                      -------------  -------------  -------------
Operating income....................................................      2,888,253      2,392,523      1,672,540
Other income (expense):
  Interest income...................................................        255,484        184,855        134,013
  Interest expense..................................................       (207,354)      (151,134)       (39,368)
  Net gain on disposal of assets....................................        116,866         (1,831)        55,169
                                                                      -------------  -------------  -------------
Income before income taxes..........................................      3,053,249      2,424,413      1,822,354
Income tax expense..................................................      1,250,000      1,018,000        765,000
                                                                      -------------  -------------  -------------
Net income..........................................................  $   1,803,249  $   1,406,413  $   1,057,354
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Earnings per share:
  Basic.............................................................  $         .46  $         .36  $         .28
  Diluted...........................................................            .42            .33            .26
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Average shares outstanding:
  Basic.............................................................      3,925,891      3,857,775      3,817,394
  Diluted...........................................................      4,341,084      4,210,409      4,113,201
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                            See accompanying notes.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                  ADDITIONAL
                                                          NUMBER OF     COMMON     PAID-IN      RETAINED
                                                            SHARES      STOCK      CAPITAL      EARNINGS       TOTAL
                                                          ----------  ----------  ----------  ------------  ------------
Balance at September 28, 1995...........................   3,808,239  $  380,824  $  149,923  $  3,756,573  $  4,287,320
  Net income for 1996...................................          --          --          --     1,057,354     1,057,354
  Issuance of common stock to outside directors.........       3,600         360      11,640            --        12,000
  Issuance of common stock to employees.................       4,388         439      15,634            --        16,073
  Issuance of common stock under Designer Salon
    Program.............................................      13,684       1,368      44,247            --        45,615
  Issuance of common stock under stock option plan......      22,500       2,250      25,875            --        28,125
                                                          ----------  ----------  ----------  ------------  ------------
Balance at September 26, 1996...........................   3,852,411     385,241     247,319     4,813,927     5,446,487
  Net income for 1997...................................          --          --          --     1,406,413     1,406,413
  Issuance of common stock to outside directors.........       4,725         473      18,427            --        18,900
  Issuance of common stock to employees.................          45           4         176            --           180
  Issuance of common stock under Designer Salon
    Program.............................................       9,372         937      39,675            --        40,612
  Issuance of common stock under stock option plan......      21,375       2,138      22,462            --        24,600
                                                          ----------  ----------  ----------  ------------  ------------
Balance at September 25, 1997...........................   3,887,928     388,793     328,059     6,220,340     6,937,192
  Net income for 1998...................................          --          --          --     1,803,249     1,803,249
  Issuance of common stock to outside directors.........       3,825         383      20,017            --        20,400
  Issuance of common stock to employees.................          45           5         235            --           240
  Issuance of common stock under Designer Salon
    Program.............................................      11,741       1,174      55,535            --        56,709
  Issuance of common stock under stock option plan......      71,704       7,169      60,048            --        67,217
                                                          ----------  ----------  ----------  ------------  ------------
Balance at September 24, 1998...........................   3,975,243  $  397,524  $  463,894  $  8,023,589  $  8,885,007
                                                          ----------  ----------  ----------  ------------  ------------
                                                          ----------  ----------  ----------  ------------  ------------

                            See accompanying notes.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                      YEAR ENDED
                                                                      SEPTEMBER 24,  SEPTEMBER 25,  SEPTEMBER 26,
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
OPERATING ACTIVITIES
Net income..........................................................   $ 1,803,249    $ 1,406,413    $ 1,057,354
Adjustments to reconcile net income to net cash provided by (used
  in) operating activities:
    Depreciation and amortization...................................       535,708        531,027        384,158
    Provision for losses on accounts and notes receivable...........       245,419        217,009        232,578
    (Gain) loss on disposal of assets...............................      (116,866)         1,831        (35,883)
    Deferred income taxes...........................................       (90,000)      (121,000)      (115,000)
    Stock compensation..............................................        20,640         19,080         28,073
    Stock awarded to franchisees under the Designer Salon Program...        56,709         40,612         45,615
    Changes in operating assets and liabilities:
      Accounts and notes receivable.................................      (519,815)      (604,698)    (1,168,529)
      Inventories held for resale...................................      (482,108)      (484,373)      (146,955)
      Prepaid expenses..............................................         9,062        (46,372)       (37,535)
      Other assets..................................................       (66,920)       (75,984)       (17,833)
      Payables and accrued expenses.................................       735,353        790,479       (293,607)
      Deferred franchise fees.......................................        67,750        (48,750)      (142,227)
      Income taxes payable..........................................      (100,951)       119,991         40,107
                                                                      -------------  -------------  -------------
Net cash provided by (used in) operating activities.................     2,097,230      1,745,265       (169,684)

INVESTING ACTIVITIES
Proceeds from disposal of assets....................................       244,050        111,994         53,975
Capital expenditures................................................    (1,040,657)      (387,826)      (576,813)
Investment in franchise contracts...................................            --     (2,329,462)       (42,501)
                                                                      -------------  -------------  -------------
Net cash used in investing activities...............................      (796,607)    (2,605,294)      (565,339)

FINANCING ACTIVITIES
Principal payments on long-term debt................................    (1,226,397)      (180,411)       (75,000)
Principal payments on capital lease obligations.....................            --        (11,675)       (21,964)
Proceeds from issuance of stock options.............................        67,217         24,600         28,125
Proceeds from issuance of long-term debt............................            --      2,500,000             --
                                                                      -------------  -------------  -------------
Net cash (used in) provided by financing activities.................    (1,159,180)     2,332,514        (68,839)
                                                                      -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents................       141,443      1,472,485       (803,862)
Cash and cash equivalents at beginning of year......................     2,789,933      1,317,448      2,121,310
                                                                      -------------  -------------  -------------
Cash and cash equivalents at end of year............................   $ 2,931,376    $ 2,789,933    $ 1,317,448
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Cash paid during the year for:
  Interest..........................................................   $   207,354    $   151,134    $    39,368
  Income taxes......................................................     1,440,951      1,019,009        839,893

                            See accompanying notes.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 24, 1998

1. SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE COMPANY

    The Barbers, Hairstyling for Men & Women, Inc. (the Company) operates and sells franchises to operate Cost Cutters Family Hair Care salons, City Looks salons, Hair Performers salons, Family Haircut Store salons and We Care Hair salons. The Company operates primarily in the United States with a limited number of franchisees in France, Mexico and Russia.

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of The Barbers, Hairstyling for Men & Women, Inc. and its wholly-owned subsidiaries, WCH, Inc., CLS International, Inc., Hair Performers International, Inc. and The Barbers Export, Inc.

    Certain prior year balances have been reclassified to conform to the 1998 presentations.

    The Company uses a 52-53 week reporting period. Under this method, certain years will include 53 weeks of operations as opposed to 52 weeks. The years ended September 24, 1998, September 25, 1997 and September 26, 1996 each include 52 weeks of operations.

BUSINESS SEGMENT INFORMATION

    The Company is engaged in principally one business segment: developing, licensing, franchising, and servicing several systems of retail hair salons.

    As of September 24, 1998, the Company owned and operated 30 salons and franchised 939 salons.

CASH AND CASH EQUIVALENTS

    All investments with a maturity of three months or less at the time of purchase are considered cash equivalents. Cash equivalents are carried at cost which approximates market value.

CONCENTRATIONS OF CREDIT RISK

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts and notes receivable.

    Accounts receivable are generally unsecured but are personally guaranteed by the respective franchisees. Concentrations of credit risk with respect to these receivables are limited due to the large numbers of franchisees and their dispersion across many geographic areas. Notes receivable are generally secured by equipment or the existing franchise agreements. (See Notes 2 and 8.)

INVENTORIES

    Inventories, principally goods held for resale, are carried at the lower of cost (first-in, first-out) or market.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
INVESTMENT IN FRANCHISE CONTRACTS

    On January 24, 1997, the Company acquired the franchise contracts of 139 We Care Hair Salons in exchange for $2,000,000 in cash plus a contingent earn-out equal to 40% of all initial franchise fees and royalties collected pursuant to certain specified franchise contracts during the six year period ending January 24, 2003. The total purchase price, including acquisition expenses, was allocated to Investment in Franchise Contracts at the acquisition date and is amortized on a straight-line basis over 15 years.

    On June 1, 1993, the Company acquired the franchise contract rights of 22 Family Haircut Store salons for $599,214. The investment is amortized on a straight-line basis over 15 years, the estimated average remaining life at the time of acquisition.

    During fiscal 1992, the Company acquired the franchise contract rights of certain Hair Performers salons in exchange for conditional future payments based upon royalties collected by the Company through 1997. All payments to the seller ceased as of April 1, 1997. An investment in franchise contracts of $350,751 was recorded based upon the amount of actual payments made to the seller. The investment balance is amortized on a straight-line basis over 15 years.

    The investment balance in franchise contract rights is individually allocated to specific contracts. On a monthly basis, individual valuations are reviewed and at any time the value of a contract is deemed permanently impaired, a write-down is recorded to the extent the contract value exceeds the future revenues expected to be realized related to the contract.

DEPRECIATION

    Equipment and leasehold improvements are stated at cost. Depreciation of equipment is provided on the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are being depreciated over the related lease terms or estimated useful life, whichever is shorter.

REVENUE RECOGNITION OF FRANCHISE, DEVELOPMENT AND ROYALTY FEES

    All fees from franchised operations are included in revenue as earned. The Company enters into area development agreements with franchisees which require fees based upon the number of salons to be opened within the specified development area. Development and initial franchise fees are earned when the related salon opens, with the development fees being recognized ratably as the salons within the development area open. Development and initial franchise fees paid prior to salon openings are recorded as deferred franchise fees. Royalty fees are based on the franchised salons' revenues and are recorded by the Company in the period the related franchised salons' revenues are earned.

INCOME TAXES

    The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109. Accordingly, deferred tax assets and liabilities are recorded based on the "temporary differences" between the assets and liabilities recorded for financial reporting purposes and such amounts as measured by tax laws and regulations.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
COMMITTED ADVERTISING

    Committed advertising represents unexpended amounts received from franchisees to finance national and regional advertising programs.

STOCK-BASED COMPENSATION

    The Company applies APB 25, "Accounting for Stock Issued to Employees" in accounting for stock options and presents in Note 5 pro forma net earnings as if the accounting prescribed by SFAS 123, "Accounting for Stock-Based Compensation" had been applied.

EARNINGS PER SHARE

    In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings per Share. Statement No. 128 replaced the previously reported primary and fully diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options and warrants. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where necessary, restated to conform to the Statement 128 requirements. All share and per share amounts have been adjusted to reflect the 3-for-2 stock splits that were approved by the Board of Directors on September 19, 1996 and March 12, 1998.

    The following table sets forth the computation of basic and diluted earnings per share:

                                                                                      YEAR ENDED
                                                                      -------------------------------------------
                                                                      SEPTEMBER 24,  SEPTEMBER 25,  SEPTEMBER 26,
                                                                          1998           1997           1996
                                                                      -------------  -------------  -------------
Numerator:
  Net income........................................................   $ 1,803,249    $ 1,406,413    $ 1,057,354
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
Denominator:
  Denominator: for basic earnings per share--
    weighted average shares.........................................     3,925,891      3,857,775      3,817,394
  Effect of dilutive stock options and warrants.....................       415,193        352,634        295,807
                                                                      -------------  -------------  -------------
Denominator for diluted earnings per share--
  adjusted weighted average shares..................................     4,341,084      4,210,409      4,113,201
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Basic earnings per share..........................................   $       .46    $       .36    $       .28
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Diluted earnings per share........................................   $       .42    $       .33    $       .26
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from the estimates.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
IMPAIRMENT OF LONG-LIVED ASSETS

    The Company will record impairment losses of long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount.

2. NOTES RECEIVABLE

    Notes receivable consist of the following:

                                                                              1998          1997          1996
                                                                          ------------  ------------  ------------
10% franchise development notes, secured by franchise development
  licenses, due upon salon opening......................................  $     12,500  $      7,500  $     17,000
8% to 15% notes, due in varying monthly installments, secured by salon
  equipment, leasehold improvements and inventory.......................     1,258,112     1,028,836       556,621
Non-interest bearing notes, due in varying monthly installments, secured
  by salon equipment, leasehold improvements and inventory..............        41,970        71,220            --
8.5% to 14% notes, unsecured............................................       250,755       230,550       480,823
Unsecured, non-interest bearing note....................................        10,642            --        12,500
Accrued interest........................................................            --         5,406         2,186
                                                                          ------------  ------------  ------------
                                                                             1,573,979     1,343,512     1,069,130
Less allowance for doubtful notes.......................................       200,000       125,000       100,000
                                                                          ------------  ------------  ------------
                                                                             1,373,979     1,218,512       969,130
Less current portion....................................................       398,585       596,635       235,206
                                                                          ------------  ------------  ------------
                                                                          $    975,394  $    621,877  $    733,924
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

3. LINE OF CREDIT

    The Company has a credit agreement which provides for a maximum line of credit of $1.5 million. The line bears interest at the prime lending rate (8.5% at September 24, 1998), expires June 30, 1999, is secured by accounts receivable, inventories, general intangibles, and property and equipment and requires the Company to maintain certain financial ratios. There are no compensating balance requirements for this credit facility. As of September 24, 1998, there were no outstanding borrowings under this line of credit. An outstanding $50,000 standby letter of credit reduces the availability under the line at that date.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

4. LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                 1998          1997        1996
                                                                             ------------  ------------  ---------
Note payable, due in monthly installments of $23,997, including interest at
  8.82%, with remaining balance due in January 2004, secured by all assets
  of the Company...........................................................  $  1,224,442  $  1,394,589  $      --
Note payable, due in monthly installments of $13,888, plus interest at
  prime....................................................................            --     1,000,000         --
Note payable, due in monthly installments of $6,250, plus interest at .75%
  above prime..............................................................            --        56,250    131,250
Obligations under capitalized leases.......................................            --            --     11,675
                                                                             ------------  ------------  ---------
                                                                                1,224,442     2,450,839    142,925
Less current maturities....................................................       187,576       339,150     86,675
                                                                             ------------  ------------  ---------
                                                                             $  1,036,866  $  2,111,689  $  56,250
                                                                             ------------  ------------  ---------
                                                                             ------------  ------------  ---------

    Approximate maturities of long-term debt are as follows:

1999............................................................  $ 187,576
2000............................................................    204,806
2001............................................................    223,618
2002............................................................    244,158
2003............................................................    266,585
Thereafter......................................................     97,699
                                                                  ---------
                                                                  $1,224,442
                                                                  ---------
                                                                  ---------

    The carrying amount of the Company's debt instruments in the balance sheet at September 24, 1998 approximates fair value.

5. SHAREHOLDERS' EQUITY

    The Company's 1991 Stock Option Plan has reserved 675,000 shares of common stock for key employees and 225,000 shares of common stock for non-employee directors. The Plan requires the option price to be the average of the bid and ask prices of the common stock on the date of grant. The employee options vest and become exercisable at the rate of 25% on each anniversary from the date of grant. Non-employee directors' options vest and become exercisable on the six month anniversary of the date of grant. The options expire ten years from date of grant.

    No compensation expense has been recorded for the stock option plans under APB 25. Had compensation expense for the stock option plans been determined based on the fair value at the date of grant for awards in fiscal 1998, 1997 and 1996, consistent with the provisions of SFAS No. 123, the

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

5. SHAREHOLDERS' EQUITY (CONTINUED)
Company's net earnings and earnings per share for the fiscal years shown below would have been reported as follows (in thousands):

                                                                                         1998       1997       1996
                                                                                       ---------  ---------  ---------
Net earnings--as reported............................................................  $   1,803  $   1,406  $   1,057
Net earnings--pro forma..............................................................      1,732      1,370      1,037
Earnings per share--as reported:
  Basic..............................................................................  $     .46  $     .36  $     .28
  Diluted............................................................................        .42        .33        .26
Earnings per share--pro forma:
  Basic..............................................................................        .44        .36        .27
  Diluted............................................................................        .40        .33        .25

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                                  1998        1997        1996
                                                                               ----------  ----------  ----------
Expected dividend yield......................................................  0%          0%          0%
Expected stock price volatility..............................................  33%         31%         29%
Risk-free interest rate......................................................  4.5%        6.0%        6.0%
Expected life of options.....................................................  5.0 YEARS   5.0 years   5.0 years

    The pro forma effect on net income and earnings per share is not representative of the pro forma net earnings in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996. The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.

    The weighted average fair value for options granted during fiscal 1998, 1997 and 1996 is $3.05, $1.81 and $1.30 per share, respectively.

    As of September 24, 1998 there were 80,050 options outstanding with exercise prices between $1.05 and $1.31, 130,000 options outstanding with exercise prices between $1.33 and $2.17, 112,500 options outstanding with exercise prices between $3.50 and $5.17 and 45,000 options with exercise prices between $6.00 and $9.00. At September 24, 1998 outstanding options had a weighted-average remaining contractual life of six years.

    The number of options exercisable at September 24, 1998, September 25, 1997 and September 26, 1996 were 277,550, 289,125 and 254,250, respectively, at weighted average exercise prices of $2.56, $1.85 and $1.51 per share, respectively.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

5. STOCK OPTIONS AND WARRANTS (CONTINUED)

    Stock option activity is summarized as follows:

                                                                      OPTIONS OUTSTANDING
                                                    OPTIONS       ----------------------------
                                                   AVAILABLE                 WEIGHTED AVERAGE
                                                   FOR GRANT       NUMBER     PRICE PER SHARE
                                                ----------------  ---------  -----------------
Balance September 28, 1995....................        567,000       333,000      $    1.45
  Granted.....................................        (45,000)       45,000           3.50
  Exercised...................................             --       (22,500)          1.25
                                                      -------     ---------          -----
Balance September 26, 1996....................        522,000       355,500           1.72
  Granted.....................................        (67,500)       67,500           4.71
  Exercised...................................             --       (21,375)          1.15
  Canceled....................................          5,625        (5,625)          1.33
                                                      -------     ---------          -----
Balance September 25, 1997....................        460,125       396,000           2.27
  Granted.....................................        (45,000)       45,000           7.50
  Exercised...................................             --       (73,450)          1.17
                                                      -------     ---------          -----
Balance September 24, 1998....................        415,125       367,550      $    3.15
                                                      -------     ---------          -----
                                                      -------     ---------          -----

    In July 1991, the Company granted warrants to the President to purchase 112,500 shares of the Company's common stock at an exercise price of $1.05 per share. On October 13, 1994, the Company granted warrants to the Chairman and President to purchase 112,500 shares, respectively, of the Company's common stock at an exercise price of $1.78 per share. The warrants would expire one year after termination of employment with the Company. 292,500 warrants were exercisable at September 24, 1998. The Company has reserved 337,500 shares for issuance under these warrants.

    The Company issued 3,825, 4,725, and 3,600 shares of stock to outside directors as part of their compensation plan in 1998, 1997, and 1996, respectively.

    All share numbers and per share prices have been adjusted to reflect the 3-for-2 stock splits authorized by the Board of Directors September 19, 1996 and March 12, 1998.

6. INCOME TAXES

    Income tax expense is summarized as follows:

                                                           1998          1997         1996
                                                       ------------  ------------  -----------
Current..............................................  $  1,340,000  $  1,139,000  $   880,000
Deferred.............................................       (90,000)     (121,000)    (115,000)
                                                       ------------  ------------  -----------
                                                       $  1,250,000  $  1,018,000  $   765,000
                                                       ------------  ------------  -----------
                                                       ------------  ------------  -----------

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

6. INCOME TAXES (CONTINUED)
    The Company's provision for income taxes differs from the federal rate of 34% for the following reasons:

                                                            1998          1997         1996
                                                        ------------  ------------  ----------
Federal income tax at statutory rate..................  $  1,038,000  $    824,000  $  620,000
State income tax, net.................................       167,000       145,000     107,000
Expenses not deductible for tax purposes..............        45,000        49,000      38,000
                                                        ------------  ------------  ----------
                                                        $  1,250,000  $  1,018,000  $  765,000
                                                        ------------  ------------  ----------
                                                        ------------  ------------  ----------

    Components of deferred tax assets and liabilities are:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Deferred tax assets:
  Deferred franchise deposits............................  $  122,000  $   99,000  $  116,000
  Bad debt reserves......................................     204,000     195,000     141,000
  Depreciation...........................................     135,000     109,000      86,000
  Inventory capitalization adjustment....................      53,000      44,000      35,000
  Payroll related........................................     249,000     202,000     163,000
  Other reserves.........................................      73,000      97,000      89,000
Deferred tax liabilities:
  Installment sales gains................................          --          --      (5,000)
                                                           ----------  ----------  ----------
Net deferred tax assets..................................  $  836,000  $  746,000  $  625,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

7. DEFERRED COMPENSATION

    The Company has entered into employment agreements with the Chairman of the Board and President which include deferred compensation equal to 10% of their base salaries. Additionally, certain key executives may voluntarily elect to defer up to $25,000 of their annual compensation.

8. TRANSACTIONS WITH RELATED PARTIES

    The Company leases space for its headquarters from its Chairman, the majority shareholder. Rental payments, including real estate taxes and insurance, were $412,000, $437,000 and $426,000 in 1998, 1997 and 1996, respectively.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

8. TRANSACTIONS WITH RELATED PARTIES (CONTINUED)
    The majority shareholder is a minority investor in a company which operates 20 franchised salons. The Company recognized revenue from these franchises as follows:

                                                              1998        1997        1996
                                                           ----------  ----------  ----------
Product sales............................................  $  212,000  $  187,000  $  210,000
Equipment sales..........................................       5,000      45,000      25,000
Royalty fees.............................................     151,000     126,000     168,000
Franchise fees...........................................          --      25,000       3,000
                                                           ----------  ----------  ----------
                                                           $  368,000  $  383,000  $  406,000
                                                           ----------  ----------  ----------
                                                           ----------  ----------  ----------

    Trade receivables for 1998, 1997 and 1996 include approximately $88,000, $106,000 and $48,000, respectively, from these franchises.

9. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company conducts its operations in leased facilities. The initial lease periods are generally five to ten years. Some of the lease agreements contain renewal options for additional periods up to five years. The Company also has entered into operating leases for equipment over various periods. Minimum annual commitments under these operating leases are approximately as follows:

                                            COMPANY-      COMPANY
                                             OWNED      HEADQUARTERS    COMPANY
                                             SALONS     (SEE NOTE 8)   WAREHOUSE    EQUIPMENT
                                          ------------  ------------  -----------  -----------
Years ending:
  1999..................................  $    827,252   $  300,000    $  57,360    $ 379,208
  2000..................................       771,632      319,250       62,618      251,615
  2001..................................       571,002      321,000       63,096      160,311
  2002..................................       462,943      321,000       63,096        3,877
  2003..................................       156,316       26,750        5,258           --
  Thereafter............................       142,465           --           --           --
                                          ------------  ------------  -----------  -----------
                                          $  2,931,610   $1,288,000    $ 251,428    $ 795,011
                                          ------------  ------------  -----------  -----------
                                          ------------  ------------  -----------  -----------

    Certain of the salon leases provide for payment of additional rentals based on a percentage of sales over a fixed amount and for the payment of taxes, insurance and other charges.

    Total rent expense is as follows:

                                                        MINIMUM        LESS
                                                      RENTALS AND    SUBLEASE       TOTAL
                                                     OTHER CHARGES    RENTALS      EXPENSE
                                                     -------------  -----------  ------------
1998...............................................   $ 1,287,783   $  (114,000) $  1,173,783
1997...............................................     1,074,059      (109,271)      964,788
1996...............................................       881,525      (111,901)      769,624

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

9. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    The Company also is the primary obligor on leases for the salons operated by certain franchisees. The Company subleases the space to the franchisees, and generally the franchisees personally guarantee the subleases. On 60% of these subleases, the Company receives an upcharge from the franchisee over and above the amount of rent paid to the landlord. The Company's remaining commitments, should the franchisees fail to make the scheduled rental payments, are approximately as follows:

Years ending:
  1999.........................................................  $4,621,568
  2000.........................................................   3,793,581
  2001.........................................................   2,589,752
  2002.........................................................   1,496,631
  2003.........................................................     348,038
  Thereafter...................................................     234,036
                                                                 ----------
                                                                 $13,083,606
                                                                 ----------
                                                                 ----------

    Included above is approximately $429,320 of leases held by the majority shareholder and guaranteed by the Company. These leases were originally guaranteed by the Company for Company-owned salons which were sold in 1986 to a company in which the majority shareholder is an investor (see Note 8). Generally, as renewals of leases occur, the guarantees are withdrawn.

RENTAL INCOME

    The Company is subleasing office space to another party through December 2000. As a result, the Company earned rental income of approximately $114,000, $109,000 and $101,000 during 1998, 1997 and 1996, respectively.

10. 401(k) PROFIT SHARING PLAN

    During fiscal 1991, the Company established The Barbers, Hairstyling for Men & Women, Inc. 401(k) Plan (the Plan), a profit sharing plan. All employees who meet certain eligibility requirements may join the Plan. Plan participants elect to have a percentage of their salary contributed to the Plan. The Company makes a matching contribution to the Plan of 100% of the first one percent and 25% of the next four percent of salary contributed by employees. In addition, the Company may elect to make a discretionary contribution to the Plan. The Company's contributions vest based on the employee's length of service with the Company and are 100% vested after three years of service if hired before March 1, 1996 and 100% vested after five years of service if hired on or after March 1, 1996. In 1998, 1997 and 1996, the Company made matching contributions of $75,645, $66,205 and $51,057, respectively, and no discretionary contributions.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               SEPTEMBER 24, 1998

11. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                    FIRST       SECOND        THIRD       FOURTH       TOTAL
                                                                   QUARTER      QUARTER      QUARTER      QUARTER      YEAR
                                                                 -----------  -----------  -----------  -----------  ---------
                                                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
FISCAL YEAR 1996
Revenue........................................................   $   4,488    $   4,363    $   4,913    $   4,802   $  18,566
Operating income...............................................         295          382          478          517       1,672
Net income.....................................................         204          234          286          333       1,057

Diluted earnings per share.....................................   $     .05    $     .06    $     .07    $     .08   $     .26

FISCAL YEAR 1997
Revenue........................................................   $   4,843    $   5,584    $   5,598    $   6,097   $  22,122
Operating income...............................................         353          567          609          864       2,393
Net income.....................................................         219          331          340          516       1,406

Diluted earnings per share.....................................   $     .05    $     .08    $     .08    $     .12   $     .33

FISCAL YEAR 1998
Revenue........................................................   $   6,437    $   6,443    $   6,503    $   6,755   $  26,138
Operating income...............................................         517          771          662          938       2,888
Net income.....................................................         299          460          435          609       1,803

Diluted earnings per share.....................................   $     .07    $     .11    $     .10    $     .14   $     .42

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                 CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

                              FIRST QUARTER F1999

                                  (UNAUDITED)

                                                                         THREE MONTHS ENDED
                                                                      ------------------------
                                                                       DECEMBER     DECEMBER
                                                                          24,          25,
                                                                         1998         1997
                                                                      -----------  -----------
REVENUES
  Franchise Royalties...............................................   $2,150,143   $1,889,429
  Franchise Fees....................................................     226,636      330,500
  Company-Owned Salons..............................................   1,793,239    1,332,704
  Beauty Products & Equipment.......................................   2,722,920    2,661,215
  Other.............................................................     230,791      222,980
                                                                      -----------  -----------
  Total Revenues....................................................   7,123,729    6,436,828
COSTS & EXPENSES
  FRANCHISE OPERATIONS
    Salaries & Benefits.............................................     542,135      553,305
    General & Administrative........................................     356,458      402,375
                                                                      -----------  -----------
  Total.............................................................     898,593      955,680
                                                                      -----------  -----------
  COMPANY-OWNED SALONS
    Salaries & Benefits.............................................     942,677      689,241
    General & Administrative........................................     452,387      327,364
    Cost of Products & Services.....................................     362,135      242,063
                                                                      -----------  -----------
  Total.............................................................   1,757,199    1,258,668
                                                                      -----------  -----------
  DISTRIBUTION & GENERAL ADMINISTRATION
    Salaries & Benefits.............................................     901,372      797,716
    General & Administrative........................................     905,256      816,475
    Cost of Products & Equipment....................................   2,053,204    2,090,946
                                                                      -----------  -----------
  Total.............................................................   3,859,832    3,705,137
                                                                      -----------  -----------
OPERATING INCOME....................................................     608,105      517,343
OTHER INCOME (EXPENSE)
  Interest Income...................................................      63,361       52,786
  Interest Expense..................................................     (26,966)     (54,119)
  Net Gain on Disposal of Assets....................................         150           --
                                                                      -----------  -----------
INCOME BEFORE INCOME TAXES..........................................     644,650      516,010
INCOME TAX EXPENSE..................................................     264,000      217,000
                                                                      -----------  -----------
NET INCOME..........................................................   $ 380,650    $ 299,010
                                                                      -----------  -----------
                                                                      -----------  -----------
AVERAGE SHARES OUTSTANDING..........................................   3,978,750    3,891,146
                                                                      -----------  -----------
BASIC EARNINGS PER SHARE............................................   $    0.10    $    0.08
                                                                      -----------  -----------
                                                                      -----------  -----------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING....   4,427,753    4,297,793
                                                                      -----------  -----------
                                                                      -----------  -----------
DILUTED EARNINGS PER SHARE..........................................   $    0.09    $    0.07
                                                                      -----------  -----------
                                                                      -----------  -----------

See notes to condensed consolidated financial statements.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

                                                                                     DECEMBER 24,   SEPTEMBER 24,
                                                                                         1998           1998
                                                                                     -------------  -------------
                                                                                      (UNAUDITED)     (NOTE 1)
ASSETS
Current assets:
  Cash.............................................................................  $   2,867,984  $   2,931,376
  Trade receivable, less allowance for doubtful accounts of $410,000 in December
    1998 and $400,000 in September 1998............................................      3,114,599      2,693,108
  Notes receivable.................................................................        498,081        398,585
  Inventories held for resale......................................................      2,108,232      2,166,420
  Prepaid expenses.................................................................        123,267        111,682
  Deferred income taxes............................................................        419,000        419,000
                                                                                     -------------  -------------
Total current assets...............................................................      9,131,163      8,720,171
Notes receivable, less current portion and allowance for doubtful notes of $200,000
  in December 1998 and $200,000 in September 1998..................................        829,334        975,394
Property, equipment and leasehold impovements, at cost:
  Equipment........................................................................      2,975,260      2,807,858
  Leasehold improvements...........................................................      1,012,700      1,012,700
                                                                                     -------------  -------------
                                                                                         3,987,960      3,820,558
  Less accumulated depreciation....................................................      2,463,697      2,370,837
                                                                                     -------------  -------------
Net property, equipment and leasehold improvements.................................      1,524,263      1,449,721
Investment in franchise contracts, less accumulated amortization of $628,766 in
  December 1998 and $563,741 in September 1998.....................................      2,351,610      2,416,635
Deferred income taxes..............................................................        417,000        417,000
                                                                                     -------------  -------------
Other assets.......................................................................        376,976        353,191
                                                                                     -------------  -------------
Total assets.......................................................................  $  14,630,346  $  14,332,112
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                                                                                     DECEMBER 24,   SEPTEMBER 24,
                                                                                         1998           1998
                                                                                     -------------  -------------
                                                                                      (UNAUDITED)     (NOTE 1)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt.............................................  $     191,743  $     187,576
  Accounts payable.................................................................        479,292        858,097
  Deferred franchise fees..........................................................         83,376         60,500
  Committed advertising............................................................      1,255,011      1,087,310
  Accrued compensation and related payroll taxes...................................        958,472      1,187,813
  Other accrued expenses...........................................................        402,538        264,853
  Income taxes payable.............................................................        285,663        101,983
                                                                                     -------------  -------------
Total current liabilities..........................................................      3,656,095      3,748,132
Long term debt and capital lease obligations.......................................        987,675      1,036,866
Deferred franchise fees............................................................        298,250        298,250
Deferred compensation..............................................................        383,624        363,857
Shareholders' equity:
  Common stock.....................................................................        398,319        397,524
  Additional paid in capital.......................................................        502,144        463,894
  Retained earnings................................................................      8,404,239      8,023,589
                                                                                     -------------  -------------
Total shareholder's equity.........................................................      9,304,702      8,885,007
                                                                                     -------------  -------------
Total liabilities and shareholders' equity.........................................  $  14,630,346  $  14,332,112
                                                                                     -------------  -------------
                                                                                     -------------  -------------

Note 1: The balance sheet at September 24, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain fiscal 1998 items have been reclassified to conform with the fiscal 1999 presentation.

See notes to condensed consolidated financial statements.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                                                                           THREE MONTHS ENDED
                                                                                       --------------------------
                                                                                       DECEMBER 24,  DECEMBER 25,
                                                                                           1998          1997
                                                                                       ------------  ------------
Operating activities
Net income...........................................................................   $  380,650    $  299,010
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization........................................................      157,884       116,345
Provision for losses on accounts and notes receivable................................       42,973        66,835
Gain on sales of property and equipment..............................................         (150)           --
Stock compensation...................................................................       35,895        20,400
Changes in operating assets and liabilities:
Decrease (increase) in:
Accounts and notes receivable........................................................     (417,900)     (401,230)
Inventories held for resale..........................................................       58,188      (117,557)
Prepaid expenses.....................................................................      (11,585)        6,390
Other assets.........................................................................      (23,785)      (15,820)
(Decrease) increase in:
Payables and accrued expenses........................................................     (282,993)      (86,416)
Deferred franchise fees..............................................................       22,876        47,500
Income taxes payable.................................................................      183,680        37,736
                                                                                       ------------  ------------
Net cash provided by (used in) operating activities..................................      145,733       (26,807)
Investing activities
Proceeds from sale of property and equipment.........................................          150            --
Capital expenditures.................................................................     (167,401)      (79,967)
Investment in franchise contracts....................................................           --            --
                                                                                       ------------  ------------
Net cash used in investing activities................................................     (167,251)      (79,967)
Financing activities
Principle payments on long-term debt.................................................      (45,024)      (59,516)
Proceeds from issuance of stock options..............................................        3,150         9,480
                                                                                       ------------  ------------
Net cash used in financing activities................................................      (41,874)      (50,036)
                                                                                       ------------  ------------
Net decrease in cash and cash equivalents............................................      (63,392)     (156,810)
Cash and cash equivalents at beginning of period.....................................    2,931,376     2,789,933
                                                                                       ------------  ------------
Cash and cash equivalents at end of period...........................................   $2,867,984    $2,633,123
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Cash paid during period for:
Interest.............................................................................   $   26,966    $   54,119
Taxes................................................................................   $   80,320    $  179,264

           See notes to condensed consolidated financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE A--BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and
Article 10 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of results have been included. Operating results for the three months ended December 24, 1998, are not necessarily indicative of the results that may be expected for the year ended September 30, 1999. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report for the fiscal year ended September 24, 1998.

NOTE B--EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share as defined by the Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE:

                                                                                             QUARTER ENDED
                                                                                       --------------------------
                                                                                       DECEMBER 24,  DECEMBER 25,
                                                                                           1998          1997
                                                                                       ------------  ------------
Numerator:
  Net Income.........................................................................   $  380,650    $  299,010
                                                                                       ------------  ------------
Denominator:
  Denominator for basic earnings per share--weighted average shares..................    3,978,750     3,891,146
  Effect of dilutive stock options and warrants......................................      449,003       406,647
                                                                                       ------------  ------------
  Denominator for diluted earnings per share--adjusted weighted average shares.......    4,427,753     4,297,793
                                                                                       ------------  ------------
  Basic earnings per share...........................................................   $     0.10    $     0.08
                                                                                       ------------  ------------
                                                                                       ------------  ------------
  Diluted earnings per share.........................................................   $     0.09    $     0.07
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                   REGIS CORPORATION, REGIS MERGER SUB, INC.
                                      AND
                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

                               TABLE OF CONTENTS

                                                                                                                       PAGE
                                                                                                                     ---------
1.         DEFINITIONS..........................................................................................           A-1

2.         BASIC TRANSACTION....................................................................................           A-4
                2.1   The Merger...................................................................................        A-4
                2.2   The Closing..................................................................................        A-4
                2.3   Actions at the Closing.......................................................................        A-4
                2.4   Effect of Merger.............................................................................        A-4
                2.5   Conversion and Dissenting Shareholders.......................................................        A-4
                2.6   Stock Options and Related Matters............................................................        A-5
                2.7   No Fractional Shares.........................................................................        A-5
                2.8   SUB Shares...................................................................................        A-5
                2.9   Procedure for Payment........................................................................        A-5
                2.10  Closing of Transfer Records..................................................................        A-6
                2.11  Taking of Necessary Action; Future Action....................................................        A-6

3.         REPRESENTATIONS AND WARRANTIES OF COMPANY............................................................           A-7
                3.1   Organization, Qualification and Corporate Power..............................................        A-7
                3.2   Capitalization...............................................................................        A-7
                3.3   Authorization of Transaction.................................................................        A-7
                3.4   Noncontravention.............................................................................        A-7
                3.5   Filings with the SEC.........................................................................        A-8
                3.6   Financial Statements.........................................................................        A-8
                3.7   Events Subsequent to Most Recent Fiscal Year End.............................................        A-8
                3.8   Litigation...................................................................................        A-8
                3.9   Tax Matters..................................................................................        A-8
                3.10  Labor Matters................................................................................       A-10
                3.11  ERISA Compliance.............................................................................       A-10
                3.12  Environmental Matters........................................................................       A-12
                3.13  Material Contract and Agreements.............................................................       A-12
                3.14  Intellectual Property........................................................................       A-13
                3.15  Certain Fees.................................................................................       A-13
                3.16  COMPANY Board of Directors Action............................................................       A-13
                3.17  Registration Statement and Proxy Statement...................................................       A-13
                3.18  Pooling of Interests Accounting..............................................................       A-13
                3.19  Non-Survival of Certain Representations and Warranties.......................................       A-14

4.         REPRESENTATIONS AND WARRANTIES OF BUYER..............................................................          A-14
                4.1   Organization, Qualification and Corporate Power..............................................       A-14
                4.2   Capitalization...............................................................................       A-14
                4.3   Authorization of Transaction.................................................................       A-14
                4.4   Noncontravention.............................................................................       A-14
                4.5   Filings with the SEC.........................................................................       A-15
                4.6   Financial Statements.........................................................................       A-15
                4.7   Events Subsequent to Most Recent Fiscal Year End.............................................       A-15
                4.8   Certain Fees.................................................................................       A-15
                4.9   Continuity of Business Enterprise............................................................       A-15
                4.10  Litigation...................................................................................       A-15
                4.11  Tax Matters..................................................................................       A-15
                4.12  Labor Matters................................................................................       A-16
                4.13  ERISA Compliance.............................................................................       A-17
                4.14  Environmental Matters........................................................................       A-18
                4.15  Material Contract and Agreements.............................................................       A-19

                                                                                                                       PAGE
                                                                                                                     ---------
                4.16  Intellectual Property........................................................................       A-19
                4.17  BUYER Board of Directors Action..............................................................       A-19
                4.18  COMPANY Proxy Statement......................................................................       A-19
                4.19  Non-Survival of Certain Representations and Warranties.......................................       A-20

5.         COVENANTS............................................................................................          A-20
                5.1   Interim Operations...........................................................................       A-20
                5.2   Access and Information.......................................................................       A-21
                5.3   Certain Filings, Consents and Arrangements...................................................       A-21
                5.4   Employee Matters.............................................................................       A-21
                5.5   Indemnification and Insurance................................................................       A-21
                5.6   Special COMPANY Meeting......................................................................       A-22
                5.7   COMPANY Proxy Statement; Registration Statement..............................................       A-22
                5.8   Compliance with the Securities Act; Pooling; Reorganization..................................       A-23
                5.9   Additional Agreements........................................................................       A-23
                5.10  Certain Covenants............................................................................       A-24
                5.11  Best Efforts to List Shares..................................................................       A-24
                5.12  Updated Schedules............................................................................       A-24

6.         CONDITIONS TO OBLIGATION TO CLOSE....................................................................          A-24
                6.1   Conditions to Obligation of BUYER and SUB....................................................       A-24
                6.2   Conditions to Obligation of COMPANY..........................................................       A-25

7.         TERMINATION..........................................................................................          A-26
                7.1   Termination Prior to the Effective Time......................................................       A-26
                7.2   Effect of Termination........................................................................       A-27

8.         MISCELLANEOUS........................................................................................          A-27
                8.1   Press Releases and Public Announcements......................................................       A-27
                8.2   No Third Party Beneficiaries.................................................................       A-27
                8.3   Entire Agreement.............................................................................       A-27
                8.4   Succession and Assignment....................................................................       A-27
                8.5   Counterparts.................................................................................       A-27
                8.6   Headings.....................................................................................       A-27
                8.7   Notices......................................................................................       A-27
                8.8   Governing Law................................................................................       A-28
                8.9   Amendments and Waivers.......................................................................       A-28
                8.10  Severability.................................................................................       A-28
                8.11  Expenses.....................................................................................       A-29
                8.12  Specific Performance.........................................................................       A-29
                8.13  Construction.................................................................................       A-29
                8.14  Incorporation of Schedules...................................................................       A-29

                          AGREEMENT AND PLAN OF MERGER

    Agreement entered into as of January 25, 1999 by and between Regis Corporation, a Minnesota corporation ("BUYER"), Regis Merger Sub, Inc., a Minnesota corporation ("SUB") and The Barbers, Hairstyling for Men & Women, Inc., a Minnesota corporation ("COMPANY"). BUYER, SUB and COMPANY are referred to individually herein as a "PARTY" and collectively herein as the "PARTIES."

    This Agreement contemplates a merger of SUB, a newly formed, wholly owned first tier subsidiary of BUYER with and into COMPANY in a reorganization pursuant to Code Section 368(a)(1)(A) and 368(a)(2)(E) whereby the COMPANY stockholders will receive voting common stock of BUYER in exchange for all of their capital stock in COMPANY, all pursuant to the plan of reorganization set forth herein.

    Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

    1.  DEFINITIONS.

    "ACQUISITION PROPOSAL" means any BONA FIDE proposal by a Person which proposes a (A) merger, consolidation or similar transaction involving COMPANY,
(B) sale, lease or other disposition directly or indirectly, by merger, consolidation, share exchange or otherwise, of substantially all of the assets of COMPANY and its Subsidiaries taken together, (C) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing a majority of the voting power of COMPANY or (D) a transaction in which any Person, including, without limitation, COMPANY and any Subsidiary, or any affiliate thereof (other than BUYER) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership of 50% or more of the outstanding Common Stock of COMPANY, or if any Person shall have commenced a tender or exchange offer for 50% or more (or which, assuming the maximum amount of securities which could be purchased, would result in any Person beneficially owning 50% or more) of the then outstanding Common Stock.

    "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "BENEFIT PLANS"  has the meaning set forth in Section 3.11 below.

    "BREAK-UP FEE"  has the meaning set forth in Section 5.10(b).

    "BUYER"  has the meaning set forth in the preface above.

    "BUYER SHARE" means any share of the Common Stock, $.05 par value per share, of BUYER.

    "BUYER'S KNOWLEDGE" means the actual knowledge of any of either Myron Kunin, Paul D. Finkelstein, Randy L. Pearce, Christopher A. Fox, Mary Andert, Bruce D. Johnson, Gordon Nelson, Mark Kartarik and/or Bert M. Gross.

    "CERTIFICATE" and "CERTIFICATES" have the meanings set forth in Section 2.9(a) below.

    "CERTIFICATE OF INCORPORATION" has the meaning set forth in Section 2.4(b) below.

    "CERTIFICATE OF MERGER"  has the meaning set forth in Section 2.3 below.

    "CLAIM"  and "CLAIMS" have the meanings set forth in Section 5.5(a) below.

    "CLOSING"  has the meaning set forth in Section 2.2 below.

    "CLOSING AGREEMENT"  has the meaning set forth in Section 3.9(s)(iv) below.

    "CLOSING DATE"  has the meaning set forth in Section 2.2 below.

    "CODE"  means the Internal Revenue Code of 1986, as amended.

    "COMPANY"  has the meaning set forth in the preface above.

    "COMPANY PROXY STATEMENT" has the meaning set forth in Section 3.17(ii) below.

    "COMPANY SHARE" means any share of the Common Stock, $.10 par value per share, of COMPANY.

    "COMPANY STOCKHOLDER"  means any Person who or which holds any COMPANY
Shares.

    "COMPANY'S KNOWLEDGE"  means the actual knowledge of any of either Florence
F. Francis, Frederick A. Huggins, Jr., Connie L. Boltinghouse, John A. Fox, James W. George, J. Brent Hanson, Donna R. Hazelton, Patricia D. Kessler, Kathryn L. Waycaster, and/or John W. Francis.

    "CONVERSION RATIO"  has the meaning set forth in Section 2.5 below.

    "DISCLOSURE SCHEDULE"  has the meaning set forth in Article 3 below.

    "EFFECTIVE TIME"  has the meaning set forth in Section 2.4(a) below.

    "ENVIRONMENTAL LAWS"  has the meaning set forth in Section 3.12(a) below.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "EXCHANGE AGENT"  has the meaning set forth in Section 2.9(b) below.

    "EXPENSES"  has the meaning set forth in Section 8.1 below.

    "FAIRNESS OPINION"  has the meaning set forth in Section 6.2(i) below.

    "GAAP" means United States generally accepted accounting principles as in effect from time to time.

    "HART-SCOTT-RODINO ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "HAZARDOUS SUBSTANCE"  has the meaning set forth in Section 3.12(b) below.

    "INDEMNITEE"  has the meaning set forth in Section 5.5(a) below.

    "IRS"  means the Internal Revenue Service.

    "LOSS"  and "LOSSES" have the meanings set forth in Section 5.5(a) below.

    "MATERIAL ADVERSE EFFECT"  has the meaning set forth in Section 3.1 below.

    "MATERIAL SUBSIDIARIES" means WCH, Inc., CLS International, Inc., and The Barbers Export, Inc.

    "MERGER"  has the meaning set forth in Section 2.1 below.

    "MERGER CONSIDERATION"  has the meaning set forth in Section 2.5 below.

    "MINNESOTA BUSINESS CORPORATION ACT" means the Minnesota Business Corporation Act, Minnesota Statutes Chapter 302A, as amended.

    "MOST RECENT FISCAL QUARTER END" has the meaning set forth in Section 4.6 below.

    "MULTIEMPLOYER PENSION PLANS" has the meaning set forth in Section 3.11(c) below.

    "OPTION PLANS"  has the meaning set forth in Section 2.6 below.

    "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "PARTIES"  has the meaning set forth in the preface above.

    "PARTY"  has the meaning set forth in the preface above.

    "PENSION PLANS"  has the meaning set forth in Section 3.11 below.

    "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "PROSPECTUS" means the final prospectus relating to the registration of the BUYER Shares under the Securities Act.

    "PUBLIC REPORTS"  has the meaning set forth in Sections 3.5 and 4.5 below.

    "REGISTRATION STATEMENT" has the meaning set forth in Section 3.18(i) below.

    "REQUISITE COMPANY STOCKHOLDER APPROVAL" means the affirmative vote of a majority of the COMPANY shares in favor of this Agreement and the Merger.

    "SEC"  means the Securities and Exchange Commission.

    "SECURITIES ACT"  means the Securities Act of 1933, as amended.

    "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "SPECIAL COMPANY MEETING"  has the meaning set forth in Section 5.6 below.

    "STOCK OPTION"  has the meaning set forth in Section 2.6 below.

    "SUB"  has the meaning set forth in the preface above.

    "SUB SHARE" means any share of Common Stock, $1.00 par value per share, of SUB.

    "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "SURVIVING CORPORATION"  has the meaning set forth in Section 2.1 below.

    "TAXES"  has the meaning set forth in Section 3.9(s)(i) below.

    "TAX RETURN"  has the meaning set forth in Section 3.9(s)(ii) below.

    "TAX RULING"  has the meaning set forth in Section 3.9(s)(iii) below.

    "WILLFUL BREACH"  has the meaning set forth in Section 7.1(c) below.

    2.  BASIC TRANSACTION.

    2.1 THE MERGER. At the Effective Time, on and subject to the terms and conditions of this Agreement, SUB will merge with and into COMPANY (the "MERGER"). The separate existence of SUB shall cease, and COMPANY shall be the corporation surviving the Merger (the "SURVIVING CORPORATION") and shall be governed by the laws of the State of Minnesota.

    2.2 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of the BUYER, 7201 Metro Boulevard, Minneapolis, Minnesota, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of the conditions set forth in Section 6 (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "CLOSING DATE").

    2.3 ACTIONS AT THE CLOSING. At the Closing, (i) COMPANY will deliver to BUYER and SUB the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) BUYER and SUB will deliver to COMPANY the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) SUB and COMPANY will file with the Secretary of State of the State of Minnesota a Certificate of Merger in such form as required by, and executed and certified in accordance with, the relevant provisions of the Minnesota Business Corporation Act (the "CERTIFICATE OF MERGER"), and (iv) BUYER will deliver to the Exchange Agent in the manner provided below in this Article 2 the certificate evidencing the BUYER Shares issued in the Merger.

    2.4  EFFECT OF MERGER.

    (a) GENERAL. The Merger shall become effective at the time (the "EFFECTIVE TIME") SUB and COMPANY file the Certificate of Merger with the Secretary of State of the State of Minnesota. The Merger shall have the effect set forth in the Minnesota Business Corporation Act. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either SUB or COMPANY in order to carry out and effectuate the transactions contemplated by this Agreement.

    (b) CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of SUB in effect at and as of the Effective Time will be the Certificate of Incorporation of the Surviving Corporation upon and following the Merger.

    (c) BYLAWS. The Bylaws of SUB in effect at and as of the Effective Time will be the Bylaws of the Surviving Corporation upon and following the Merger.

    (d) DIRECTORS AND OFFICERS. The directors and officers of SUB in office at and as of the Effective Time will be the directors and officers of the Surviving Corporation upon and following the Merger.

    2.5  CONVERSION AND DISSENTING SHAREHOLDERS.

    (a) CONVERSION. At and as of the Effective Time, except as otherwise provided in Section 2.5(b) below and subject to Section 2.9, each COMPANY Share shall be canceled and retired and shall be converted into the right to receive one-third (1/3) of one BUYER Share (the ratio of one-third (1/3) of one BUYER Share to one COMPANY Share is referred to herein as the "CONVERSION RATIO" and the BUYER Shares so received are referred to as the "MERGER CONSIDERATION"), PROVIDED, HOWEVER, that the Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of COMPANY Shares outstanding. No COMPANY Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.5 after the Effective Time. From the date of this Agreement to the Closing Date, COMPANY's Board of Directors shall not adopt any new "poison pill," stockholder rights plan or other similar plan applicable to the transactions contemplated by this Agreement.

    (b) DISSENTING SHAREHOLDERS. Notwithstanding anything in this Agreement to the contrary, any COMPANY Shares held by a person (a "Dissenting Shareholder") who duly demands appraisal of his or its COMPANY Shares pursuant to the Minnesota Business Corporation Act and complies with all the provisions of the Minnesota Business Corporation Act concerning the right of holders of COMPANY Shares to demand appraisal of their shares in connection with the Merger shall not be converted as described in Section 2.5(a), but shall become the right to receive such cash consideration as may be determined to be due to such Dissenting Shareholder as provided in the Minnesota Business Corporation Act. If, however, such Dissenting Shareholder withdraws his demand for appraisal or fails to perfect or otherwise loses his or its right of appraisal, in any case pursuant to the Minnesota Business Corporation Act, such shares shall be deemed to be converted as of the Effective Time into the right to receive BUYER Shares, without interest, pursuant to Section 2.5(a). The COMPANY shall give BUYER (i) prompt notice of any demands for appraisal of shares received by the COMPANY and
(ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand. The COMPANY shall not, without the prior written consent of BUYER, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

    2.6 STOCK OPTIONS OR WARRANTS AND RELATED MATTERS. Prior to the expiration of twenty business days after the date hereof, COMPANY shall deliver to BUYER a list setting forth each stock option and warrant issued by the COMPANY outstanding on the date hereof, whether or not fully exercisable (collectively, "STOCK OPTIONS" and individually, a "STOCK OPTION"), to purchase COMPANY Shares pursuant to all Stock Option Plans of COMPANY, in each case as amended and in effect as of the date of this Agreement (collectively, the "OPTION PLANS"). Prior to the Effective Time, the COMPANY shall use its best efforts to (i) cancel the rights of holders of Stock Options to purchase COMPANY Shares, and
(ii) amend all Stock Options so that, effective at the Effective Time, COMPANY Shares shall no longer be deliverable upon exercise thereof and in lieu of COMPANY Shares, such Stock Options shall be exercisable for a number of BUYER Shares equal to the number of COMPANY Shares subject to such Stock Options outstanding multiplied by the Conversion Ratio. The per share exercise price for each such Stock Option shall be the current exercise price per COMPANY Share divided by the Conversion Ratio. Effective as of the Effective Time, BUYER shall assume all obligations of COMPANY with respect to such Stock Options, as so modified. Promptly following the Effective Time, BUYER shall issue option agreements representing such Stock Options, as so modified.

    2.7 NO FRACTIONAL SHARES. No fraction of a BUYER Share will be issued, but in lieu thereof each holder of COMPANY Shares who would otherwise be entitled to a fraction of a BUYER Share will, upon surrender thereof to the Exchange Agent, be paid an amount in cash equal to the value of such fraction of a share based on the closing sale price for BUYER Shares on the Nasdaq National Market on the last day prior to the Closing Date on which BUYER Shares were traded. No interest shall be paid on such amount.

    2.8 SUB SHARES. Each SUB Share issued and outstanding at and as of the Effective Time shall be canceled and retired and shall be converted into the right to receive one share of the Surviving Corporation.

    2.9  PROCEDURE FOR PAYMENT.

    (a) MERGER CONSIDERATION. Except as set forth herein, from and after the Effective Time, each holder of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of COMPANY stock ("CERTIFICATE" or "CERTIFICATES") shall be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent, the Merger Consideration for each share of COMPANY stock so represented by the Certificate or Certificates surrendered by such holder thereof.

    (b) EXCHANGE AGENT. Immediately after the Effective Time, (A) BUYER will furnish to Norwest Bank Minnesota, N.A. (the "EXCHANGE AGENT") a stock certificate (issued in the name of the Exchange Agent or its nominee) representing that number of BUYER Shares equal to the product of (I) the Conversion Ratio TIMES (II) the number of outstanding COMPANY Shares plus the number of such shares subject to options and (B) BUYER will cause the Exchange Agent to mail a letter of transmittal (with instructions for its use) to each record holder of outstanding COMPANY Shares for the holder to use in surrendering the Certificates which represented his or its COMPANY Shares in exchange for a Certificate representing the number of BUYER Shares to which he or it is entitled. Such letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Certificates shall pass, only upon proper delivery of the Certificate or Certificates to the Exchange Agent, shall advise such holder of the effectiveness of the Merger and the procedures to be used in effecting the surrender of the Certificate or Certificates for exchange therefor. Upon surrender to the Exchange Agent of a Certificate or Certificates, together with such letter of transmittal duly executed and completed in accordance with the instructions thereon, and such other documents as may be reasonably requested, the Exchange Agent shall, pursuant to the Merger, promptly deliver to the person entitled to the Merger Consideration for each share of COMPANY stock so represented by the Certificate or Certificates surrendered by such holder thereof, and such Certificate or Certificates shall forthwith be canceled.

    (c) TRANSFER. If delivery of all or part of the Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery or exchange that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such delivery or exchange shall have paid any transfer and other taxes required by reason of such delivery or exchange in a name other than that of the registered holder of the Certificate surrendered or shall have established to the reasonable satisfaction of BUYER that such tax either has been paid or is not payable.

    (d) RIGHT TO MERGER CONSIDERATION. Until surrendered and exchanged in accordance with this Section 2.9, each such Certificate shall, after the Effective Time, represent solely the right to receive the Merger Consideration, multiplied by the number of shares of COMPANY Shares evidenced by such Certificate, and shall have no other rights. No interest shall accrue or be payable on any Merger Consideration. Neither BUYER nor COMPANY shall be liable to any holder of shares of COMPANY Shares for any Merger Consideration (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (e) DIVIDENDS ON BUYER SHARES. From and after the Effective Time, no holder of a Certificate or Certificates shall be entitled to receive any dividend or other distribution from BUYER until surrender of such holder of Certificate or Certificates for a Certificate or Certificates representing BUYER Shares. Upon such surrender, there shall be paid to the holder the amount of any dividends or other distributions (without interest) that theretofore became payable by BUYER, but were not paid by reason of the foregoing with respect to the number of whole shares of BUYER Shares represented by the Certificate or Certificates issued upon such surrender. From and after the Effective Time, BUYER shall, however, be entitled to treat such Certificate or Certificates that have not yet been surrendered or exchanged as evidencing the ownership of the aggregate Merger Consideration into which such BUYER Shares represented by such Certificate or Certificates shall have been converted, notwithstanding any failure to surrender such Certificate or Certificates.

    (f) TERMINATION OF EXCHANGE AGENT. BUYER may cause the Exchange Agent to return any BUYER Shares remaining unclaimed 180 days after the Effective Time, and thereafter each remaining record holder of outstanding COMPANY Shares shall be entitled to look to BUYER (subject to abandoned property, escheat, and other similar laws) as a general creditor thereof with respect to the BUYER Shares and dividends and distributions thereon to which he or it is entitled upon surrender of his or its certificates.

    (g) FEES OF EXCHANGE AGENT. BUYER shall pay all charges and expenses of the Exchange Agent.

    2.10 CLOSING OF TRANSFER RECORDS. As of and after the Effective Time, transfers of COMPANY Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

    2.11 TAKING OF NECESSARY ACTION; FUTURE ACTION. Each of the parties will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger as promptly as possible. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of both Parties, the officers and directors of the Surviving Corporation are fully authorized in the name of their corporation or otherwise to take, and will take, all such lawful and necessary action.

    3.  REPRESENTATIONS AND WARRANTIES OF COMPANY.

    Except as set forth in the Public Reports (as defined below) of the COMPANY or the disclosure schedule accompanying this Agreement (the "DISCLOSURE SCHEDULE"), which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3, COMPANY represents and warrants to BUYER that:

    3.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of COMPANY and its Material Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of COMPANY and its Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on COMPANY. As used in this Agreement, the term "MATERIAL ADVERSE EFFECT" means with respect to any person, any change or effect that is materially adverse to the financial condition, business or results of operations of such person and its subsidiaries, taken as a whole. Each of COMPANY and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. COMPANY beneficially owns all of the outstanding capital stock of each of its Subsidiaries, except as described in the Disclosure Schedule.

    3.2 CAPITALIZATION. The entire authorized capital stock of COMPANY consists of 7,500,000 COMPANY Shares, of which as of December 31, 1998, 3,983,269 COMPANY Shares are issued and outstanding and no COMPANY Shares are held in treasury. All of the issued and outstanding COMPANY Shares have been duly authorized and are validly issued, fully paid, and nonassessable. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require COMPANY to issue, sell, or otherwise cause to become outstanding any of its capital stock. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to COMPANY.

    3.3 AUTHORIZATION OF TRANSACTION. COMPANY has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder subject to receiving the Requisite COMPANY Stockholder Approval. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the COMPANY and no other corporate proceedings on the part of the COMPANY or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the Requisite COMPANY Stockholder Approval and the filing of the Certificate of Merger. Assuming that this Agreement constitutes a valid and binding obligation of BUYER, this Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of COMPANY, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and
(ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    3.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of COMPANY and its Subsidiaries is subject or any provision of the charter or bylaws of any of COMPANY and its Subsidiaries or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which any of COMPANY and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Minnesota Business Corporation Act, the Securities Exchange Act, the Securities Act, and the state securities laws, none of COMPANY and its Subsidiaries needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    3.5 FILINGS WITH THE SEC. COMPANY has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively, the "PUBLIC REPORTS"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. BUYER and SUB acknowledge that (i) the COMPANY's Public Reports contain projections, (ii) BUYER and SUB have not relied on such projections in entering into this Agreement, and (iii) that the COMPANY may not achieve such projections.

    3.6 FINANCIAL STATEMENTS. COMPANY has filed an Annual Report on Form 10-KSB for the fiscal year ended September 24, 1998. The financial statements included in or incorporated by reference into this Public Report (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of COMPANY and its Subsidiaries as of the indicated dates and the results of operations of COMPANY and its Subsidiaries for the indicated periods, and are consistent with the books and records of COMPANY and its Subsidiaries.

    3.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Except as set forth in the Disclosure Schedule, since September 24, 1998, there has not been (a) any material adverse change in the business, financial condition or operations of COMPANY and its Subsidiaries taken as a whole (except for changes resulting from a change in general economic conditions), (b) in the case of the COMPANY, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, or (c) any change by the COMPANY in accounting principles or methods.

    3.8 LITIGATION. Except as set forth in the Disclosure Schedule, or as disclosed in the COMPANY Public Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of COMPANY, threatened against or adversely affecting the COMPANY or any of its Subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel which individually or in the aggregate are likely to have a Material Adverse Effect on COMPANY; PROVIDED, HOWEVER, the Disclosure Schedule lists all pending lawsuits against the COMPANY or any of its Subsidiaries except for lawsuits as of the date hereof covered by insurance maintained by the COMPANY.

    3.9  TAX MATTERS.  Except as set forth in the Disclosure Schedule:

    (a) FILING OF TIMELY TAX RETURNS. COMPANY and each of its Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law. All such Tax Returns were filed on a timely basis. To the extent requested by BUYER, COMPANY has delivered to BUYER correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by any of COMPANY and its Subsidiaries since January 2, 1996 and all Tax Rulings and Closing Agreements.

    (b) PAYMENT OF TAXES. COMPANY and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. COMPANY and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of COMPANY or any of its Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings.

    (e) WITHHOLDING TAXES. COMPANY and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from any employee wages and any amounts owed to any independent contractor, creditor, stockholder, or other third party and paid over to the proper governmental authorities all amounts required.

    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither COMPANY nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been timely filed.

    (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither COMPANY nor any of its Subsidiaries has executed any outstanding waivers of comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of COMPANY or any of its Subsidiaries.

    (i) POWERS OF ATTORNEY. No power of attorney currently in force has been granted by COMPANY or any of its Subsidiaries concerning any material Tax matter.

    (j) TAX RULINGS. Neither COMPANY nor any of its Subsidiaries has received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement (as hereinafter defined) with any taxing authority that would have a continuing material adverse effect after the Closing Date.

    (k) TAX SHARING AGREEMENTS. Neither COMPANY nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

    (l) CODE SECTIONS 280G AND 162(M). Neither COMPANY nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "EXCESS PARACHUTE PAYMENTS" within the meaning of SECTION 280G of the Code or nondeductible compensation under Code Section162(m).

    (m) LIABILITY FOR OTHERS. None of COMPANY or any of its Subsidiaries (A) has any liability for Taxes of any person other than COMPANY and its Subsidiaries (i) under Treasury Regulations SECTION 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

    (n) CONTINUITY OF BUSINESS ENTERPRISES. COMPANY operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Reg.
Section 1.368-1(d).

    (o) TAX-FREE REORGANIZATION. Neither the COMPANY nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the Code. COMPANY and its Subsidiaries will not, at the time of the transaction, have any outstanding warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in the COMPANY that, if exercised or converted, would affect BUYER's acquisition or retention of "control" of COMPANY within the meaning of Section 368(c) of the Code.

    (p) OTHER. None of the COMPANY and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the COMPANY and its Subsidiaries has been a

United States real property holding corporation within the meaning of Code
Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

    (q)  As used in this Agreement:

        (i) "TAXES" means any Federal, state, county, local or foreign taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipts, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, and includes any interest and penalties (civil or criminal) on or additions to any such taxes;

        (ii) "TAX RETURN" means a report, return or other information required to be supplied to a governmental entity with respect to Taxes including, where permitted or required, combined or consolidated returns for a group of entities;

        (iii) "TAX RULING" means a written ruling of a taxing authority relating to Taxes; and

        (iv) "CLOSING AGREEMENT" means a written and legally binding agreement with a taxing authority relating to Taxes.

    3.10 LABOR MATTERS. Except as set forth in Schedule 3.10, there are no collective bargaining or other labor union agreements to which the COMPANY or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in Schedule 3.10, neither the COMPANY nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to COMPANY's Knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

    3.11  ERISA COMPLIANCE.

    (a) Schedule 3.11 contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "PENSION PLANS"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, Christmas bonus, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) maintained, or contributed to, by the COMPANY or any of its Subsidiaries for the benefit of any officers, employees or directors of the COMPANY or any of its Subsidiaries currently or within the last five years (collectively, "BENEFIT PLANS"). The COMPANY agrees to deliver or make available to BUYER within fourteen (14) days after the date of this Agreement true, complete and correct copies of (1) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (2) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (3) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, (4) each trust agreement and group annuity contract relating to any Benefit Plan, and (5) the most recent actuarial report relating to any Benefit Plan.

    (b) Except as disclosed in Schedule 3.11, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the COMPANY, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

    (c) Except as disclosed on Schedule 3.11, no Pension Plan that the COMPANY or any of its Subsidiaries maintains, or to which the COMPANY or any of its Subsidiaries is or was previously obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "MULTIEMPLOYER PENSION PLANS"), had, as of the respective last annual valuation date for each such Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions which have been furnished to BUYER. None of the COMPANY's Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best knowledge of the COMPANY, none of the COMPANY, any of its Subsidiaries, any officer of the COMPANY or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the COMPANY, any of its Subsidiaries or any officer of the COMPANY or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Sections 502(i) or 502(1) of ERISA. Except as disclosed on Schedule 3.12, neither any of such Pension Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the COMPANY is not aware of any other reportable events with respect thereto during the last five years. Neither the COMPANY nor any of its Subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Section 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans. Neither the COMPANY nor any of its Subsidiaries is secondarily liable for any withdrawal liability as a result of the sale of assets within the meaning of Section 4204 of ERISA. To the knowledge of the COMPANY, in the event a "complete withdrawal" currently occurred with respect to any of the Multiemployer Pension Plans, there would be no withdrawal liability assessed against the COMPANY or any of its Subsidiaries.

    (d) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 3.11, (i) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and
Section 1862(b)(1) of the Social Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the COMPANY or any of its Subsidiaries on or at any time after the Effective Time.

    (e) Except as disclosed on Schedule 3.11, each Benefit Plan conforms in all material respects and, to the knowledge of the COMPANY, in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on
Schedule 3.11, no Pension Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

    (f) Except as disclosed on Schedule 3.11, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the COMPANY or any Subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

    (g) Except as disclosed on Schedule 3.11, neither the COMPANY nor any of its Subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

    (h) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 3.11, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

    (i) Except as disclosed in Schedule 3.11, no Benefit Plan or the deduction of any contributions thereto by the COMPANY or any of its Subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against the COMPANY or any of its Subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of the COMPANY, there are no facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

    3.12  ENVIRONMENTAL MATTERS.

    (a) Except as set forth on Schedule 3.12, to the COMPANY's Knowledge, the COMPANY and each of its Subsidiaries are in material compliance with all applicable federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "ENVIRONMENTAL LAWS"). Neither the COMPANY nor any of its Subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any suit, action, claim, or proceedings alleging such violation or investigation by any Governmental Entity or any third party of any such violation.

    (b) Except as disclosed on Schedule 3.12 and as to matters that are not anticipated to have a Material Adverse Effect on the COMPANY, to the COMPANY's Knowledge, neither the COMPANY nor any of its Subsidiaries has (i) released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, or at any of the COMPANY's or any of its Subsidiaries' properties or any other properties, (ii) reason to know of the release or disposal of any Hazardous Substances on, under or at any of COMPANY's or any of its Subsidiaries' properties, arising from the conduct of operations on the COMPANY's or any of its Subsidiaries' properties, or (iii) received any written notice which has not been paid, settled or otherwise resolved (w) of any violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Substances on or under any of the COMPANY's or any of its Subsidiaries' properties or any other properties, (x) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation, (y) of any actual or potential liability for the response to or remediation of Hazardous Substance at or arising from any of the COMPANY's or any of its Subsidiaries' properties or any other properties, or (z) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of the COMPANY's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the term "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

    (c) To the COMPANY's Knowledge, no Environmental Law imposes any obligation upon the COMPANY or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. To the COMPANY's Knowledge, no lien has been placed upon any of the COMPANY's properties or its Subsidiaries' properties under any Environmental Law.

    3.13  MATERIAL CONTRACT AND AGREEMENTS.

    (a) Except as listed on Schedule 3.13, there are no contracts or agreements that are material to the business, financial condition, properties, assets, liabilities or results of operations of the COMPANY and its Subsidiaries taken as a whole.

    (b) As of the date hereof and except as disclosed on Schedule 3.13, no default in performance or failure to perform under, and no anticipatory breach of, any of the contracts listed on Schedule 3.13 has occurred or is continuing, and none of the parties to any such contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than 60 days from the date on which the payment was originally due pursuant to the terms of the applicable contracts, and (ii) a default or failure that is immaterial with respect to all such contracts. To COMPANY's Knowledge, as of the date hereof and except as disclosed on Schedule 3.13, there are no legal, administrative or other proceedings threatened, pending or outstanding relating to the performance or status of any of such contracts. As of the date hereof and except as disclosed on Schedule 3.13, the COMPANY has not received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such contracts, or notice that any of such contracts has been or will be canceled, revoked or otherwise terminated.

    (c) Except as listed on Schedule 3.13, neither the COMPANY nor any Subsidiary is subject to any agreement which restricts competition with any other person or provides that the COMPANY, any Subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

    3.14 INTELLECTUAL PROPERTY. The COMPANY and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs currently used in the business. Except as set forth on Schedule 3.14, no claims are pending or, to the knowledge of the COMPANY, threatened that the COMPANY is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the knowledge of the COMPANY, no person is infringing the rights of the COMPANY with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

    3.15 CERTAIN FEES. Except for fees payable to Piper Jaffray, Inc., none of the COMPANY and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

    3.16 COMPANY BOARD OF DIRECTORS ACTION. The Board of Directors of COMPANY (at a meeting duly called and held) has by the requisite vote of all directors present, (a) determined that the Merger is advisable and in the best interest of the COMPANY and its shareholders, and (b) resolved to recommend the approval of this Agreement and the Merger by the holders of the COMPANY Shares and directed that the Merger be submitted for consideration by the holders of the COMPANY Shares at the Meeting.

    3.17  REGISTRATION STATEMENT AND PROXY STATEMENT.

    None of the information supplied or to be supplied by or on behalf of COMPANY for inclusion or incorporation by reference in:

        (i) the registration statement on Form S-4 to be filed with the SEC by BUYER in connection with the issuance of BUYER Shares in the Merger (the "REGISTRATION STATEMENT") will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; and

        (ii) the COMPANY proxy statement, in definitive form, relating to the meeting of COMPANY shareholders to be held in connection with the Merger (the "COMPANY PROXY STATEMENT") will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading;

    3.18 POOLING OF INTERESTS ACCOUNTING. After review and discussion with Ernst & Young LLP, independent certified public accountants for COMPANY, to COMPANY's Knowledge there is no fact pertaining to it which would prevent the Merger from being accounted for as a pooling of interests in accordance with GAAP.

    To COMPANY's Knowledge, neither the COMPANY nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the COMPANY and the BUYER from accounting for the business combination to be effected by the Merger as a "pooling of interests" in conformity with GAAP.

    3.19 NON-SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES. No representations or warranties contained in Section 3 of this Agreement shall survive the Merger.

    4. REPRESENTATIONS AND WARRANTIES OF BUYER. Except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"), which shall be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4, BUYER represents and warrants to COMPANY that:

    4.1 ORGANIZATION, QUALIFICATION, AND CORPORATE POWER. Each of BUYER and its Material Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of BUYER and its Material Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on BUYER. BUYER beneficially owns all of the outstanding capital stock of each of its Subsidiaries, except as described in the Disclosure Schedule.

    4.2 CAPITALIZATION. The entire authorized capital stock of BUYER consists of 50,000,000 BUYER Shares, of which as of December 31, 1998, 23,935,080 BUYER Shares are issued and outstanding. The total number of shares subject to options is 721,118. All of the BUYER Shares to be issued in the Merger have been duly authorized and, upon consummation of the Merger, will be validly issued, fully paid, and nonassessable. The entire authorized capital stock of SUB consists of 1,000 SUB Shares, all of which are issued and outstanding.

    4.3 AUTHORIZATION OF TRANSACTION. BUYER and SUB have full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly approved by the board of directors of the BUYER and no other corporate proceedings on the part of the BUYER or its shareholders are necessary to authorize this Agreement and to consummate the transactions so contemplated other than the filing of the Certificate of Merger. Assuming that this Agreement constitutes a valid and binding obligation of COMPANY, this Agreement has been duly executed and delivered and constitutes the valid and legally binding obligation of BUYER, enforceable in accordance with its terms and conditions except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable remedies may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

    4.4 NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) materially violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which BUYER or any of its Subsidiaries is subject or any provision of the charter or bylaws of BUYER or any of its Subsidiaries or (ii) materially conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument or other arrangement to which BUYER or any of its Subsidiaries is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the Hart-Scott-Rodino Act, the Minnesota Business Corporation Act, the Securities Exchange Act, the Securities Act, and the state securities laws, BUYER does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

    4.5 FILINGS WITH THE SEC. BUYER has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "PUBLIC REPORTS"). Each of the Public Reports has complied with the Securities Act and the Securities Exchange Act in all material respects. None of the Public Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

    4.6 FINANCIAL STATEMENTS. BUYER has filed a Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1998 (the "MOST RECENT FISCAL QUARTER END"), and an Annual Report on Form 10-K for the fiscal year ended June 30, 1998. The financial statements included in or incorporated by reference into these Public Reports (including the related notes and schedules) have been prepared in accordance with GAAP applied on a consistent basis throughout the period covered thereby, present fairly the financial condition of BUYER and its Subsidiaries as of the indicated dates and the results of operations of BUYER and its Subsidiaries for the indicated periods, and are consistent with the books and records of BUYER and its Subsidiaries; PROVIDED, HOWEVER, that the interim statements are subject to normal year-end adjustments.

    4.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL QUARTER END. Except as set forth in the Disclosure Schedule, since the Most Recent Fiscal Quarter End, there has not been (a) any material adverse change in the business, financial condition, operations or results of operations, of BUYER and its Subsidiaries taken as a whole, (b) in the case of the BUYER, any declaration, setting aside or payment of any dividend or any other distribution with respect to its capital stock, or (c) any material change by the BUYER in accounting principles or methods.

    4.8 CERTAIN FEES. None of BUYER and its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder, or agent with respect to the transactions contemplated by this Agreement.

    4.9 CONTINUITY OF BUSINESS ENTERPRISE. It is the present intention of BUYER to continue at least one significant historic business line of COMPANY, or to use at least a significant portion of COMPANY's historic business assets in a business, in each case within the meaning of Treasury Reg. Section 1.368-1(d).

    4.10 LITIGATION. Except as set forth in the Disclosure Schedule, or as disclosed in the BUYER Public Reports, there are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of BUYER, threatened against or adversely affecting the BUYER or any of its Subsidiaries or any of their respective properties at law or in equity, before or by any federal, state, municipal or other governmental agency or authority, or before any arbitration board or panel which individually or in the aggregate are likely to have a Material Adverse Effect on BUYER.

    4.11  TAX MATTERS.  Except as set forth in the Disclosure Schedule:

    (a) FILING OF TIMELY TAX RETURNS. BUYER and each of its Subsidiaries have filed (or there has been filed on its behalf) all material Tax Returns (as hereinafter defined) required to be filed by each of them under applicable law. All such Tax Returns were filed on a timely basis. To the extent requested in writing by COMPANY, BUYER has delivered to COMPANY correct and complete copies of all Tax Returns, examination reports, statements of deficiencies assessed against or agreed to by any of COMPANY and its Subsidiaries since July 1, 1995 and all Tax Rulings and Closing Agreements.

    (b) PAYMENT OF TAXES. BUYER and each of its Subsidiaries have, within the time and in the manner prescribed by law, paid all material Taxes (as hereinafter defined) that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

    (c) TAX RESERVES. BUYER and its Subsidiaries have established on their books and records reserves adequate to pay all Taxes and reserves for deferred income taxes in accordance with GAAP.

    (d) TAX LIENS. There are no Tax liens upon the assets of BUYER or any of its Subsidiaries except liens for Taxes not yet due or being contested in good faith through appropriate proceedings.

    (e) WITHHOLDING TAXES. BUYER and each of its Subsidiaries have complied in all material respects with the provisions of the Code relating to the withholding of Taxes, as well as similar provisions under any other laws, and have, within the time and in the manner prescribed by law, withheld from any employee wages and any amounts owed to any independent contractor, creditor, stockholder, or other third party and paid over to the proper governmental authorities all amounts required.

    (f) EXTENSIONS OF TIME FOR FILING TAX RETURNS. Neither BUYER nor any of its Subsidiaries has requested any extension of time within which to file any material Tax Return, which Tax Return has not since been timely filed.

    (g) WAIVERS OF STATUTE OF LIMITATIONS. Neither BUYER nor any of its Subsidiaries has executed any outstanding waivers of comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

    (h) AUDIT, ADMINISTRATIVE AND COURT PROCEEDINGS. No audits or other administrative proceedings or court proceedings are presently pending with regard to any material Taxes or Tax Returns of BUYER or any of its Subsidiaries.

    (i) POWERS OF ATTORNEY. No power of attorney other than to PricewaterhouseCoopers currently in force has been granted by BUYER or any of its Subsidiaries concerning any material Tax matter.

    (j) TAX RULINGS. Neither BUYER nor any of its Subsidiaries has received a Tax Ruling (as hereinafter defined) or entered into a Closing Agreement (as hereinafter defined) with any taxing authority that would have a continuing material adverse effect after the Closing Date.

    (k) TAX SHARING AGREEMENTS. Neither BUYER nor any Subsidiary is a party to any agreement relating to allocating or sharing of Taxes.

    (l) CODE SECTIONS 280G AND 162(M). Neither BUYER nor any of its Subsidiaries is a party to any agreement, contract, or arrangement that could result, on account of the transactions contemplated hereunder, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or nondeductible compensation under Code
Section 162(m).

    (m) LIABILITY FOR OTHERS. None of BUYER or any of its Subsidiaries (A) has any material liability for Taxes of any person other than BUYER and its Subsidiaries (i) under Treasure Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, (ii) by contract, or (iii) otherwise.

    (n) TAX-FREE REORGANIZATION. Neither the BUYER nor any of its Subsidiaries has through the date of this Agreement taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization under the Code.

    (o) OTHER. None of the BUYER and its Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of the BUYER and its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

    4.12 LABOR MATTERS. Except as set forth in Schedule 4.12, there are no collective bargaining or other labor union agreements to which the BUYER or any of its Subsidiaries is a party or by which any of them is bound. Except as set forth in Schedule 4.12, neither the BUYER nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or, to BUYER's Knowledge, threatened employee strikes, work stoppages, slowdowns or lockouts.

    4.13  ERISA COMPLIANCE.

    (a) Except as disclosed in Schedule 4.13, all Pension Plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from federal income taxes under
Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of the BUYER, has revocation been threatened, nor has any such Pension Plan been amended since the date of its most recent determination letter or application therefore in any respect that would adversely affect its qualification or materially increase its costs.

    (b) Except as disclosed on Schedule 4.13, no Pension Plan that the BUYER or any of its Subsidiaries maintains, or to which the BUYER or any of its Subsidiaries is or was previously obligated to contribute, other than any Pension Plan that is a "multiemployer plan" (as such term is defined in Section 4001(a)(3) of ERISA; collectively, the "MULTIEMPLOYER PENSION PLANS"), had, as of the respective last annual valuation date for each such Pension Plan, any "unfunded benefit liabilities" (as such term is defined in Section 4001(a)(18) of ERISA). None of the BUYER's Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the best knowledge of the BUYER, none of the BUYER, any of its Subsidiaries, any officer of the BUYER or any of its Subsidiaries or any of the Benefit Plans which are subject to ERISA, including the Pension Plans, or any trusts created thereunder, or any trustee or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the BUYER, any of its Subsidiaries or any officer of the BUYER or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Sections 502(i) or 502(1) of ERISA. Except as disclosed on
Schedule 4.13, neither any of such Pension Plans nor any of such trusts have been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived and the BUYER is not aware of any other reportable events with respect thereto during the last five years. Neither the BUYER nor any of its Subsidiaries has suffered or otherwise caused a "complete withdrawal" or a "partial withdrawal" (as such terms are defined in Sections 4203 and Section 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any of the Multiemployer Pension Plans. Neither the BUYER nor any of its Subsidiaries is secondarily liable for any withdrawal liability as a result of the sale of assets within the meaning of
Section 4204 of ERISA. To the knowledge of the BUYER, in the event a "complete withdrawal" currently occurred with respect to any of the Multiemployer Pension Plans, there would be no withdrawal liability assessed against the BUYER or any of its Subsidiaries.

    (c) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in Schedule 4.13, (i) no such Benefit Plan is unfunded or funded through a welfare benefits fund, as such term is defined in Section 419(e) of the Code, (ii) each such Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code, complies in all material respects with the applicable requirements of Section 4980B(f) of the Code and
Section 1862(b)(1) of the Social Security Act and (iii) each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the BUYER or any of its Subsidiaries on or at any time after the Effective Time.

    (d) Except as disclosed on Schedule 4.13, each Benefit Plan conforms in all material respects, and to the knowledge of the BUYER, in form and operation to all applicable laws and regulations, and all reports or information relating to such Benefit Plan required to be filed with any governmental entity or disclosed to participants have been timely filed and disclosed. Except as disclosed on
Schedule 4.13, no Pension Plan holds any employer security or employer real property within the meaning of Section 407 of ERISA.

    (e) Except as disclosed on Schedule 4.13, the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee of the BUYER or any Subsidiary thereof to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee or former employee.

    (f) Except as disclosed on Schedule 4.13, neither the BUYER nor any of its Subsidiaries has announced a plan to create or a legally binding commitment to amend any Benefit Plan or to create any new arrangement which would be a Benefit Plan.

    (g) All insurance premiums with respect to any Benefit Plan (including premiums to the Pension Benefit Guaranty Corporation) have been paid in full. Except as disclosed on Schedule 4.13, there are no retrospective adjustments provided for under any insurance contracts maintained pursuant to any Benefit Plan with regard to policy years or other periods ending on or before the Effective Time.

    (h) Except as disclosed in Schedule 4.11, no Benefit Plan or the deduction of any contributions thereto by the BUYER or any of its Subsidiaries has been the subject of audit by the Internal Revenue Service or the Department of Labor, and no litigation or asserted claims exist against the COMPANY or any of its Subsidiaries or any Benefit Plan or fiduciary with respect thereto (other than such benefit claims as are made in the normal operation of a Benefit Plan). To the knowledge of the BUYER, there are no facts which would give rise to or could give rise to any action, suit, grievance, arbitration or other claim.

    4.14  ENVIRONMENTAL MATTERS.

    (a) Except as set forth on Schedule 4.14, to the BUYER's Knowledge, the BUYER and each of its Subsidiaries are in material compliance with all applicable federal, state, regional and local laws, statutes, ordinances, judgments, rulings and regulations relating to any matters of pollution, protection of the environment or environmental regulation or control (collectively, "ENVIRONMENTAL LAWS"). Neither the BUYER nor any of its Subsidiaries has received any written notice (i) of any violation of an Environmental Law or (ii) of the institution of any suit, action, claim, proceedings or investigation by any Governmental Entity or any third party of any such violation.

    (b) Except as disclosed on Schedule 4.14 and as to matters that are not anticipated to have a Material Adverse Effect on the BUYER, to the BUYER's Knowledge, neither the BUYER nor any of its Subsidiaries has (i) released, transported or disposed of any Hazardous Substances (as hereinafter defined) on, under, or at any of the BUYER's or any of its Subsidiaries' properties or any other properties, (ii) reason to know of the release or disposal of any Hazardous Substances on, under or at any of BUYER's or any of its Subsidiaries' properties, arising from the conduct of operations on the BUYER's or any of its Subsidiaries' properties, or (iii) received any written notice which has not been paid, settled or otherwise resolved (w) of any violation of any Environmental Law or any other law, statute, rule or regulation regarding Hazardous Substances on or under any of the BUYER's or any of its Subsidiaries' properties or any other properties, (x) of the institution or pendency of any suit, action, claim, proceeding or investigation by any Governmental Entity or any third party of any such violation, (y) of any actual or potential liability for the response to or remediation of Hazardous Substance at or arising from any of the BUYER's or any of its Subsidiaries' properties or any other properties, or (z) of any actual or potential liability for the costs of response to or remediation of Hazardous Substances at or arising from any of the BUYER's or any of its Subsidiaries' properties or any other properties. For purposes of this Agreement, the terms "HAZARDOUS SUBSTANCE" shall mean any toxic or hazardous materials or substances, including asbestos, buried contaminants, chemicals, flammable explosives, radioactive materials, petroleum and petroleum products and any substances defined as, or included in the definition of, "hazardous substances", "hazardous wastes", "hazardous materials" or "toxic substances" under any Environmental Law.

    (c) To the BUYER's Knowledge, no Environmental Law imposes any obligation upon the BUYER or its Subsidiaries arising out of or as a condition to any transaction contemplated hereby, including, without limitation, any requirement to modify or to transfer any permit or license, any requirement to file any notice or other submission with any Governmental Entity, the placement of any notice, acknowledgement, or covenant in any land records, or the modification of or provision of notice under any agreement, consent order, or consent decree. To the BUYER's Knowledge, no lien has been placed upon any of the BUYER's properties or its Subsidiaries' properties under any Environmental Law.

    4.15  MATERIAL CONTRACT AND AGREEMENTS.

    (a) As of the date hereof and except as disclosed on Schedule 4.15, no default in performance or failure to perform under, and no anticipatory breach of, any of the BUYER's material contracts has occurred or is continuing, and none of the parties to any such contract has alleged that the other has defaulted in performance or failed to perform, other than (i) a default in payment that shall not have continued more than 30 days from the date on which the payment was originally due pursuant to the terms of the applicable contracts, and (ii) a default or failure that is immaterial with respect to all such contracts. To BUYER's Knowledge, as of the date hereof and except as disclosed on Schedule 3.14, there are no legal, administrative or other proceedings threatened, pending or outstanding relating to the performance or status of any of such contracts. As of the date hereof and except as disclosed on Schedule 3.14, the BUYER has not received notice of any anticipatory breach, pending dispute or anticipated litigation arising from or relating to any of such contracts, or notice that any of such contracts has been or will be canceled, revoked or otherwise terminated.

    (b) Except as listed on Schedule 4.15, neither the BUYER nor any Subsidiary is subject to any material agreement which restricts competition with any other person or provides that the BUYER, any Subsidiary or affiliate may not engage in any business or sell or distribute any product or service.

    4.16 INTELLECTUAL PROPERTY. The BUYER and its Subsidiaries own, or are licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs which are material to the business, financial condition or results of operations of the BUYER and its Subsidiaries taken as a whole. Except as set forth on Schedule 4.16, no claims are pending or, to the knowledge of the BUYER, threatened that the BUYER is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right. To the knowledge of the BUYER, no person is infringing the rights of the BUYER with respect to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

    4.17  BUYER BOARD OF DIRECTORS ACTION.

    (a) The Board of Directors of BUYER at a meeting duly called and held has by the requisite vote of all directors present determined that the Merger is advisable and in the best interests of the BUYER and its shareholders.

    (b) The Board of Directors of SUB at a meeting duly called and held has by the requisite vote of all directors present determined that the Merger is advisable and in the best interests of the SUB and its shareholders.

    4.18  COMPANY PROXY STATEMENT.

    (a) None of the information supplied or to be supplied by or on behalf of BUYER for inclusion or incorporation by reference in the COMPANY Proxy Statement, in definitive form, relating to the meeting of the COMPANY shareholders to be held in connection with the Merger will, at the date mailed to shareholders and at the time of the meeting of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    (b) The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act, respectively, and the applicable rules and regulations thereunder.

    4.19 SURVIVAL OF CERTAIN REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Section 4 of this Agreement shall survive the Merger for one year after the Effective Time.

    5.    COVENANTS.

    5.1 INTERIM OPERATIONS. During the period from the date of this Agreement to the Effective Time, except as specifically contemplated by this Agreement, or as otherwise approved in advance by BUYER in writing:

    (a) CONDUCT OF BUSINESS. The COMPANY will, and will cause each of its Subsidiaries to, conduct their respective businesses only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice. The COMPANY will use reasonable efforts to preserve intact the business organization of the COMPANY and each of its Subsidiaries, to keep available the service of its and their present officers and key employees and to preserve the goodwill of those having business relationships with it or its Subsidiaries.

    (b) ARTICLES AND BYLAWS. The COMPANY will not and will not permit any of its Subsidiaries to make any change or amendment to their respective articles of incorporation or bylaws (or comparable governing instruments).

    (c) CAPITAL STOCK. The COMPANY will not, and will not permit any of its Subsidiaries to, issue or sell any shares of capital stock or any other securities of any of them (other than pursuant to Stock Options and the Employee Stock Purchase Plan) or issue any securities convertible into or exchangeable for, or options, warrants to purchase, scrip, rights to subscribe for, calls or commitments of any character whatsoever relating to, or enter into any contract, understanding or arrangement with respect to the issuance of, any shares of capital stock or any other securities of any of them or purchase or enter into any arrangement or contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their capital stock or other securities or make any other changes in their capital structures.

    (d) DIVIDENDS. The COMPANY will not and will not permit any of its Subsidiaries to declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them.

    (e) EMPLOYEE PLANS, COMPENSATION, ETC. Except in the ordinary course of its business, the COMPANY will not, and will not permit any of its Subsidiaries to, amend any Benefit Plan or to adopt any arrangement which would be a "Benefit Plan" or, except as provided in Schedule 5.1 or pursuant to collective bargaining agreements as presently in effect, increase the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements to enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    (f) DEBT. The COMPANY and its Subsidiaries will not, (a) assume or incur any indebtedness or, except (i) in the ordinary course of business and (ii) with respect to expenses incurred in connection with the consummation of the Merger, or (b) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments (other than short-term investments pursuant to customary cash management systems of the COMPANY) in, any other person other than such of the foregoing as are made by the COMPANY to, in or from a wholly owned Subsidiary of the COMPANY. The COMPANY will not enter into any new credit agreements but may enter into amendments or modifications or replacements of any existing credit agreements.

    (g) REPRESENTATION AND WARRANTY. The COMPANY will advise BUYER and BUYER will advise COMPANY within 48 hours of any information which becomes known to it or to any Subsidiary of

COMPANY or BUYER that would make any representation or warranty of the COMPANY herein materially not true or not correct.

    (h) ACQUISITIONS. The COMPANY and its Subsidiaries will not acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or
(ii) any assets, except purchases of inventory items or supplies or other purchases in the ordinary course of business consistent with past practice, and strategic purchases of franchised stores.

    (i) ASSETS SALES. The COMPANY and its Subsidiaries will not sell, lease, mortgage or otherwise encumber or otherwise dispose of any of its properties or assets, except sales of inventory in the ordinary course of business consistent with past practice and strategic sales of corporate stores and franchises.

    (j) TAX SETTLEMENTS. The COMPANY and its Subsidiaries will not make any material tax election other than tax elections in the ordinary course and consistent with past practices or settle or compromise any material income tax or other tax liability or refund.

    (k) OTHER SETTLEMENTS. The COMPANY and its Subsidiaries will not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms except for any existing scheduled litigations.

    5.2 ACCESS AND INFORMATION. Subject to a confidentiality agreement between COMPANY and BUYER, COMPANY and BUYER will (and will cause each of their respective representatives to) afford to the other (or representatives of the COMPANY or BUYER, including without limitation directors, officers and employees of COMPANY and BUYER or their affiliates and counsel, accountants and other professionals retained by COMPANY and BUYER) such access throughout the period prior to the Effective Time to books, records (including without limitation tax returns and work papers of independent auditors), agreements, properties (including for the purpose of making any reasonable Phase I environmental investigation), personnel, suppliers and franchisees as COMPANY or BUYER requests from the other.

    5.3  CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS.  BUYER and the COMPANY will
(a) promptly make their respective filings, and will thereafter use their best efforts to promptly make any required submissions, under the Hart-Scott-Rodino Act with respect to the Merger and the other transactions contemplated by this Agreement and (b) cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations.

    5.4 EMPLOYEE MATTERS. On and after the Effective Time, the Surviving Corporation will honor (but only in accordance with their terms in effect at the date hereof) those employment, executive bonus program, indemnification, severance, termination, consulting and retirement agreements to which the COMPANY or any of its Subsidiaries is presently a party.

    5.5  INDEMNIFICATION AND INSURANCE.

    (a) From and after the Effective Time, BUYER will indemnify and hold harmless each of the current directors, officers, agents and other representatives, who have acted in such capacity prior to or after the date hereof, of the COMPANY or any of its Subsidiaries (collectively, the "INDEMNITEES" and individually, an "INDEMNITEE") against any and all claims, damages, liabilities, losses, costs, charges, expenses (including without limitation reasonable costs of investigation, and the fees and disbursements of legal counsel and other advisers and experts), judgments, fines, penalties and amounts paid in settlement, asserted against, incurred by or imposed upon any Indemnitee (collectively, "LOSSES" and individually, a

"LOSS"), (i) in connection with or arising out of any threatened, pending or completed claim, action, suit or proceeding (whether civil, criminal, administrative or investigative), including without limitation any and all claims, actions, suits, proceedings or investigations by or on behalf of or in the right of or against the COMPANY or any of its Subsidiaries or their affiliates, or by any present or former shareholder of the COMPANY (collectively, "CLAIMS" and individually, a "CLAIM"), which is based upon, arises out of or in any way relates to the Merger, the COMPANY Proxy Statement, or any of the transactions contemplated by this Agreement, excluding any successful Claim that such indemnitee has violated Section 16(b) of the Exchange Act or Section 10(b) of the Exchange Act, or Rule 10b-5 promulgated thereunder, and (ii) in connection with or arising out of the enforcement of the obligations of BUYER set forth in this Section 5.5. This Section 5.5(a) will be construed as an agreement, as to which the Indemnitees are intended to be third party beneficiaries, between BUYER and the Indemnitees, as unaffiliated third parties, and is not subject to any limitations to which BUYER may be subject to indemnifying its own directors.

    (b) From and after the Effective Time, any and all obligations of COMPANY to indemnify the current officers and directors of COMPANY, whether pursuant to applicable law, COMPANY's Certificate of Incorporation or Bylaws or by agreement between COMPANY and the officers and directors, shall be assumed and paid and performed to the fullest extent permitted by law by BUYER. BUYER will promptly after the Effective Time, confirm to each such executive officer and director of COMPANY in writing of such assumption of COMPANY's obligations.

    (c) In the event the Surviving Corporation or any of its successors or assign (i) reorganizes or consolidates with or merges into or enters into another business combination transaction with any other person or entity and is not the resulting, continuing or surviving corporation or entity of such consolidation, merger or transaction (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any person or entity, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this
Section 5.5.

    5.6 SPECIAL COMPANY MEETING. The COMPANY shall take all action necessary, in accordance with applicable law and its certificate of incorporation and bylaws, to convene a special meeting of the holders of COMPANY Shares ("SPECIAL COMPANY MEETING") as promptly as practicable for the purpose of considering and taking action upon this Agreement. The board of directors of the COMPANY will recommend that holders of COMPANY Shares vote in favor of and approve the Merger and this Agreement at the Special COMPANY Meeting.

    5.7  COMPANY PROXY STATEMENT; REGISTRATION STATEMENT.

    (a) As soon as practicable after the date hereof, the COMPANY shall prepare the COMPANY Proxy Statement, file it with the SEC, use its best efforts to respond to comments of the Staff of the SEC and clear the COMPANY Proxy Statement with the Staff of the SEC. Promptly after such clearance the COMPANY shall mail the COMPANY Proxy Statement to all holders of record of COMPANY Shares who are holders on the record date for the meeting of shareholders of the COMPANY. BUYER and the COMPANY shall cooperate with each other in the preparation of the COMPANY Proxy Statement and the processing thereof with the SEC.

    (b) BUYER shall prepare and file the Registration Statement with the SEC as soon as is reasonably practicable following receipt of comments from the Staff of the SEC on the COMPANY Proxy Statement or advice that such Staff will not review such filing (or earlier in the discretion of BUYER and COMPANY) and shall use its best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable and to maintain the effectiveness of such Registration Statement until the Effective Time. BUYER shall also use its best efforts to take any action required to be taken under state blue sky or securities laws in connection with the issuance of the BUYER Common Stock pursuant to the Merger, and the COMPANY shall furnish BUYER all information concerning the COMPANY and the holders of its capital stock and shall take any action as BUYER may reasonably request in connection with any such action.

    5.8  COMPLIANCE WITH THE SECURITIES ACT; POOLING; REORGANIZATION.

    (a) Prior to the Effective Time, the COMPANY shall cause to be delivered to BUYER an opinion of legal counsel of the COMPANY, identifying all persons who were in its opinion, as of the date of the COMPANY Proxy Statement, "affiliates" of the COMPANY as that term is used in Paragraphs (c) and (d) of Rule 145 under the Securities Act (the "AFFILIATES"). The COMPANY shall cause the person rendering such opinion to deliver to BUYER at the Closing a second opinion updating such opinion to the time at which the holders of Common Stock vote on the Merger.

    (b) The COMPANY shall obtain a written agreement from each current executive officer and director who is identified as a possible Affiliate in the opinions referred to in clause (a) above, in a form reasonably acceptable to BUYER, that (i) such person will not offer to sell, sell or otherwise dispose of any of the BUYER Common Stock issued to such person pursuant to the Merger, except in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act and (ii) such person will not sell or in any other way reduce such person's risk relative to any shares of BUYER Common Stock received in the Merger (within the meaning of the SEC's rules and relating to pooling of interest accounting), until such time as financial results (including combined sales and net income) covering at least 30 days of post-merger operations have been published. The COMPANY shall deliver such written agreements to BUYER on or prior to the Closing.

    5.9 ADDITIONAL AGREEMENTS. (a) Subject to the terms and conditions herein provided each of the parties hereto agrees to use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable Governmental Entities, effecting all necessary registrations and filings (including without limitation filings under the Hart-Scott-Rodino Act) and obtaining any required contractual consents. If, at any time after the Effective Time, the Surviving Corporation considers or is advise that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquire or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, as such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out the purposes of this Agreement.

    (b) The COMPANY and BUYER shall use their best efforts to file as soon as reasonably practicable notifications under the HSR Act in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters. The COMPANY and BUYER shall take such actions as are necessary to overcome any objections which may be raised by the FTC or Antitrust Division.

    5.10  CERTAIN COVENANTS.

    (a) NO SOLICITATION. COMPANY shall not directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Takeover Proposal (as hereinafter defined) from any person, or engage in or continue discussions or negotiations relating to any Takeover Proposal, and will use its reasonable best efforts to prevent any of its directors, officers, attorneys, financial advisors and other authorized representatives from, directly or indirectly, taking any such action, PROVIDED, HOWEVER, that if, prior to the Effective Time, COMPANY shall receive an Acquisition Proposal that the Board of Directors of COMPANY, based upon the advice of its outside counsel, reasonably believes that it has a fiduciary duty to consider, and which it reasonably and in good faith believes is more favorable to COMPANY and its shareholders than the transactions herein contemplated then COMPANY shall notify BUYER and thereupon, COMPANY, without violating this Agreement, may thereafter furnish information to such third party and, if thereafter, COMPANY's Board of Directors reasonably and in good faith determines that such Acquisition Proposal is more favorable to COMPANY and its shareholders than the transactions herein contemplated, then upon written notice to BUYER, COMPANY may terminate this Agreement and the transactions contemplated thereby.

    (b) BREAK-UP FEE. Upon any termination by COMPANY of this Agreement permitted by subsection (a) hereof COMPANY shall within ten (10) days after such termination pay to BUYER the sum of $1,500,000 ("Break-Up Fee").

    (c) CERTAIN ACTIONS. BUYER and COMPANY shall not, nor shall either permit any of its Subsidiaries to, take or consent to be taken any action, whether before or after the Effective Time, which would disqualify the Merger as "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

    5.11 BEST EFFORTS TO LIST SHARES. BUYER shall use its best efforts to ensure that, prior to the Effective Time, the BUYER Shares that will be issued in the Merger will be approved for trading on the NASDAQ National Market System subject to official notice of issuance.

    5.12 UPDATED SCHEDULES. Fifteen (15) business days prior to the Effective Time and at the Effective Time, BUYER and COMPANY will each update their respective Schedules referred to in this Agreement in the event that changes with respect to items required to be set forth in any such Schedule result in any such Schedule omitting or misstating information. A Schedule to this Agreement shall be updated only for the purpose of making the representations and warranties contained in this Agreement to which such Schedule relates true and correct in all material respects as of the date such Schedule is updated, and an updated Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated Schedule. Representations and warranties may only be updated as of a subsequent date on or prior to the Effective Time only for occurrences or events subsequent to the date hereof, or subsequent to the most recent updated representations and warranties, as applicable. The parties hereby acknowledge that such update in and of itself does not constitute a breach of any such representation or warranty.

    6.    CONDITIONS TO OBLIGATION TO CLOSE.

    6.1 CONDITIONS TO OBLIGATION OF BUYER AND SUB. The obligation of BUYER and SUB to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (a)  REPRESENTATIONS TRUE.  The representations and warranties set forth in
Article 3 above shall be true and correct in all material respects at and as of the Closing Date (after giving effect to any updated Schedules as contemplated by Section 5.13) except for any representation and warranty made expressly with respect to a specific date and except for such failures to be true and correct as do not have a Material Adverse Effect (after giving effect to any insurance/indemnification) on the COMPANY and its Subsidiaries, taken as a whole;

    (b) COVENANTS. COMPANY shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (c) NO INJUNCTION. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (COMPANY and BUYER agreeing to use their reasonable best efforts to have any such injunction lifted).

    (d) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the Requisite COMPANY Stockholder Approval;

    (e) HSR WAITING PERIOD. All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated;

    (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act;

    (g) LEGAL OPINION. BUYER shall have received an acceptable opinion from counsel to the COMPANY.

    (h) POOLING OF INTERESTS ACCOUNTING. BUYER shall not have received a final objection from the SEC to BUYER's accounting for the Merger as a "pooling of interests."

    (i) LEASE TERMINATION. The lease between the COMPANY and the Francis Family Limited Partnership for the COMPANY's headquarters shall be amended to provide that the lease may be terminated at the option of the lessee upon six
(6) months' notice.

    (j) MATERIAL ADVERSE CHANGE. There shall have been no material adverse change from the date hereof in the business, condition or operations of COMPANY, except changes contemplated, permitted or required by this Agreement and changes resulting from a change in general economic conditions;

    (k) OFFICER'S CERTIFICATE. COMPANY shall have delivered to BUYER a certification of one of its executive officers in such person's capacity as an officer and without personal liability to the effect that each of the conditions specified in Section 6.1(a)-(d) is satisfied in all respects.

    BUYER may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

    6.2 CONDITIONS TO OBLIGATIONS OF COMPANY. The obligation of COMPANY to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

    (a)  REPRESENTATIONS TRUE.  The representations and warranties set forth in
Section 4 above shall be true and correct in all material respects at and as of the Closing Date (after giving effect to any updated Schedules as contemplated by Section 5.13) except for any representation and warranty made expressly with respect to a specific date and except for such failures to be true and correct as do not have a Material Adverse Effect (after giving effect to any insurance/indemnification) on the BUYER and its Subsidiaries, taken as a whole;

    (b) COVENANTS. BUYER shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

    (c) NO INJUNCTION. No preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger shall have been issued and remain in effect (COMPANY and BUYER agreeing to use their reasonable best efforts to have any such injunction lifted);

    (d) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have received the Requisite COMPANY Stockholder Approval;

    (e) HART-SCOTT-RODINO ACT. All applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in Section 3.4 and Section 4.4 above;

    (f) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act;

    (g) LISTING OF BUYER SHARES. The BUYER Shares that will be issued in the Merger shall have been approved for listing on the NASDAQ National Market System, subject to official notice of issuance;

    (h) LEGAL OPINION. COMPANY shall have received an acceptable opinion from BUYER's general counsel;

    (i) FAIRNESS OPINION. The Board of Directors of COMPANY shall have received from Piper Jaffray, Inc. a written opinion, dated as of the date of mailing the COMPANY Proxy Statement to holders of COMPANY Common Stock reasonably satisfactory in form and substance to such board, to the effect that the terms of the Merger are fair to the COMPANY Stockholders from a financial point of view;

    (j) OFFICER'S CERTIFICATE. BUYER shall have delivered to COMPANY a certificate of one of its executive officers in such person's capacity as an officer and without personal liability to the effect that each of the conditions specified above in Section 6.2(a)-(d), (g) is satisfied in all respects (other than with respect to Requisite COMPANY Stockholder Approval);

    (k) TAX OPINION. COMPANY shall have received from Gray, Plant, Mooty, Mooty & Bennett, PA, dated as of the Closing Date and based upon certain factual representations from officers of COMPANY, BUYER and SUB that such counsel may reasonably request and upon such other facts, representations, assumptions, and agreements as counsel may reasonably deem relevant, a written opinion in a form reasonably satisfactory to COMPANY confirming that the Merger will be treated as a "reorganization" within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code;

    COMPANY may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing.

    7.   TERMINATION.

    7.1 TERMINATION PRIOR TO THE EFFECTIVE TIME. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time (except as provided in Section 7.1(e) below), notwithstanding approval thereof by the stockholders, but prior to the Effective Time:

    (a) By mutual written consent of each of BUYER and the COMPANY (upon board approval of each); or

    (b) By either the BUYER or the COMPANY, if the Merger has not occurred on or before August 31, 1999; provided, however, if the reason that the Merger has not occurred by such date is the failure of the Securities and Exchange Commission to act promptly with respect to the Registration Statement on Form S-4 filed by BUYER therewith, or the failure of the Federal Trade Commission or the Justice Department to grant termination, or early termination, of the waiting period under the Hart Scott Rodino Act, and such failure of the Securities and Exchange Commission, the Federal Trade Commission or the Justice Department is not the result of action or inaction of the parties hereto, then the right to terminate pursuant to this Section 7.1(b) shall not be available until November 30, 1999.

    (c) By the BUYER or the COMPANY if any court of competent jurisdiction in the United States shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger or declaring same invalid or unlawful and such order, decree, ruling or other action shall have become final and nonappealable; or

    (d) By the COMPANY pursuant to Section5.10(a) hereof, upon payment of the Break-Up Fee.

    (e) By the COMPANY in the event that the closing price of the BUYER Share closes below $31.60 on any five (5) consecutive trading days between the execution of this Agreement and the Effective Time, provided that notice of termination for such event shall be given by the COMPANY to the BUYER not more than ten (10) days after the expiration of the five (5) day-trading period referred to herein.

    7.2  EFFECT OF TERMINATION.

    If any Party terminates this Agreement pursuant to Section 7.1(a), (b) (c) or (e) above, all rights and obligations by the Parties hereunder shall terminate without any liability of any Party to any other Party; provided that nothing in this Section 7.2 shall relieve either party hereto for liability resulting from the breach of any covenant contained in this Agreement and except for the provisions of Section 5.10(b) which shall survive such termination.

    8.   MISCELLANEOUS.

    8.1 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior approval of the other Party; PROVIDED, HOWEVER, each Party agrees not to unreasonably withhold consent to the other Party's request to make any public disclosure that the requesting Party believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

    8.2 NO THIRD PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; PROVIDED, HOWEVER, that (i) the provision in
Section 2 above concerning issuance of the BUYER Shares and are intended for the benefit of the COMPANY Stockholders and, (ii) the provisions in Section 5.11(c) are intended for the benefit of the holders of COMPANY Shares, (iii) the provisions in Section 5.5 above concerning indemnification are intended for the benefit of the individuals specified therein and their respective legal representatives.

    8.3 ENTIRE AGREEMENT. No discussions regarding, or exchange of drafts or comments in connection with, the transactions contemplated herein shall constitute an agreement among the parties hereto. Any agreement among the parties shall exist only when the parties have fully executed and delivered this Agreement. This Agreement (including any other documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    8.4 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party.

    8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    8.6 HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    8.7 NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to COMPANY:

      The Barbers, Hairstyling for Men & Women, Inc.
       300 Industrial Boulevard N.E.
       Minneapolis, MN 55413
       Attention: President

    Copy to:

      Joseph T. Kinning, Esq.
       Gray, Plant, Mooty, Mooty & Bennett, P.A.
       33 South Sixth Street
       3400 City Center
       Minneapolis, MN 55402

    If to BUYER or SUB:

      Regis Corporation
       7201 Metro Boulevard
       Minneapolis, MN 55439
       Attention: President

    Copy to:

      Bert M. Gross, Esq.
       Regis Corporation
       7201 Metro Boulevard
       Minneapolis, MN 55439

    Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    8.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.

    8.9 AMENDMENTS AND WAIVERS. The Parties may mutually amend any provision of this Agreement at any time prior to the Effective Time with the prior authorization of their respective board of directors; PROVIDED, HOWEVER, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Minnesota Business Corporation Act. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by both of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or effect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    8.10 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    8.11 EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby, except as otherwise contemplated by Sections 5.11 and 7.2 hereof.

    8.12 SPECIFIC PERFORMANCE. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Agreement, then any other party hereto seeking to enforce this Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

    8.13 CONSTRUCTION. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. The word "including" shall mean including without limitation.

    8.14 INCORPORATION OF SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

The Barbers, Hairstyling For Men & Women, Inc.
("COMPANY")

By:
---------------------------------------------

Title:
---------------------------------------------

Regis Corporation
("BUYER")

By:
---------------------------------------------

Title:
---------------------------------------------

Regis Merger Sub, Inc.
("SUB")

By:
---------------------------------------------

Title:
---------------------------------------------

                                                                      APPENDIX B

April 20, 1999
Board of Directors
The Barbers, Hairstyling for Men & Women, Inc.
300 Industrial Boulevard, N.E.
Minneapolis, MN 55413

Members of the Board:

We understand that The Barbers, Hairstyling for Men & Women, Inc. ("The Barbers" or the "Company"), Regis Merger Sub, Inc. ("Merger Subsidiary") and Regis Corporation ("Regis") have entered into an Agreement and Plan of Merger dated January 25, 1999 (the "Merger Agreement"), pursuant to which The Barbers will be acquired through the merger of Merger Subsidiary with and into The Barbers (the "Transaction"). Pursuant to the Merger Agreement, and subject to certain exceptions, at the effective time of the Transaction, each share of common stock, $.10 par value per share, of The Barbers will be converted into one half of one share of common stock, $.05 par value per share, of Regis (the "Merger Consideration"). You have requested our opinion as to whether, as of the date hereof, the Merger Consideration to be received by the shareholders of The Barbers pursuant to the Merger Agreement is fair, from a financial point of view, to the shareholders of The Barbers.

U.S. Bancorp Piper Jaffray Inc. ("U.S. Bancorp Piper Jaffray"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements, and valuations for estate, corporate and other purposes. For our services in rendering this opinion, The Barbers will pay us a fee and indemnify us against certain liabilities. A significant portion of U.S. Bancorp Piper Jaffray's fee is contingent on consummation of the Transaction. In the ordinary course of our business, we and our affiliates may actively trade securities of The Barbers and Regis for our own account or the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we have acted as advisor to Regis in prior public offerings of Regis common stock and in connection with prior acquisition transactions and received compensation for rendering such services.

In arriving at our opinion, we have undertaken such reviews, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have:

  1. Reviewed the Merger Agreement.

  2. Reviewed the Reports on Form 10-KSB for The Barbers for the three fiscal years ended September 26, 1996, September 25, 1997 and September 24, 1998.

  3. Reviewed the Reports on Form 10-K for Regis for each of the three fiscal years ended June 30, 1996, 1997 and 1998.

  4. Reviewed the Reports on Form 10-Q for The Barbers for the quarter ended December 31, 1998, and the internal financial statements for The Barbers for the quarter ended March 31, 1999.

  5. Reviewed the Reports on Form 10-Q for Regis for the quarters ended September 30, 1998, and December 31, 1998.

  6. Reviewed financial forecasts for The Barbers prepared by Company management for the fiscal years ending September 30, 1999 through 2003 ("Five-Year Financial Forecasts").

  7. Conducted discussions with members of senior management of The Barbers, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of The Barbers and the prospects for the Company and Regis on a combined basis.

  8. Conducted discussions with members of senior management of Regis, including the Chief Executive Officer and Chief Financial Officer. Topics discussed included, but were not limited to, the background and rationale of the proposed Transaction, the financial condition, operating performance and the balance sheet characteristics of Regis and the prospects for the Company and Regis on a combined basis.

  9. Reviewed the historical prices and trading activity for The Barbers' and Regis' common stock.

 10. Reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions which were deemed relevant.

 11. Performed discounted cash flow analyses on the Five-Year Financial
     Forecasts.

 12. Analyzed the premiums paid in recent public company acquisitions.

 13. Performed certain financial analyses for Regis and The Barbers on a pro forma combined basis.

 14. Compared certain financial data of The Barbers and Regis with certain financial and securities data of companies deemed similar to The Barbers and Regis or representative of the business sector in which both companies operate.

 15. Reviewed such other financial data, performed such other analyses and considered such other information as we deemed necessary and appropriate under the circumstances.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by The Barbers and Regis or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of The Barbers' and Regis' managements that the information provided has been prepared on a reasonable basis in accordance with industry practice and, with respect to projected financial planning data, reflects the best currently available estimates and judgment of The Barbers' and Regis' managements as to the expected future financial performance of The Barbers and Regis, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither The Barbers nor Regis are a party to any material pending transaction, including external financing, recapitalizations, acquisitions or merger discussions, other than the Transaction or in the ordinary course of business.

In arriving at our opinion, we have not performed any appraisals or valuations of specific assets or liabilities of The Barbers or Regis and have not been furnished with any such appraisals or valuations, have made no physical inspection of the properties or assets of The Barbers or Regis and express no opinion regarding the liquidation value of The Barbers or Regis. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which either The Barbers or Regis or their respective affiliates are a party or may be subject and at The Barbers' direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Our opinion is necessarily based upon information available to us, facts and circumstances and economic, market and other conditions as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the prices at which shares of The Barbers' or Regis' common stock have traded or at which such shares may trade at any future time. Our opinion addresses only the Merger Consideration to be received by the shareholders of The Barbers and specifically does not address any consideration to be received by shareholders of the Company for consulting, non-compete or severance agreements with the Barbers or with Regis.

We have not been authorized by the Board of Directors to solicit other purchasers for the Company or alternative transactions to the Transaction. We were not requested to opine as to, and this opinion does not in any manner address, The Barbers' underlying decision to proceed with or effect the Transaction or structure thereof.

This opinion is solely for the benefit of the Board of Directors of The Barbers in evaluating the Transaction and shall not be published or otherwise used by any other persons for any other purposes nor shall any public references to U.S. Bancorp Piper Jaffray be made without our prior written consent. However, notwithstanding the foregoing, we consent to inclusion of this opinion in the Registration Statement and Company Proxy Statement (as those terms are defined in the Merger Agreement) to be issued in connection with the Transaction and in any filings or disclosures required by law, provided that we are given the right to review and approve the form and content of any reference to U.S. Bancorp Piper Jaffray or this opinion in the Registration Statement and Company Proxy Statement.

This opinion is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote in the Transaction.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the shareholders of the Barbers.

Sincerely,

U.S. BANCORP PIPER JAFFRAY INC.

                                                                      APPENDIX C

302A. 471. RIGHTS OF DISSENTING SHAREHOLDERS

    SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

        (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

           (1) alters or abolishes a preferential right of the shares;

           (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

           (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

           (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

        (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

        (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

        (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

        (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenter's rights.

    SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive.

The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.
                                     PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned having duly received the Notice of Special Meeting and the Proxy Statement/Prospectus dated April 22, 1999, hereby appoints the Chairman of the Board, Florence F. Francis, and the Chief Executive Officer, Frederick A. Huggins, Jr., as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated below, all common shares of The Barbers, Hairstyling for Men & Women, Inc., held of record by the undersigned on April 19, 1999, at the Special Meeting of Shareholders to be held on Thursday, May 20, 1999 at the offices of The Barbers, 300 Industrial Boulevard, N.E., Minneapolis, Minnesota, at 9:00 a.m. Central Time, and at any adjournment thereof.

1.         PROPOSAL TO APPROVE THE MERGER, THE MERGER    / /  FOR        / /  AGAINST        / /  ABSTAIN
           AGREEMENT AND THE TRANSACTIONS CONTEMPLATED
           THEREIN.
2.         IN THEIR DISCRETION, THE PROXIES ARE          / /  FOR        / /  AGAINST        / /  ABSTAIN
           AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS
           AS MAY PROPERLY COME BEFORE THE MEETING.

                           (CONTINUED ON OTHER SIDE)

                          (CONTINUED FROM OTHER SIDE)

    This Proxy, when properly executed, will be voted in the manner directed on the Proxy be the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
                                         Dated: __________________________, 1999

                                         _______________________________________
                                                       (Signature)
                                         _______________________________________
                                              (Signature, if held jointly)

                                         Please sign exactly as your name
                                         appears on this card. When shares are
                                         held by joint tenants, both should
                                         sign. If signing as attorney, guardian,
                                         executor, administrator or trustee,
                                         please give full title as such. If a
                                         corporation, please sign in the
                                         corporate name by the president or
                                         other authorized officer. If a
                                         partnership, please sign in the
                                         partnership name by an authorized
                                         person.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                RETURN ENVELOPE.